Exhibit 2.1

Execution Version

PURCHASE AGREEMENT

BY AND AMONG

PGT INNOVATIONS, INC.,

COYOTE ACQUISITION CO.,

PWP GROWTH EQUITY FUND I (B) LP,

PWP GROWTH EQUITY FUND I LP,

WWS CP LP,

GEF WW PARENT MANAGEMENT POOL LLC,

WW MANAGEMENT AGGREGATOR LLC

GEF WW PARENT LLC,

WWS BLOCKER LLC,

THE ADDITIONAL SELLERS IDENTIFIED HEREIN

AND

THE SELLER REPRESENTATIVE IDENTIFIED HEREIN

DATED AS OF JULY 24, 2018

i

EXHIBITS, ANNEXES AND SCHEDULES*

Exhibit A	Escrow Agreement

Annex 1	Form of Initial Closing Statement
Annex 2	Distribution Methodology
Schedule 1.1	Additional Sellers
Schedule 2.2(h)	Purchase Price Allocation
Schedule 7.1	Permitted Actions
Schedule 7.7(d)	Employee Bonuses
—	Working Capital Schedule
—	Disclosure Schedule

[*Certain exhibits and schedules have been omitted from this Exhibit 2.1, and the Company agrees to furnish supplementally to the Commission a copy of any omitted exhibits or schedules upon request.]

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made as of July 24, 2018 (the “Agreement Date”), by and among (a) PGT Innovations, Inc., a Delaware corporation (“Parent”), (b) Coyote Acquisition Co., a Delaware corporation and a wholly owned Subsidiary of Parent (“Buyer”), (c) PWP Growth Equity Fund I (B) LP, a Delaware limited partnership (“Blocker Seller”), (d) PWP Growth Equity Fund I LP, a Delaware limited partnership (“PWP Fund I”), (e) WWS CP LP, a Delaware limited partnership (“Carry Partnership”), (f) GEF WW Parent Management Pool LLC, a Delaware limited liability company (“Management Pool”), (g) WW Management Aggregator LLC, a Delaware limited liability (“Management Aggregator”, and together with Blocker Seller, PWP Fund I, Carry Partnership and Management Pool, the “Sellers”), (h) GEF WW Parent LLC, a Delaware limited liability company (the “Company”), (i) WWS Blocker LLC, a Delaware limited liability company (“Blocker”), (j) the Persons listed on Schedule 1.1 (the “Additional Sellers” and together with Blocker, Buyer, the Sellers, the Company and the Seller Representative, the “Parties” and each a “Party”), and (k) PWP Fund I, solely in its capacity as the Seller Representative (as defined in Section 15 hereto).

WHEREAS, as of the date hereof and as of prior to the Closing, Blocker Seller owns and shall own, of record and beneficially, all of the issued and outstanding membership interests of Blocker (the “Blocker Equity”);

WHEREAS, as of prior to the Closing, Blocker shall own directly certain Units of the Company as indicated in Section 3.3(a) of the Disclosure Schedule (the “Blocker Owned Units”);

WHEREAS, as of the date hereof and as of prior to the Closing, Management Pool owns and shall own directly certain Units of the Company as set forth in Section 3.3(a) of the Disclosure Schedule (the “Profit Interests Units”);

WHEREAS, as of prior to the Closing, the Sellers, other than Blocker Seller and Management Pool, and Additional Sellers shall own, of record and beneficially all of the issued and outstanding membership interests of the Company other than the Blocker Owned Units and Profits Interest Units (the “Company Units” and, together with the Blocker Owned Units and the Profits Interest Units, the “Units”); and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from the Sellers and Additional Sellers, and the Sellers and Additional Sellers desire to sell to Buyer, all of the Company Units, Profits Interest Units and the Blocker Equity held by the Sellers and Additional Sellers as of the Closing for the consideration described herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants set forth in this Agreement (defined terms having the meanings indicated in Section 1.1 or otherwise as defined elsewhere in this Agreement), and for other good and valuable consideration, the receipt of which is hereby acknowledged, Buyer, Parent, the Company, Sellers, Additional Sellers and the Seller Representative, intending to be legally bound, agree as follows:

SECTION 1

DEFINITIONS AND INTERPRETATIONS

Section 1.1    Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“2018 Bonus Program” shall have the meaning set forth in Section 7.7(d).

“Accounting Arbitrator” shall have the meaning set forth in Section 2.2(e).

“Acquired Units” shall have the meaning set forth in Section 2.1(c).

“Acquisition Transaction” shall have the meaning set forth in Section 7.14.

“Action” shall mean any action, arbitration, suit or proceeding or any written claim, complaint, charge or investigation, whether civil or criminal, in law or in equity by or before any Governmental Authority or arbitrator.

“Adjusted Purchase Price” shall have the meaning set forth in Section 2.2(a).

“Adjustment Time” shall mean 12:01 a.m. Eastern time on the Closing Date.

“Advance Amount” shall have the meaning set forth in Section 15.1(f).

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Arrangements” shall mean all Contracts, practices or transactions between (a) any Seller or Additional Seller or any of their respective Affiliates (other than the Company or any Company Subsidiary), on the one hand, and the Company or any Company Subsidiary, on the other hand, and (b) any director, officer or stockholder of any Seller or Additional Seller or any of its Affiliates (other than the Company or any Company Subsidiary), on the one hand, and the Company or any Company Subsidiary, on the other hand, in each case which is in effect as of the relevant time.

“Agreement” shall have the meaning set forth in the Preamble.

“Agreement Date” shall have the meaning set forth in the Preamble.

“Allocation” shall have the meaning set forth in Section 2.2(h).

“Ancillary Agreements” shall mean the Escrow Agreement and each of the other written agreements, documents, statements, certificates and instruments to be delivered by Sellers, Additional Sellers or the Company pursuant to Section 11.1, or by Buyer pursuant to Section 11.2.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Audit” shall mean any audit, assessment, claim, examination or other inquiry relating to Taxes by any Tax Authority or any judicial or administrative proceeding relating to Taxes.

“Audited Balance Sheet Date” shall have the meaning set forth in Section 3.6(b).

“Audited Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Blocker” shall have the meaning set forth in the Preamble.

“Blocker Acquired Units” shall have the meaning set forth in Section 2.1(a).

“Blocker Equity” shall have the meaning set forth in the Recitals.

“Blocker Organizational Documents” shall mean the certificate of formation, limited liability company agreement and any other organizational documents or instruments, including each material agreement, trust, proxy or other arrangement among the members or managers of Blocker and each other agreement or document to which Blocker is a party and affecting any ownership rights or interests, or any management rights or economic rights, of Blocker, or any rights to share in the profits of or to receive distributions or the return of capital from Blocker.

“Blocker Owned Units” shall have the meaning set forth in the Recitals.

“Blocker Seller” shall have the meaning set forth in the Preamble.

“Business Day” shall mean the period from 12:01 a.m. through 12:00 midnight, New York, New York time on any day of the year on which national banking institutions in the State of New York are open to the public for conducting business and are not required or authorized by law to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Fundamental Representations” shall mean the representations and warranties in Section 6.1 (Organization and Standing), Section 6.2 (Power and Authority of Buyer), and Section 6.4 (Brokers and Finders).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.3.

“Buyer Prepared Tax Return” shall have the meaning set forth in Section 14.1(a).

“Carry Partnership” shall have the meaning set forth in the Preamble.

“Cash” shall mean all unrestricted cash and cash equivalents determined in accordance with GAAP, using the policies, conventions, methodologies and procedures used by the Company in preparing the Interim Financial Statements (to the extent in accordance with GAAP). Notwithstanding the foregoing, “Cash” shall include uncashed and uncleared checks and other deposits or transfers received or deposited for the account of any Company Member or Blocker, and shall be reduced by checks written by a Company Member or Blocker but not cleared as of the Adjustment Time, provided that the accounts receivable or payable to which such checks relate are correspondingly reduced.

“Clayton Act” means the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Closing” shall have the meaning set forth in Section 2.3(a).

“Closing Cash” shall mean the aggregate amount of Cash held by any Company Members or Blocker, as of the Adjustment Time.

“Closing Date” shall have the meaning set forth in Section 2.3(a).

“Closing Date Schedule” shall have the meaning set forth in Section 2.2(d)(i).

“Closing Working Capital” shall have the meaning set forth in Section 2.2(d)(i).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Acquired Units” shall have the meaning set forth in Section 2.1(c).

“Company Benefit Plans” shall have the meaning set forth in Section 3.13(a).

“Company Debt” shall mean the aggregate amount of all Indebtedness of each of the Company, the Company Subsidiaries and Blocker outstanding as of immediately prior to the Closing.

“Company Employee” shall have the meaning set forth in Section 3.14(a).

“Company Intellectual Property” shall mean any and all Intellectual Property that is owned, purported to be owned, used, held for use or practiced by the Company or any Company Subsidiary.

“Company IT Systems” shall mean the IT Systems owned, purported to be owned, leased or licensed by the Company or any Company Subsidiary.

“Company Member” shall mean any of the Company or any of the Company Subsidiaries.

“Company Organizational Documents” shall mean the certificate of formation, articles of incorporation, limited liability company agreement, operating agreement, bylaws, partnership agreement or similar formation or organizational documents or instruments of each of the Company and each Company Subsidiary, including each material agreement, trust, proxy or other arrangement among the stockholders or members of the Company and each Company Subsidiary affecting ownership rights or interests in the Company and each Company Subsidiary and each other agreement or document to which the Company or any of the Company Subsidiaries are a party and affecting any ownership rights or interests, or any governance rights or economic rights with respect to ownership, of the Company or any of the Company Subsidiaries, or any rights to share in the profits of or to receive distributions or the return of capital from the Company or any of the Company Subsidiaries.

“Company Software” shall mean all Software owned, purported to be owned, used, held for use, licensed or leased by the Company or any Company Subsidiary.

“Company Subsidiary” shall have the meaning set forth in Section 3.4(a).

“Company Technology” shall mean all Technology owned, purported to be owned, used, held for use or practiced by the Company or any Company Subsidiary.

“Company Units” has the meaning set forth in the Recitals.

“Confidentiality Agreement” shall have the meaning set forth in Section 7.2(a).

“Confidential Information” shall have the meaning set forth in Section 7.13(b).

“Consents” shall have the meaning set forth in Section 3.5(b).

“Continuing Employees” shall have the meaning set forth in Section 7.7(a).

“Contract” shall mean any legally binding oral or written agreement, contract, subcontract, settlement agreement, lease, instrument, note, option, warranty, license, sublicense, insurance policy or legally binding commitment, arrangement, obligation or undertaking of any nature, including all amendments to any of the foregoing.

“Credit Documents” means (i) that certain Credit Agreement, dated as of July 31, 2015, by, among others, certain of the Company’s subsidiaries, Capital Finance Corp. and Opus Bank and (ii) the Financing Documents (as defined in the Credit Agreement), each of which (except for the provisions thereof that expressly survive termination) shall be terminated and of no further force and effect on or prior to the Closing Date.

“Damages” shall mean any and all damages, losses, awards, actions, proceedings, causes of action, obligations, Liabilities, claims, Liens other than Permitted Liens, penalties, demands, assessments, settlements, judgments, awards, fines, penalties, charges, costs, expenses including reasonable fees of attorneys and any other agents, in each case to the extent actually incurred by an Indemnified Party; provided that notwithstanding anything to the contrary elsewhere in this Agreement or provided for under any applicable Law, none of Parent, Buyer, the Company nor any Seller, Additional Seller or the Seller Representative, nor any member, current or former shareholder, director, officer, employee, Affiliate or advisor of any of the foregoing, shall, in any event, be liable to any other Person, either in contract, tort or otherwise, for any exemplary or punitive Damages (except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim).

“Debt Commitment Letter” shall mean the commitment letter among Parent, SunTrust Bank, SunTrust Robinson Humphrey, Inc. and Jefferies Finance LLC, dated as of the date hereof, as amended, supplemented or replaced in compliance with this Agreement, pursuant to which the financial institutions party thereto have agreed, on the terms and subject only to the conditions set forth in Section 5 thereof, to provide or cause to be provided the Debt Financing in cash in the aggregate amount set forth therein for the purposes of financing the transactions contemplated by this Agreement.

“Debt Financing” shall mean the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.

“Debt Financing Deliverables” shall mean information regarding the Company Members and Blocker reasonably requested by Buyer that the Debt Financing Sources party to the Debt Commitment Letter reasonably determine is required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations and that is required under clause (9) of Exhibit C of the Debt Commitment Letter (provided such documentation and other information is requested at least ten Business Days prior to the Closing Date).

“Debt Financing Documents” shall mean the Debt Commitment Letter and all agreements, documents and certificates contemplated by the Debt Financing, including (a) all credit agreements, loan documents, notes and intercreditor agreements pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Letter, (b) officer, secretary, solvency (provided by Buyer) and perfection certificates, legal opinions, corporate organizational documents, good standing certificates, Lien searches and resolutions contemplated by the Debt Commitment Letter or other Debt Financing Documents or otherwise requested by the Debt Financing Sources, and (c) all documentation and other information reasonably requested by Debt Financing Sources and required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

“Debt Financing Sources” shall mean (a) the Persons that have committed to provide or arrange the Debt Financing in connection with the transactions contemplated by this Agreement, including the parties to the Debt Commitment Letter (including any amendments or joinder agreements entered pursuant thereto or relating thereto and, in each case, in compliance with this Agreement) and (b) their and their respective Affiliates’ current, former or future officers, directors, employees, partners, trustees, shareholders, equity holders, managers, members, limited partners, controlling persons, agents, advisors, attorneys and representatives and respective successors and assigns of the foregoing Persons described in clause (a).

“Deductible” shall have the meaning set forth in Section 13.3.

“Disclosure Schedule” shall have the meaning set forth in Section 3.

“Dispute Period” shall have the meaning set forth in Section 13.6(b).

“Distribution Methodology” shall have the meaning set forth in Section 2.2(a). “Employment Laws” shall have the meaning set forth in Section 3.14(b).

“End Date” shall have the meaning set forth in Section 12.1(b).

“Environmental Claim” shall mean any Legal Proceeding by any Person alleging liability arising out of, based on or resulting from: (a) the presence, Release of or exposure to any Hazardous Materials, or (b) any actual or alleged non-compliance with any Environmental Law.

“Environmental Laws” shall mean any and all Laws, relating to or imposing liability or standards of conduct (including disclosure or notification) concerning the protection of human health or the environment, industrial hygiene or unsafe conditions including those relating to the use, processing, generation, manufacture, treatment, storage, handling, transportation, recycling, sale, distribution, marketing, labelling, importation, exportation, disposal, Release, emission or discharge of, or exposure to, Hazardous Materials (as hereinafter defined), those in connection with the construction, fuel supply, power generation and transmission, waste disposal or any other operations or processes relating to real properties, and those relating to the atmosphere, indoor air, soil, surface and ground water, sub-surface strata, wetlands, stream sediments, natural resources, fauna, vegetation and any natural or man-made structures on, under, in or about real properties. Environmental Laws also shall include the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, and all regulations adopted in respect to the foregoing laws, and equivalent state statutes and regulations adopted in respect thereto, all as previously and in the future to be amended and any applicable United States federal, state or local Law having a similar subject matter.

“Environmental Notice” shall mean written directive, notice of violation or infraction, or notice relating to actual or alleged non-compliance with or actual or alleged liability arising under any Environmental Law.

“Environmental Permits” shall mean any Permits required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interests” shall mean (i) any partnership interests, (ii) any membership interests or units, (iii) any shares of capital stock, (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (v) any subscriptions, calls, warrants, options or commitments of any kind or character relating to or entitling any Person to purchase or otherwise acquire membership interests or units, capital stock or any other equity securities, (vi) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock or any other equity securities, or (vii) any other interest classified as an equity security of a Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity (whether or not incorporated) that, together with the Company or any Company Subsidiaries, would be treated as a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” shall have the meaning set forth in Section 2.3(b)(iv).

“Escrow Agreement” shall have the meaning set forth in Section 2.3(b)(iv).

“Escrow Amount” shall mean $1,500,000.

“Escrow Funds” shall mean any remaining balance of the Escrow Amount from time to time.

“Estimated Closing Cash” shall have the meaning set forth in Section 2.2(b)(iii).

“Estimated Company Debt” shall have the meaning set forth in Section 2.2(b)(ii).

“Estimated Seller Transaction Expenses” shall have the meaning set forth in Section 2.2(b)(iv).

“Estimated Working Capital” shall have the meaning set forth in Section 2.2(b)(i).

“Estimated Working Capital Deficiency” shall mean the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital Amount by more than $150,000.

“Estimated Working Capital Surplus” shall mean the amount, if any, by which the Estimated Working Capital is greater than the Target Working Capital Amount by more than $150,000.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Fraud” means actual and intentional fraud, and not constructive fraud or recklessness.

“Fundamental Representations” shall mean the representations and warranties in Section 3.1 (Organization and Qualification of the Company), Section 3.2 (Power and Authority of the Company), Section 3.3 (Capitalization), Section 3.4 (Subsidiaries; Investments), Section 3.22 (Brokers), Section 4.1 (Organization and Power; Activities; No Liabilities), Section 4.2 (Capitalization), Section 4.3 (Subsidiaries; Ownership), Section 4.4(a) (Authorization; Enforceability; No Breach), Section 5.1 (Right to Seller Units; Binding Effect; Organization and Power), Section 5.2 (Title to Units; Liens, etc.), Section 5.7 (Holding Companies) and Section 5.8 (Brokers).

“GAAP” shall mean United States generally accepted accounting principles consistently applied and maintained throughout the periods indicated.

“Governmental Authority” shall mean any United States federal, state, municipal, regional or local or any foreign government, or political subdivision thereof, or any multinational or supranational organization (e.g., the European Union) or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or Taxing power, or any court, arbitrator, arbitration panel or tribunal (or any department, bureau or division thereof), or any other self-regulatory or quasi-governmental authority of any nature.

“Governmental Authorization” shall mean any Permit, certificate of authority, consent, order or authorization, or any waiver of any of the foregoing, issued by any Governmental Authority.

“Hazardous Material” shall mean collectively, any (a) petroleum or petroleum products, or derivative or fraction thereof, radioactive materials (including radon gas), asbestos in any form, urea-formaldehyde foam insulation, and polychlorinated biphenyls or (b) any chemical, material, substance or waste, which is now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “restricted hazardous wastes,” “contaminants” or “pollutants,” or any term of similar import under any Environmental Law, including chemicals, materials, substances or wastes that are regulated under or could give rise to liability pursuant to any Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Indebtedness” shall mean (a) all obligations for borrowed money, (b) all obligations evidenced by notes, bonds, debentures, mortgage or other instruments, (c) all obligations under any debt security, interest rate, currency or other hedging or swap, derivative obligation or other similar arrangement, (d) all reimbursement obligations under letters of credit (only to the extent drawn) or similar facilities, (e) all obligations upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practice), (f) all obligations incurred or assumed as the deferred purchase price of property or services (excluding obligations to creditors for inventory, services and supplies incurred in the ordinary course of business consistent with past practice), including any earnout obligations, (g) all lease obligations required to be accounted for as capital lease obligations under GAAP, (h) all obligations in respect of letters of credit, bankers’ acceptance or performance or surety bonds (to the extent drawn and unpaid), (i) indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (j) any of the foregoing items secured by any lien on any property or asset, (k) all customer deposits, (l), all guarantees, including guarantees of any items set forth in clauses (a) through (k), (m) all liabilities for declared but unpaid dividends or other distributions, and (n) all outstanding prepayment premiums, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (a) through (k).

“Indemnified D&Os” shall have the meaning set forth in Section 7.6(a).

“Indemnified Party” shall have the meaning set forth in Section 13.6(a).

“Indemnified Taxes” shall mean, without duplication, (a) any and all Taxes imposed on or relating to the operations of the Company Members and Blocker for any Pre-Closing Tax Period, (b) any and all Taxes of the Sellers and Additional Sellers, and (c) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company Member or Blocker is or was a member prior to the Closing which Taxes are imposed on such Company Member or Blocker by reason of such membership prior to the Closing pursuant to Treasury Regulations Section 1.1502-6 or any comparable provisions of foreign, state or local Law; provided, however, “Indemnified Taxes” shall not include any Taxes resulting from any transaction outside of the ordinary course of business on the Closing Date after the Closing.

“Indemnifying Party” shall have the meaning set forth in Section 13.6(a).

“Information Privacy Laws” shall mean any Laws pertaining to privacy, data protection or data transfer, including all privacy and security breach disclosure Laws, implementing laws, ordinances, permit, regulation, rule, code, Order, constitution, treaty, common law, judgment, ruling, decree, other requirement or rule of law, in each case, of any Governmental Authority, including, as applicable, the Health Insurance Portability and Accountability Act of 1996 (HIPAA), as amended, and the Children’s Online Privacy Protection Act (COPPA) of 1998, as amended, the Telephone Consumer Protection Act of 1991, as amended, the Do-Not-Call Implementation Act of 2003, as amended, the CAN-SPAM Act of 2003, as amended, Section 5 of the Federal Trade Commission Act of 1914, as amended (as the same has been interpreted to apply to privacy, data protection, breach disclosure or data transfer issues).

“Initial Closing Statement” shall have the meaning set forth in Section 2.2(b).

“Insurance Policies” shall have the meaning set forth in Section 3.16.

“Intellectual Property” shall mean (a) all inventions (whether or not patentable), patent disclosures, industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, devices, methods, ideas, techniques, processes, know-how, proprietary information, confidential information, customer lists, Software, technical information, trade secrets, any and all improvements, and moral and economic rights of authors and inventors in and to any of the foregoing, (b) all patents, certificates of invention, industrial designs, patents of importation, patents of addition, any other indicia of invention ownership issued by any Governmental Authority, all applications for any of the foregoing, including any provisional, utility, design, priority, divisional, and continuation (in whole or in part) applications, and all other pre-grant forms of any of the foregoing, all reissuances, continuations, continuations-in-part, renewals, revisions, divisions, extensions, reexaminations and any other post-grant forms of any of the foregoing, (c) all trademarks, service marks, trade dress, logos, trade names, corporate names, fictional business names, commercial names, certification marks, collective marks, Internet Identifiers, and other proprietary rights of any words, names, slogans, symbols, logos, devices, or combinations thereof used to identify, distinguish or indicate the source of origin of goods or services, including all goodwill associated with any of the foregoing, and all applications for registration, registrations, renewals, equivalents and counterparts of any of the foregoing, (d) all copyrightable works and all copyrights (whether in published or unpublished works), databases, data collections and rights therein, web-site content, rights to compilations, collective works and derivative works of any of the foregoing, moral rights in any of the foregoing, and all registrations, applications for registration, renewals and extensions of any of the foregoing, and (e) all rights to enforce and to collect Damages for past, present and future violations of the foregoing.

“Intellectual Property Agreement” shall mean any Contract: (a) pursuant to which the Company or any Company Subsidiary has licensed the Company Intellectual Property or Company Technology to, or the use of the Company Intellectual Property or Company Technology is otherwise permitted with respect to, any other Person and (b) pursuant to which the Company or any Company Subsidiary has had Intellectual Property licensed to it, has otherwise been permitted to use Intellectual Property or pursuant to which the Company or any Company Subsidiary is required to pay any royalty, fee or other charge with respect to its use of Intellectual Property.

“Interim Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Internet Identifier” shall mean all domain names, internet domain name registrations, social media accounts, social media account addresses and email addresses of the Company and Company Subsidiaries.

“Inventory” shall mean all inventory, finished goods, raw materials, works in progress, packaging, supplies, parts and other inventories.

“IRS” shall mean the United States Internal Revenue Service.

“IT Systems” shall mean all computer hardware including computer systems, servers, network equipment, data storage systems, phones, video cameras, videoconferencing units, other communication equipment, communication networks (other than the Internet), architecture interfaces, switches, routers, other apparatus used to create, store, transmit, exchange or receive information, voice or data in any form or by any method, all other computer hardware and all databases, data collections, Software, firewalls and any other information technology.

“Knowledge” (a) of the Company, with respect to any fact or matter in question, shall mean the actual knowledge of Scott Gates, Heather Zorge, Dean Seger, and Rob Robichaud, after reasonable inquiry of John Engelstad, Andrew Darr, Chet Willis, Cameron Wyatt and Brian Leizerowicz, and (b) of Buyer or any Seller or Additional Seller, with respect to any fact or matter in question, shall mean all facts that are actually known by an officer of such party or its general partner or managing member, after such inquiry as each of them deems reasonable, acting in good faith (provided that the knowledge of a particular Seller or Additional Seller, in its, his or her capacity as such, shall not be imputed to another Seller or Additional Seller, in its, his or her capacity as such).

“Law” shall mean any and all applicable federal, state, local, municipal, provincial, territorial, national, foreign or other law, statute, constitution, directive, resolution, ordinance, code, edict, decree, order (including executive orders), rule, judgment, injunction, writ, regulation or ruling enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, and the common law.

“Leased Real Property” has the meaning set forth in Section 3.12(a).

“Legal Proceeding” shall mean any charge, dispute, action, claim (including any cross-claim or counter-claim), complaint, demand, suit, litigation, arbitration, proceeding (including any civil, criminal, judicial, administrative, investigative or appellate or other legal proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Liabilities” shall mean with respect to any Person, any liability of such Person of any kind, whether absolute or contingent, known or unknown, accrued or unaccrued, asserted or unasserted, matured or un-matured, fixed, disputed, liquidated or executory, in each case to the extent required to be recorded or reflected on the balance sheet prepared in accordance with GAAP.

“Liens” shall mean any mortgage, license, charge, interest, pledge, claim, lien, encumbrance, option, reservation, restriction, easement, limitation, condition, servitude, deed of trust, security interest, restriction on the right to sell, transfer or dispose (and in the case of securities, vote) or other adverse claim of any kind or nature whatsoever (whether arising by contract or by operation of law and whether voluntary or involuntary).

“Management Aggregator” shall have the meaning set forth in the Preamble.

“Management Pool” shall have the meaning set forth in the Preamble.

“Material Adverse Effect” shall mean any event, change, circumstance or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse (a) to the business, operations, financial condition, or results of operations of the Company; provided, however, that none of the following shall be deemed, either alone or in combination with any other event, change, circumstance or effect, to constitute, and no event, change, circumstance or effect to the extent arising from or attributable or relating to any of the following shall be taken into account in determining whether there has been a Material Adverse Effect under clause (a): (i) changes resulting from the negotiation, execution, delivery, public announcement, pendency or occurrence of this Agreement or any of the transactions contemplated hereby or any actions taken in compliance herewith, (ii) conditions affecting the industries in which the Company operates or participates, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Company operates, including changes in interest rates, (iii) compliance by the Company with the terms of, or the taking of any action by the Company required by, this Agreement, or otherwise taken with the consent of Buyer in writing, (iv) any breach by Buyer of this Agreement or the Confidentiality Agreement, (v) the taking of any action by Buyer or any of Buyer’s Affiliates (other than to enforce their rights under this Agreement), (vi) any change in GAAP or in accounting standards, or applicable Laws (or interpretation thereof), (vii) any acts of God, calamities, acts of war, terrorism or military action or the escalation thereof, national or international political, general economic, social conditions or changes in the financial or capital markets, (viii) any action taken, or failure to take any action, or such other change or event, in each case to which Buyer has consented in writing, or (ix) any failure, in and of itself, by the

Company to meet any projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect), but in the cases of clauses (ii), (vi) and (vii) only to the extent such event, change, circumstance or event does not affect the Company disproportionately in any material respect from other participants in such industries or markets, or (b) to the ability of the Company to perform its material obligations under this Agreement and to consummate the transactions contemplated hereby on a timely basis.

“Material Contract” shall have the meaning set forth in Section 3.10(a).

“Material Customer” shall have the meaning set forth in Section 3.24(a).

“Material Supplier” shall have the meaning set forth in Section 3.24(b). “Non-Party Affiliate” shall have the meaning set forth in Section 16.13(a).

“Notice” shall have the meaning set forth in Section 13.6(a).

“Order” shall mean any injunction, order, writ, assessment, stipulation, award, decision, ruling, subpoena, verdict or decree entered, issued or made by or with any Governmental Authority having competent jurisdiction.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Permits” shall mean all permits, approvals, concessions, grants, franchises, licenses, identification numbers, registrations and other authorizations and approval of or by any Governmental Authority.

“Permitted Liens” shall mean (a) Liens for Taxes not yet due and payable or being contested in good faith through appropriate proceedings, (b) statutory Liens of landlords or Liens of landlords under lease agreements, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business and not yet delinquent or due or payable, or are being contested in good faith through appropriate proceedings, (d) with respect to the Leased Real Property, Liens due to zoning and subdivision laws and regulations which are not violated by the current use and operation of the Leased Real Property, (e) with respect to the Leased Real Property, reservations, restrictions, easements, limitations, conditions and other Liens of public record that do not materially detract from the use and operation of the Leased Real Property, (f) non-exclusive licenses to Intellectual Property and Technology, and (g) Liens that will be terminated or released at the Closing in connection with the repayment of Company Debt at the Closing.

“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Information” shall mean any information relating to an identified or identifiable natural person; an “identifiable person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his physical, physiological, mental, economic, cultural or social identity, including unique device or browser identifiers, names, ages, addresses, telephone numbers, email addresses, social security numbers, passport numbers, alien registration numbers, medical history, employment history and/or account information; and shall also mean “personal information”, “personal health information” and “personal financial information” each as defined by applicable Laws relating to the collection, use, sharing, storage and/or disclosure of information about an identifiable individual.

“Post-Closing Restructuring” shall have the meaning set forth in Section 14.7(c).

“Pre-Closing Tax Period” shall mean any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending at the close of business on the Closing Date.

“Profits Interest Sellers” shall have the meaning set forth in Section 2.1(b).

“Profits Interest Unit” shall have the meaning set forth in Section 2.1(b).

“Pro Rata Share” shall mean, as to any Seller or Additional Seller, the percentage of Adjusted Purchase Price, Escrow Amount and Advance Amount actually received by such Seller or Additional Seller, minus amounts previously paid by such Seller or such Additional Seller, respectively, in respect of an indemnity claims (including the claim with respect to which the Pro Rata Share is being determined).

“Property Taxes” shall mean all real property Taxes and similar ad valorem Taxes.

“Purchase Price” shall mean $360,000,000.

“PWP Fund I” shall have the meaning set forth in the Preamble.

“PWP Growth Equity Strategy Parties” shall have the meaning set forth in Section 7.13(a).

“PWP Seller” shall mean Blocker Seller, PWP Fund I and the Carry Partnership.

“R&W Insurer” shall mean AIG Specialty Insurance Company.

“Real Property Leases” shall have the meaning set forth in Section 3.12(a).

“Registered Intellectual Property” shall have the meaning set forth in Section 3.18(a).

“Related Party” shall mean any present officer, director or member of the Company or any Affiliate of the Company or any family member or relative living in the same household with any such officer, director or member.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, pouring, emptying, escaping, dumping, migrating or leaching of any Hazardous Materials into the environment (including the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Materials).

“Releasor” shall have the meaning set forth in Section 7.16.

“Representatives” shall mean with respect to any Person its respective directors, members of its board of managers, officers, employees, agents, advisors, affiliates and representatives (including attorneys, accountants, consultants, bankers and financial advisors).

“Required Information” means (A) the unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its consolidated Subsidiaries for each fiscal quarter of the Company ended after March 31, 2018 and at least 45 days prior to the Closing Date, in each case prepared in accordance with GAAP (subject to year-end adjustments and absence of footnote disclosures) and (B) historical financial information regarding the Company and the Company Subsidiaries reasonably requested by the Buyer and necessary to prepare the pro forma financial statements and other pro forma financial data described in (i) Section 5(3) of Exhibit C of the Debt Commitment Letter and (ii) clauses (ii) and (iii) of the proviso to the first sentence of section 6 of Exhibit C of the Debt Commitment Letter.

“Restricted Parties” shall have the meaning set forth in Section 7.13.

“RWI Policy” shall mean a transaction representations and warranties insurance policy satisfactory to and acquired by Buyer at its expense (including any premium, commission, taxes, and underwriting fees) to be dated as of (or before) the Closing Date, issued by AIG Specialty Insurance Company. The RWI Policy shall provide that the R&W Insurer thereunder does not and will not possess, and waives any right of or pursuant to, subrogation against any Seller Indemnified Party, except in the case of Fraud by such Person in making the representations and warranties set forth in Sections 3, 4 and 5 of this Agreement. Buyer and its Affiliates shall not amend, waive, modify or otherwise revise (i) the aggregate RWI Policy coverage limit in effect as of the date hereof (it being understood that the pursuit and recovery by the insured thereunder shall not be considered an amendment, waiver, modification or other revision of the coverage limit), (ii) the RWI Policy exclusions in effect of the date hereof and/or (iii) any provision of the RWI Policy relating to subrogation or contribution, in each case in any manner that would reasonably be expected to adversely affect any Seller Indemnified Party without the consent of the Seller Representative, such consent not to be unreasonably withheld, conditioned or delayed.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Seller” and “Sellers” shall have the meaning set forth in the Preamble.

“Seller Group” shall have the meaning set forth in Section 7.9.

“Seller Indemnified Parties” shall have the meaning set forth in Section 13.4(a).

“Seller Indemnifying Party” or “Seller Indemnifying Parties” shall have the meaning set forth in Section 13.3.

“Seller Organizational Documents” shall mean the certificate of formation, articles of incorporation, limited liability company agreement, bylaws and any other organizational documents, including each material agreement, trust, proxy or other arrangement among the stockholders, directors, members or managers of each Seller and each other agreement or document to which each Seller is a party and affecting any ownership rights or interests, or any governance rights or economic ownership rights, of each of the Sellers, or any rights to share in the profits of or to receive distributions or the return of capital from each Seller.

“Seller Prepared Tax Return” shall have the meaning set forth in Section 14.1(b).

“Seller Representative” shall have the meaning set forth in Section 15.1(a).

“Seller Transaction Expenses” shall mean (a) the fees and disbursements payable to investment bankers, brokers, financial advisors and finders engaged by the Company Members, Blocker, Additional Sellers or Sellers, including those payable to Jefferies LLC referenced in Section 3.22 of the Disclosure Schedule, that are payable by a Company Member or Blocker, (b) the fees and disbursements payable to legal counsel to the Company, Blocker, Sellers or Additional Sellers payable by a Company Member or Blocker or with respect to any such fees and disbursements payable by the Company or Blocker, including Latham & Watkins LLP, (c) any change-in-control payments or bonuses payable, or that become payable, by any Company Member or Blocker solely as a direct result of the consummation of the transactions contemplated hereby to any officer, director, employee or consultant of the Company Members, together with the employer portion of any payroll, medical, social security or unemployment Taxes related to the payment of such payments or bonuses, and (d) all other fees, disbursements, reimbursements, commissions, expenses or costs, in each case payable or incurred by the Company Members or Blocker in connection with the negotiation, preparation, and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, but only to the extent any of the items set forth in clauses (a) through (d) above have not been paid prior to the Closing Date.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

“Software” shall mean all software of any type (including programs, applications, middleware, utilities, tools, drivers, firmware, microcode, scripts, batch files, JCL files, instruction sets, development and design tools, library functions, compilers, middleware, firmware and macros) and in any form (including source code and object code), databases, compilations, associated data, Internet and intranet websites, audio and visual content of websites, and related documentation and other works of authorship and media, and all rights therein.

“Solvent” shall have the meaning set forth in Section 6.7(c).

“Straddle Period” shall mean any Tax Period beginning before or on and ending after the Closing Date.

“Subsidiary” shall mean, when used with respect to any Person, any Person (a) of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such Party, (b) of which such Party or any other Subsidiary of such Party is a general partner or managing member, or (c) the financial results of which are required by GAAP to be consolidated with the financial results of such Party.

“Subsidiary Equity Interests” shall have the meaning set forth in Section 3.4(d).

“Tangible Assets” shall have the meaning set forth in Section 3.11.

“Target Working Capital Amount” shall mean $12,100,000.

“Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies, customs, tariffs, fees and liabilities of the same or similar nature, including taxes based upon or measured by gross receipts, income, profits, gain, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, alternative minimum, estimated, stamp, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts or such interest, penalties, or additions. Grammatical variations of the term “Tax”, such as “Taxable” or “Taxing,” shall have correlative meanings.

“Tax Authority” shall mean the IRS and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes.

“Tax Law” shall mean any Law (whether domestic or foreign) relating to Taxes.

“Tax Matter” shall have the meaning set forth in Section 14.3(a).

“Tax Period” shall mean any period prescribed by any Tax Authority for which a Tax Return is required to be filed and/or for which a Tax is required to be paid.

“Tax Return” shall mean any return, report or statement filed or required to be filed with respect to the determination, assessment or collection of any Tax or the administration of any Tax Laws (including any elections, declarations, schedules or attachments thereto, and any amendment or supplement thereof), including any information return, estimate, claim for refund, amended return or declaration of estimated Tax.

“Technology” shall mean all Software, content, information, designs, formulae, compositions, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, subroutines, tools, materials, specifications, processes, inventions (whether patentable or not and whether reduced to practice or not), invention disclosures, improvements, apparatus, creations, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Third-Party Claim” shall have the meaning set forth in Section 13.6(a).

“Transfer Taxes” shall mean all sales (including bulk sales), use, transfer, recording, value added, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp, deed or similar Taxes and fees arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.

“Units” has the meaning set forth in the Recitals.

“Working Capital” shall mean the amount (which may be a negative number) equal to (i) the current assets of the Company Members minus (ii) the current liabilities of the Company Members, in each case as of the Adjustment Time and determined in accordance with the methodologies set forth in the Working Capital Schedule consistently applied in accordance with past practices and GAAP (subject to the Working Capital GAAP Exception), and the calculation of the Target Working Capital Amount; provided further, that Working Capital shall be adjusted as follows: Working Capital shall not include, and shall be calculated without taking into account the effect of (a) any Seller Transaction Expenses, (b) any Cash, (c) any deferred Tax assets or deferred Tax liabilities, (d) any Indebtedness and (e) customer deposits.

“Working Capital Deficiency” shall mean the absolute value of the amount (if any) by which the Closing Working Capital, as finally determined pursuant to Section 2.2(d), is less than the Target Working Capital Amount by more than $150,000.

“Working Capital GAAP Exception” shall mean the exclusion of customer deposits from Working Capital.

“Working Capital Surplus” shall mean the amount (if any) by which the Closing Working Capital, as finally determined pursuant to Section 2.2(d), is greater than the Target Working Capital Amount by more than $150,000.

Section 1.2    Interpretation. For purposes of this Agreement, the following rules of interpretation apply:

(a)    Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

(b)    Calculation of Time Period. Except as otherwise provided herein, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If any period is to be measured in Business Days and the last day of such period is not a Business Day, the period in question ends on the next succeeding Business Day.

(c)    Currency. Any reference in this Agreement to $ means U.S. dollars.

(d)    Section and Similar References. Unless the context otherwise requires, all references in this Agreement to any “Annex,” “Section,” “Schedule” or “Exhibit” are to the corresponding Annex, Section, Schedule or Exhibit of this Agreement.

(e)    Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel. In the event any ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

(f)    Counterparts. This Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

(g)    Facsimile. The exchange of signature pages to this Agreement (in counterparts or otherwise) by facsimile transmission, .pdf scan or other electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(h)    Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)    Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The Company may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter, exception or qualification set forth in any section of any Schedule (including the Disclosure Schedule) shall be deemed to be referred to and incorporated in each other applicable Schedule if the relevance of such disclosure to such other Schedule is reasonably apparent on its face. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(ii)    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(iii)    License. The word “license” (regardless of the tense when used as a verb or single or plural form when used as a noun) shall include the term “sublicense” (and its corresponding forms) and vice versa.

(iv)    Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not merely to a particular term or provision of this Agreement or subdivision in which such words appear unless the context otherwise requires.

(v)    Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(vi)    Reflected on or Set Forth in. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is specifically related to such item, (B) such item is otherwise specifically set forth on the balance sheet or financial statements, or (C) such item is expressly described in the notes thereto.

SECTION 2

PURCHASE AND SALE

Section 2.1    Agreement to Sell and Purchase.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent shall purchase and accept from Blocker Seller, and Blocker Seller shall sell, transfer and deliver to Parent, free and clear of all Liens (other than restrictions that may, following the Closing, be applicable on any subsequent transfer by Parent under applicable securities Laws), all of the Blocker Equity held by Blocker Seller (the “Blocker Acquired Units”).

(b)    Contingent upon and effective immediately prior to the Closing, each Profits Interest Unit in the Company, as defined in the Company limited liability company operating agreement (the “Profits Interest Units”), subject to ongoing vesting restrictions and held by Management Pool on behalf of Company employees shall fully vest (collectively, the “Profits Interest Seller”). Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase and accept from Profits Interest Seller, and Profits Interest Seller shall sell, transfer, and deliver to Buyer, free and clear of all Liens (other than restrictions that may, following the Closing, be applicable on any subsequent transfer by Buyer under applicable securities Laws), all of the Profits Interest Units held by the Profits Interest Seller.

(c)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase and accept from each of the Sellers (other than Blocker Seller and Profits Interest Seller) and the Additional Sellers, and each of the Sellers (other than Blocker Seller and Profits Interest Seller) and the Additional Sellers shall sell, transfer and deliver to Buyer, severally and not jointly, and free and clear of all Liens (other than restrictions that may, following the Closing, be applicable on any subsequent transfer by Buyer under applicable securities Laws), all of the Company Units held by the Sellers (other than Blocker Seller and the Profits Interest Seller) and Additional Sellers (the “Company Acquired Units” and, together with the Blocker Acquired Units and the Profits Interest Units, the “Acquired Units”).

Section 2.2    Purchase Price; Adjustments.

(a)    Purchase Price Payable at Closing. Subject to the terms and conditions set forth in this Agreement, the aggregate consideration payable by Buyer to Sellers and Additional Sellers at the Closing for the Acquired Units shall be an amount in cash, equal to the sum of the following (the “Adjusted Purchase Price”), which shall be subject to adjustment following the Closing pursuant to Section 2.2(d)), equal to:

(i)    the Purchase Price; plus

(ii)    the Estimated Working Capital Surplus, if any; plus

(iii)    the Estimated Closing Cash; minus

(iv)    the Estimated Company Debt; minus

(v)    the Estimated Seller Transaction Expenses; minus

(vi)    the Advance Amount; minus

(vii)    the Escrow Amount; and minus

(viii)    the Estimated Working Capital Deficiency, if any.

The Adjusted Purchase Price shall be allocated among Sellers and Additional Sellers in accordance with the distribution methodology described on Annex 2 hereto (the “Distribution Methodology”) and at the direction of the Seller Representative. Neither Parent nor Buyer shall have any Liability with regard to the apportionment or allocation of the Adjusted Purchase Price among the Sellers and the Additional Seller.

(b)    Initial Closing Statement. At least three Business Days (but no earlier than seven Business Days) prior to the Closing Date, the Company shall deliver to Buyer a certificate (the “Initial Closing Statement”) of the Company signed by an officer of the Company certifying as to the accuracy and completeness (and in the case of an estimate, the completeness and good faith nature of such estimate and providing an illustration in reasonable detail of the calculation), in each case as of the Adjustment Time, of:

(i)    the estimated Working Capital (the “Estimated Working Capital”) (prepared in accordance with GAAP (subject to the Working Capital GAAP Exception), as consistently applied in accordance with the Company’s past practices, and in a manner consistent with the “Working Capital Schedule”), and any Estimated Working Capital Surplus or Estimated Working Capital Deficiency, as the case may be, together with a description and the amount of each element thereof;

(ii)    the estimated Company Debt (the “Estimated Company Debt”), together with a description and the amount of each element thereof;

(iii)    the estimated Closing Cash (“Estimated Closing Cash”), together with a description and the amount of each element thereof;

(iv)    the estimated aggregate Seller Transaction Expenses (the “Estimated Seller Transaction Expenses”), together with a description and the amount of each element thereof;

(v)    the Company’s calculation of the Adjusted Purchase Price; and

(vi)    the amount of (A) the Adjusted Purchase Price to be paid to each Seller and Additional Seller in accordance with the Distribution Methodology, and (B) the amount of any required withholding (if any) with respect to each Seller and Additional Seller.

Subject to Section 2.2(e), the Initial Closing Statement shall be subject to reasonable review and comment by Buyer and the Company shall consider in good faith any such comments; provided that the Company’s good faith determination thereof shall in all events control solely for purposes of submission of the Initial Closing Statement.

(c)    The Initial Closing Statement prepared in accordance with this Agreement, when delivered to Buyer, shall be deemed the definitive calculation of each Seller’s and Additional Seller’s share of the Adjusted Purchase Price payable at Closing, and shall be used for purposes of determining amounts payable pursuant to Section 2.3(b). Attached hereto as Annex 1 is a form of the Initial Closing Statement, which form provides an illustration of the matters and calculations to be set forth on the Initial Closing Statement and has been prepared as though the Closing were taking place on the date of this Agreement (or such other date as Buyer and the Seller Representative mutually agree).

(d)    Post-Closing Adjustment to Purchase Price.

(i)    As promptly as practicable, but in no event later than 90 days following the Closing Date, Buyer shall (A) prepare and deliver to the Seller Representative a statement (the “Closing Date Schedule”) setting forth in reasonable detail (x) Buyer’s calculation of, in each case as of the Adjustment Time, Company Debt, Closing Cash, Seller Transaction Expenses and Working Capital (the “Closing Working Capital”) (prepared in accordance with the Working Capital Schedule attached hereto and GAAP (subject to the Working Capital GAAP Exception)), and (y) Buyer’s proposed Working Capital Deficiency (if any) or proposed Working Capital Surplus (if any), and (B) deliver to the Seller Representative the Closing Date Schedule, together with a certificate of Buyer confirming that the Closing Date Schedule was properly prepared in good faith and in accordance with the Working Capital Schedule attached hereto and GAAP (subject to the Working Capital GAAP Exception), using the policies, conventions, methodologies and procedures used by the Company in preparing the unaudited Interim Financial Statements. The Closing Date Schedule will entirely disregard (i) any and all purchase accounting effects on the assets or liabilities of the Company as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated hereby (except to the extent set forth in the definitions of the terms Working Capital, Closing Cash, Company Debt and Seller Transaction Expenses) and (ii) any of the plans, transactions or changes which Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company or their business or assets, or any facts or circumstances that are unique or particular to Buyer or any of its assets or liabilities. Following the Closing, Buyer shall provide the Seller Representative and its Representatives reasonable access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company Members relating to the preparation of the Closing Date Schedule and shall cause the personnel of the Company Members to reasonably cooperate during normal working hours with the Seller Representative in connection with its review of the Closing Date Schedule.

(ii)    The Seller Representative may dispute any amounts reflected on the Closing Date Schedule by notifying Buyer in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 45 days of Buyer’s delivery to the Seller Representative of the Closing Date Schedule. If the Seller Representative delivers a notice of disagreement within such 45-day period, the Seller Representative and Buyer shall, during the 30 days following such delivery (or such longer period as they may mutually agree), each use reasonable best efforts to reach agreement on the disputed items or amounts in order to finally determine the amounts set forth on the Closing Date Schedule. If the Seller Representative and Buyer are unable to reach agreement concerning any items on the Closing Date Schedule during such 30-day period, they shall promptly thereafter submit the dispute to the Accounting Arbitrator for resolution pursuant to Section 2.2(e).

(iii)    The amounts set forth on the Closing Date Schedule shall be deemed conclusively determined for purposes of this Agreement upon the earlier to occur of (A) the failure of the Seller Representative to notify Buyer of a dispute within 45 days of Buyer’s delivery of the Closing Date Schedule as set forth in Section 2.2(d)(ii) above, (B) the mutual written resolution of all disputes pursuant to Section 2.2(d)(ii) by Buyer and the Seller Representative, and (C) the resolution of all disputes by the Accounting Arbitrator pursuant to Section 2.2(e).

(e)    Adjustment Dispute Resolution. If the Seller Representative and Buyer are unable to reach agreement concerning the Closing Date Schedule pursuant to Section 2.2(d)(ii), they shall submit such dispute to an independent accounting or financial consulting firm of recognized national standing mutually selected by Buyer and the Seller Representative (the “Accounting Arbitrator”) for resolution pursuant to this Section 2.2(e) and instruct the Accounting Arbitrator to review the disputed items or amounts for the purpose of final determination of the amounts set forth on the Closing Date Schedule, provided that the Accounting Arbitrator shall rely on the methodologies set forth in the Working Capital Schedule, prepared in accordance with GAAP (subject to the Working Capital GAAP Exception), as consistently applied in accordance with the Company’s past practices. In making such determination and calculations, the Accounting Arbitrator shall consider only those items or amounts on the Closing Date Schedule as to which the Seller Representative has disagreed in writing. Each of Buyer and the Seller Representative shall promptly provide their assertions regarding the disputed amounts concerning the Closing Date Schedule pursuant to Section 2.2(d)(ii) in writing to the Accounting Arbitrator and to each other. The Accounting Arbitrator shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the parties hereto agree should not be later than 30 days after submission of the dispute) a report setting forth the Accounting Arbitrator’s calculation of the disputed amounts (which calculation shall be within the range of dispute in respect of each disputed item between the amounts set forth on the Closing Date Schedule and the notice of dispute delivered in accordance with Section 2.2(d)(ii)). The Accounting Arbitrator shall base its determination solely on the written submissions and supporting materials of the parties and shall not conduct an independent audit or investigation. Such report shall be final and binding upon the Seller Representative, Sellers, Additional Sellers and Buyer and the resulting Closing Date Schedule and amounts set forth thereon shall be final for all purposes of this Agreement. Buyer, on the one hand, and the Seller Representative on behalf of Sellers and Additional Sellers, on the other hand, shall each pay their own fees and expenses. The fees, costs and expenses of the Accounting Arbitrator shall be allocated to and borne by Buyer and the Seller Representative, on behalf of Sellers and Additional Sellers, based on the inverse of the percentage that the Accounting Arbitrator determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Arbitrator. For example, should the items in dispute total in amount to $1,000 and the Accounting Arbitrator awards $600 in favor of the Seller Representative’s position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by the Seller Representative, on behalf of Sellers and Additional Sellers.

(f)    Payment Upon Final Determination of Adjustments.

(i)    If (A) the sum of the Working Capital Surplus, if any, and Closing Cash less Company Debt, Seller Transaction Expenses and Working Capital Deficiency, if any, as finally determined in accordance with this Section 2.2, is less than (B) the sum of the Estimated Working Capital Surplus, if any, and Estimated Closing Cash less Estimated Company Debt, Estimated Seller Transaction Expenses and Estimated Working Capital Deficiency, if any, as set forth in the Initial Closing Statement, then the Seller Representative and Buyer shall promptly after the Adjusted Purchase Price is finally determined in accordance with this Section 2.2, issue joint written instructions to the Escrow Agent instructing the Escrow Agent to (x) release the amount of such deficiency to Buyer from the Escrow Funds and (y) release any remaining Escrow Funds to the Seller Representative or the Sellers and Additional Sellers as and when directed by the Seller Representative; provided that to the extent the amount of such deficiency exceeds the Escrow Funds, Sellers and Additional Sellers shall pay the amount by which such deficiency exceeds the Escrow Funds to the Buyer in accordance with each such Seller’s and Additional Seller’s Pro Rata Share (provided, that each PWP Seller will be jointly and severally liable for any such payment obligation of any other PWP Seller).

(ii)    If (A) the sum of the Working Capital Surplus, if any, and Closing Cash less Company Debt, Seller Transaction Expenses and Working Capital Deficiency, if any, as finally determined in accordance with this Section 2.2, less (B) the sum of the Estimated Working Capital Surplus, if any, and Estimated Closing Cash less Estimated Company Debt, Estimated Seller Transaction Expenses and Estimated Working Capital Deficiency, if any, as estimated in accordance with Section 2.2(b), is greater than zero, then (x) Buyer shall, no later than five Business Days after the Adjusted Purchase Price is finally determined in accordance with this Section 2.2, cause to be paid to Sellers and Additional Sellers an amount equal to such excess by delivery of immediately available funds in accordance with payment instructions (which shall include the allocation of such amount among the Sellers and Additional Sellers in accordance with the Distribution Methodology) provided in writing by the Seller Representative to Buyer, and (y) issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Escrow Funds to the Seller Representative or the Sellers and Additional Sellers as and when directed by the Seller Representative.

(iii)    Any payments made to any party pursuant to this Section 2.2(f) shall constitute an adjustment of the Adjusted Purchase Price for Tax purposes and shall be treated as such by Buyer, Sellers and Additional Sellers on their Tax Returns to the greatest extent permitted by applicable Law.

(g)    Withholding Rights; Deductions from Purchase Price. Each of the Company, Buyer and the Escrow Agent (and any of their respective paying agents) shall be entitled to deduct and withhold from any payment to any Person in connection with this Agreement such amounts as it is required to deduct and withhold with respect to such payments. Before making any such deduction or withholding (other than with respect to any compensatory payments made to employees subject to wage withholding), the Company, Buyer or the Escrow Agent, as the case may be, shall provide any Person on behalf of which such deduction or withholding is proposed to be made written notice of the intention to make such deduction or withholding, which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding, and provide such Person with the reasonable opportunity to provide any statement, form or other documentation that would result in the reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld or deducted and timely paid to the appropriate Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(h)    Purchase Price Allocation. The Adjusted Purchase Price (together with any liabilities and other items required to be taken into account under the Code) shall be allocated for Tax purposes in accordance with the principles set forth on Schedule 2.2(h) (the “Allocation”). The Allocation shall be delivered by Buyer to the Seller Representative within 60 days after the final determination of the Adjusted Purchase Price in accordance with this Section 2.2 for Seller Representative’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. If the Adjusted Purchase Price is further adjusted pursuant to this Agreement, the Allocation shall be adjusted as determined by Buyer and the Seller Representative in accordance with the principles set forth on Schedule 2.2(h). Except to the extent otherwise required by applicable Law, Buyer and the Seller Representative (on behalf of the Sellers and Additional Sellers) shall file, or cause to be filed all Tax Returns in a manner consistent with the Allocation.

Section 2.3    Closing.

(a)    Time and Place. The closing of the purchase of the Acquired Units (the “Closing”), shall take place at 10:00 a.m., Eastern time, as soon as reasonably practicable (and in no event later than three Business Days) after the date of the satisfaction or, to the extent permitted, waiver of each of the conditions set forth in Section 8, Section 9 and Section 10 hereof (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver in writing by the party having the benefit of such condition of those conditions at such time) or at such other time as the parties shall otherwise mutually agree (the “Closing Date”); provided that Buyer will not be required to close the transactions contemplated hereby prior to the earlier of (i) September 20, 2018 and (ii) the date that is five Business Days after the receipt of aggregate gross proceeds of at least $315.0 million by the Buyer or any of its wholly-owned Subsidiaries from the issuance of any debt securities (including any debt securities issued in an escrow financing; provided that the conditions to release from such escrow financing shall be in no way any more burdensome than the conditions set forth in the Debt Commitment Letter); provided further that, in the event that the conditions set forth in Section 8, Section 9 and Section 10 are satisfied or, to the extent permitted, waived, Buyer may in its sole discretion require the Sellers and the Additional Sellers to close the transactions contemplated hereby prior to such date (but in no event earlier than August 1, 2018). The Closing shall take place remotely by the exchange of documentation arranged by counsel to Buyer and Seller Representative. Subject to the provisions of Section 12, the failure to consummate the Closing on the date and time determined pursuant to this Section 2.3(a) shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation under this Agreement.

(b)    Transactions at the Closing.

(i)    Payment of Company Debt; Transaction Expenses. Upon the Closing, Buyer on behalf of the Company shall pay or cause to be paid, (A) all Estimated Company Debt evidenced on the Initial Closing Statement, by wire transfer of immediately available funds, and (B) the Estimated Seller Transaction Expenses identified on the Initial Closing Statement by wire transfer of immediately available funds to the respective vendors or other Persons and in the respective amounts set forth thereon, in each case, against delivery of payoff letters or other documentation providing reasonable evidence of final settlement.

(ii)    Payment of Adjusted Purchase Price to Sellers. Subject to the terms and conditions hereof, at the Closing, Buyer shall pay or cause to be paid to each Seller and Additional Seller, severally and not jointly, such Seller’s and Additional Seller’s respective share of the Adjusted Purchase Price (such share being set forth on the Initial Closing Statement), in respect of the Acquired Units being sold to Buyer by such Seller and Additional Seller at the Closing.

(iii)    Payment of Advance Amount to the Seller Representative. Buyer shall pay or cause to be paid the Advance Amount to the Seller Representative, as provided in Section 15.1(f) below.

(iv)    Escrow. At the Closing, cash in an amount equal to the Escrow Amount shall be delivered or caused to be delivered by Buyer to U.S. Bank National Association, a national banking association, as escrow agent (the “Escrow Agent”), pursuant to the provisions of the escrow agreement in the form attached as Exhibit A hereto (the “Escrow Agreement”). The Escrow Amount (or any portion thereof) shall be distributed to Sellers, Additional Sellers and Buyer at the times and upon the terms and conditions set forth in the Escrow Agreement.

(v)    Each such payment made at the Closing pursuant to this Section 2.3(b) shall be made by wire transfer of immediately available funds; provided that prior to the Closing, the Seller Representative, each Seller and Additional Seller, and the Escrow

Agent have provided Buyer with valid wiring instructions. Upon such payments by Buyer, the Closing shall be deemed to have been effected and all Acquired Units shall be owned by Buyer.

SECTION 3

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company represents and warrants to Buyer that the statements in this Section 3 are true, complete and correct, subject, in any case, to the exceptions provided in the disclosure schedule supplied by the Company to Buyer, dated as of the date of this Agreement (the “Disclosure Schedule”), both as of the date hereof and, except as expressly set forth below, as of the Closing Date:

Section 3.1    Organization and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Except as set forth in Section 3.1 of the Disclosure Schedule, the Company is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. All limited liability company actions taken by the Company in connection with this Agreement will be duly authorized on or prior to the date of this Agreement and no further proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement or the Ancillary Agreements and the performance of the Company’s obligations hereunder and thereunder. True, correct and complete copies of the Company Organizational Documents have been provided to Buyer and reflect all amendments made thereto at any time prior to the Closing and the Company is not in violation of any such documents in any material respect.

Section 3.2    Power and Authority of the Company. The Company has the requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of the Company. This Agreement and each of the Ancillary Agreements to which the Company is a party has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other Party hereto, this Agreement and each of the Ancillary Agreements constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.3    Capitalization.

(a)    The number of issued and outstanding Units, the class thereof, and the holders thereof as of the date hereof is set forth in Section 3.3(a) of the Disclosure Schedule and all such Units have been duly authorized and validly issued, are fully paid and non-assessable and are owned of record and beneficially as of the date hereof by the Sellers (other than Blocker Seller) and the Additional Sellers. Immediately after the Closing, Buyer shall own all of the outstanding Units, directly with respect to the Company Units and Profits Interest Units indirectly through Blocker with respect to the Blocker Owned Units, free and clear of any Liens or any other restrictions on transfer, other than restrictions on transfer arising under applicable federal and state securities Laws or the Company Organizational Documents and the Blocker Organizational Documents.

(b)    Except as set forth in the Company Organizational Documents, (i) there are no outstanding or authorized (A) options, warrants, convertible or exchangeable securities, preemptive or antidilutive rights, stock appreciation rights, redemption rights, repurchase rights, phantom stock, calls, subscriptions or other rights to acquire, or obligations to issue or allot, agreements, arrangements or commitments of any character relating to the Units or any other Equity Interests under which the Company is or may become obligated to issue or sell, or give any Person a right to subscribe for or acquire, or dispose of any Units or other Equity Interests of the Company, or (B) equity appreciation, phantom equity, profit participation or similar rights with respect to the Company and (ii) there are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting, control or transfer of the Units. Except as set forth in the Company Organizational Documents and the Blocker Organizational Documents or restrictions on transfer arising under applicable federal or state securities Laws, there are no restrictions affecting the transferability of the Units or other Equity Interests of the Company. The Units are uncertificated. The Company has not violated any applicable federal or state securities Laws or any preemptive, subscription or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any of the Company Units. Except as required by the terms of the Company Organizational Documents, Blocker Organizational Documents or Credit Documents or as set forth in Section 3.3(b) of the Disclosure Schedule, the Company has no liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, including the rights to share in profits and losses and the return of capital, whether or not declared or accumulated, and there are no restrictions of any kind which prevent the payment of the foregoing by the Company. At the Closing, there shall be no due and unpaid dividends, distributions or similar participation interests under the Company Organizational Documents other than and excluding any such amounts to be paid at Closing in accordance with Section 2.2. Except as set forth in the Company Organizational Documents, the Company has not adopted, sponsored or maintained any equity-based or profits interest plan or any other plan or agreement providing for equity compensation to any Person.

Section 3.4    Subsidiaries; Investments.

(a)    Section 3.4(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of the Company (each a “Company Subsidiary”), including each Company Subsidiary’s name, type of entity, jurisdiction and date of incorporation or organization, authorized capital stock, partnership or membership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership or membership interests or similar ownership interests, and the current ownership of such shares, partnership or membership interests or similar ownership interests.

(b)    Except for the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, of record or beneficially, any direct or indirect equity or other ownership, capital, voting or participation interest or any right (contingent or otherwise) to acquire the same in any Person.

(c)    Each Company Subsidiary (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified or licensed and (ii) possesses all requisite organizational power and authority to own, operate, lease and license its properties, to carry on its business as now conducted and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is or will be a party.

(d)    All of the issued and outstanding shares of capital stock, partnership or membership interests and/or other similar ownership interests of each Company Subsidiary (“Subsidiary Equity Interests”) have been duly authorized and validly issued, and are fully paid and non-assessable. The Company or one or more Company Subsidiaries owns (beneficially and of record) all of the outstanding Subsidiary Equity Interests, free and clear of any Liens, other than restrictions on transfer arising under applicable federal and state securities Laws or restrictions under the Credit Documents. Except as set forth on Section 3.4(d) of the Disclosure Schedule, there are no issued, reserved for issuance or outstanding (i) Subsidiary Equity Interests; (ii) securities convertible into or exchangeable for Subsidiary Equity Interests or containing any profit participation features; or (iii) options, warrants, convertible or exchangeable securities, preemptive or antidilutive rights, stock appreciation rights, redemption rights, repurchase rights, phantom stock, calls, subscriptions or other rights to acquire, or obligations to issue or allot, under which any Company Subsidiary is or may become obligated to issue or sell, or give any Person a right to subscribe for or acquire, or dispose of, Subsidiary Equity Interests or any equity appreciation rights or phantom equity plans. No Company Subsidiary has any liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and, except as set forth in the Credit Documents, there are no restrictions of any kind which prevent the payment of the foregoing by any Company Subsidiary.

Section 3.5    Non-contravention; Consents and Governmental Authorizations.

(a)    Except as set forth in Section 3.5(a) of the Disclosure Schedule, neither the execution, delivery and performance by the Company or any Company Subsidiary of this Agreement and each other Ancillary Agreement to which the Company or any Company Subsidiary is a party, nor the consummation of the transactions contemplated hereby and thereby, will, with or without the giving of notice or the lapse of time or both, (i) contravene, conflict with, or result in a breach, violation of, constitute a default under, or give a right to terminate, amend or cancel under, any Law or Order binding upon or applicable to the Company or Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (ii) conflict with, violate or require any approval or consent under any provision of the Company Organizational Documents; or (iii) (A) require any consent or approval under, (B) result in any breach of or any loss of any benefit under, (C) constitute a default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, modification, vesting, amendment, acceleration or cancellation of, any right or obligation under any Material Contract or Permit; (iv) result in the creation of an Lien (other than Permitted Liens) on any property or asset of the Company; or (v) cause the Company or any Company Subsidiary to become subject to, or to become liable for the payment of, any Tax.

(b)    No Consents or Governmental Authorizations are required in connection with the Company’s or any Company Subsidiary’s execution and delivery of this Agreement or any Ancillary Agreement to which the Company or any Company Subsidiary is or will be a party, the performance by the Company or any Company Subsidiary of its respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, other than the (i) consents, approvals, Orders, waivers, notices, authorizations, registrations, declarations and filings (“Consents”) and Governmental Authorizations set forth in Section 3.5(b) of the Disclosure Schedule and (ii) Consents and Governmental Authorizations that have been obtained by the Company or any Company Subsidiary prior to the date hereof and which have been provided to Buyer.

Section 3.6    Financial Statements; Undisclosed Liabilities.

(a)    Copies of the Company’s (i) consolidated audited financial statements consisting of the consolidated balance sheet of the Company and the Company Subsidiaries as of December 31 in each of the years 2017, 2016 and 2015 and the related consolidated statements of operations, members’ equity and cash flows for the years then ended (the “Audited Financial Statements”) and (ii) consolidated unaudited financial statements consisting of the consolidated unaudited balance sheet of the Company and the Company Subsidiaries as of June 30, 2018 and the related consolidated unaudited income statement and statement of cash flows for the six-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have previously been delivered and/or made available to Buyer. The Financial Statements have been derived from, and are consistent with, the books and records of the Company and the Company Subsidiaries and have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (none of which would be material, individually or in the aggregate) and the absence of notes (that, if presented, would not differ materially from those included in the Audited Financial Statements), and, on that basis, present fairly, in all material respects, the financial condition of the Company and the Company Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and the Company Subsidiaries for the periods indicated. No financial statements of any Person other than the Company or the Company Subsidiaries are required by GAAP to be included or reflected in any of the foregoing financial statements. The Company has also delivered to Buyer true, correct and complete copies of all letters from the Company’s auditors to the Company’s board of managers or audit committee thereof during the twelve months prior to the date of this Agreement, together with true, correct and complete copies of all responses thereto.

(b)    The Company and the Company Subsidiaries have no Liabilities, except: (i) those which are adequately reflected or reserved against on the Audited Balance Sheet as of the December 31, 2017 (the “Audited Balance Sheet Date”) and (ii) those which have been incurred in the ordinary course of business since the Audited Balance Sheet Date (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or liability under any Law or any Action, none of which are material individually or in the aggregate, and all of which will be included in the calculation of Closing Working Capital). The Company and the Company Subsidiaries do not maintain any “off-balance sheet arrangement” within the meaning of Item 303(a)(4)(ii) of Regulation S-K of the Securities and Exchange Commission.

Section 3.7    Absence of Changes. Since the Audited Balance Sheet Date,

(a)    each of the Company and the Company Subsidiaries has conducted itself in the ordinary course of business, substantially in the same manner in which it has been previously conducted,

(b)    there has not been any change, event, condition, occurrence, contingency or development that, individually or in the aggregate with other changes, events, conditions, occurrences, contingencies or developments has resulted, or would reasonably be expected to result in, a Material Adverse Effect, and

(c)    except as set forth in Section 3.7 of the Disclosure Schedule, neither the Company nor the Company Subsidiaries have taken any action that, if Section 7.1 applied in such period, would have required the consent of Buyer.

Section 3.8    Legal Proceedings.

(a)    Except as set forth in Section 3.8(a) of the Disclosure Schedule, there are no, and since January 1, 2015 there have not been any, Legal Proceedings pending or threatened against or by the Company, any Company Subsidiary or any of their respective officers or directors (in their capacities as such or otherwise with respect to the business of the Company or any Company Subsidiary) affecting (A) the Company and the Company Subsidiaries’ business, (B) any of the Company or the Company Subsidiaries’ properties or assets, or (C) the transactions contemplated by this Agreement. To the Company’s Knowledge, there is no reasonable basis for any of the foregoing.

(b)    Except as disclosed in Section 3.8(b) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is the subject of any governmental investigation or inquiry. To the Company’s Knowledge, there is no reasonable basis for any such investigation or inquiry. Except as disclosed in Section 3.8(b) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is subject to any Order (A) affecting the Company or the Company Subsidiaries’ business, properties or assets, or (B) that challenges or could have the effect of preventing, enjoining or otherwise delaying the transactions contemplated by this Agreement. The Company and the Company Subsidiaries have at all times been in compliance with each Order to which they, or any assets owned or used by them, are or have been subject. No event has occurred or circumstance exists that could constitute or result in (with or without notice or lapse of time) a violation of, or failure to comply with, any Order to which the

Company or any Company Subsidiary, or any assets owned or used by the Company or any Company Subsidiary, is subject. Neither the Company nor any Company Subsidiary has at any time received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any Order to which the Company or any Company Subsidiary, or any assets owned or used by the Company or any Company Subsidiary, is subject, which actual, alleged or potential violation was not resolved to the reasonable satisfaction of such Governmental Authority.

Section 3.9    Compliance With Laws; Permits.

(a)    Each of the Company and the Company Subsidiaries is, and since January 1, 2015, has been, in material compliance with all Laws applicable to it or its respective business or properties, and during such time period. Neither the Company nor any Company Subsidiary has received written notice of any violation, alleged violation or potential violation of any such Laws. To the Company’s Knowledge, no event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by the Company or any Company Subsidiary of, or a failure on the part of the Company or any Company Subsidiary to comply with, any Law applicable to it or its business or properties.

(b)    Neither the Company, the Company Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of any of the Company or the Company Subsidiaries (in their capacity as director, officer, agent, or employee), has at any time since January 1, 2015 (i) used any corporate funds of the Company or any Company Subsidiary for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Company’s or any Company Subsidiary’s business, or failed to disclose fully any such contribution in violation of applicable laws; (ii) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; (iii) made any unlawful payment or given any other unlawful consideration to any customer, agent, distributor or supplier of the Company or any Company Subsidiary or any director, officer, agent, or employee of such customer or supplier; or (iv) violated or is in violation of (A) any applicable Laws relating to anti-bribery, money laundering, unlawful political contributions or gifts or corrupt practices, including the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the United Kingdom Bribery Act of 2010, all other national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and any similar Laws, (B) any applicable Laws and other restrictions relating to the export, transshipment, re-export and other transfers of U.S. origin commodities, software, technology and services, or (C) any applicable sanctions and/or anti-boycott laws.

(c)    Except as set forth in Section 3.9(c) of the Disclosure Schedule, all Permits required for the Company or any Company Subsidiary to own, lease, maintain, operate and conduct its business as currently conducted have been obtained by it and are valid and in full force and effect without any material default or material violation thereunder, and each of the Company and the Company Subsidiaries is in compliance with the terms of all such Permits in all material respects. All applications for or renewals of all Permits have been timely filed and made and no Permit will expire or be terminated as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. There is not, and since January 1, 2015 (i) there has not been, any Legal Proceeding pending, or to the Knowledge of the Company, threatened, nor has the Company or any Company Subsidiary received any notice from any Governmental Authority, to revoke, deny, cancel, refuse to renew or adversely modify any material Permit or demonstrate an intention to do any of the foregoing and (ii) there has not been the occurrence of any event that allows, or upon the giving of notice or the passage of time, or both, would allow, the revocation, denial, cancellation, refusal to renew or adversely modify any material Permit. Neither the Company nor any Company Subsidiary has been notified, whether in writing or otherwise, that any material Permit may not in the ordinary course be renewed upon its expiration or that by virtue of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby, any such Permit may not be granted or renewed.

Section 3.10    Material Contracts.

(a)    Section 3.10(a) of the Disclosure Schedule sets forth a list of the following types of Contracts to which the Company or any Company Subsidiary is a party as of the Agreement Date except for the Credit Documents (collectively, the “Material Contracts”), which list does not include the following types of Contracts to which the Company or any Company Subsidiary becomes a party between the date of this Agreement and the Closing and that are entered into in accordance with the covenants applicable to such Company Member:

(i)    each Contract with a Material Customer or Material Supplier;

(ii)    any Contract (excluding executory purchase orders from a customer of the Company outstanding as of the date hereof) reasonably expected to result in future payments to or by the Company or any Company Subsidiary in excess of $150,000 per annum, except for Contracts that are terminable on less than 90 days’ notice without material penalty;

(iii)    any Contract that relates to the sale or disposition of any of the Company’s or any Company Subsidiary’s assets, other than in the ordinary course of business;

(iv)    any Contract that relates to the Company’s acquisition of any business, the stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)    any Contract that limits or purports to limit, in any material respect, the ability of the Company or any Company Subsidiary to engage in or compete in any line of business or with any Person, to conduct activity in any geographic area or during any period of time (excluding use or other limitations on the Leased Real Property), or to solicit any Person to enter into a business or employment relationship, or containing any such covenants that would bind Buyer, the Company or any Company Subsidiary following the Closing and any Contract containing any obligation of exclusivity;

(vi)    any Contract providing for indemnification by the Company or any Company Subsidiary, except for any such Contract that is (A) entered into in the ordinary course of business or (B) entered into in connection with the purchase or sale of any entity or business;

(vii)    all Contracts relating to any Company Debt or to the mortgaging or pledging of, or otherwise placing an Lien on, any of the Company’s or any Company’s Subsidiary’s assets or any of their respective securities;

(viii)    any Contract under which the Company or any Company Subsidiary has advanced or loaned any other Person any amounts;

(ix)    (A) any Contract relating to the employment of any Company Employee, consultant or independent contractor which, alone or together with any other Contract with such Company Employee, consultant or independent contractor, provides for annual base compensation or fees in excess of $150,000, or (B) any Contract that provides for any severance, retention, change of control, transaction-related or other similar payments to any Company Employee, consultant or independent contractor in excess of $150,000 or that otherwise cannot be terminated without penalty of less than $150,000 upon less than 90 days’ notice;

(x)    any collective bargaining agreement or other agreement or Contract with a labor union or organization;

(xi)    the Real Property Leases;

(xii)    any Contract under which the Company or any Company Subsidiary is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it which involves consideration in excess of $150,000; any material broker, distributor, dealer, manufacturer’s representative, franchise, agency, marketing and advertising Contracts;

(xiii)    other than and excluding (A) licenses for generally available commercial Software products supplied under end user licenses with an annual or total fee of less than $150,000, (B) form agreements with employees and independent contractors each entered into in the ordinary course of business and each assigning all such individual’s right, title and interest in and to any Company Intellectual Property or Company Technology to the Company or a Company Subsidiary, (C) confidentiality and non-disclosure agreements entered into in the ordinary course of business, and (D) agreements with customers of the Company or a Company Subsidiary that are entered into in the ordinary course of business, the Intellectual Property Agreements;

(xiv)    each executory purchase order from a customer of the Company or any Company Subsidiary outstanding as of the date hereof;

(xv)    each Contract with a Related Party;

(xvi)    any Contract which the Company or any Company Subsidiary currently expects is likely to result in a material loss to the Company or any Company Subsidiary;

(xvii)    any Contract providing for the payment of any cash or other compensation or benefits upon the sale of all or a material portion of the Company’s assets or a change of control of the Company;

(xviii)    any Contract containing any obligation of confidentiality or nondisclosure between the Company or any Company Subsidiary, on the one hand, and any other Person, on the other hand;

(xix)    any Contract containing a “most favored nation” provision or performance guaranty, or any requirements or “take or pay” Contract;

(xx)    any Contract involving the settlement of any Legal Proceeding or threatened Legal Proceeding (A) which will (i) involve payments after the Audited Balance Sheet Date of consideration in excess of $150,000 or (ii) impose monitoring or reporting obligations to any other Person outside the ordinary course of business or (B) with respect to which conditions precedent to the settlement have not been satisfied;

(xxi)    any Contract with any Governmental Authority, including any Order;

(xxii)    any partnership, joint venture or other similar Contract involving a share of profits, losses, costs, or liabilities with any other Person;

(xxiii)    any Contract obtaining an effective power of attorney granted by the Company or any Company Subsidiary;

(xxiv)    any Contract that grants the Company or any Company Subsidiary an equity interest in any partnership or joint venture and any documents related thereto or that involves Tax sharing or the sharing of profits, losses, costs or liability by the Company or any Company Subsidiary with any other Person;

(xxv)    any Contract that grants to any Person a right of first refusal, first offer or similar preferential right to purchase or acquire any right, asset, property or service of the Company or any Company Subsidiary;

(xxvi)    any Contract that relates to voting, holding or disposing of equity securities of the Company or any Company Subsidiary;

(xxvii)     any other Contract deemed material by the Company or any Company Subsidiary to the conduct of its respective business and/or the ownership or operation of its assets; and

(xxviii)     any Contract relating to any outstanding written commitment to enter into any Contract or agreement of the type described in subsections (i) through (xxvii) above.

(b)    Neither the Company, any Company Subsidiary, nor, to the Knowledge of the Company, any other party, is in, or, has received written notice of any, violation of or default under (including any condition that with the passage of time or the giving of notice would cause such a violation or default under) any Material Contract. A copy of each Material Contract has previously been made available to Buyer. Each Material Contract is a valid and binding agreement of the Company or a Company Subsidiary, as applicable, and is in full force and effect (except to the extent such Material Contract expires after the Agreement Date in accordance with its terms), and is enforceable against the Company or a Company Subsidiary, as applicable, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, except (i) as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally, or (ii) as limited by general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law. The Company and each Company Subsidiary has performed all material obligations required to be performed by them under the Material Contracts, and each other party thereto has, to the Knowledge of the Company, performed all material obligations required to be performed by such party. To the Knowledge of the Company, no counterparty to any Material Contracts is in default under or in any dispute with respect to any Material Contract, nor has any event occurred which, with notice or lapse of time or both, would constitute a default by any such party under any such Material Contract.

(c)    Except as set forth in Section 3.10(c) of the Disclosure Schedule, no party to any Material Contract has notified the Company or any Company Subsidiary in writing of (i) a material decrease in the volume of receipts or purchases from or deliveries or sales of products or services to the Company or any Company Subsidiary, (ii) a material decrease in price that any such party is willing to pay for products or services of the Company or any Company Subsidiary, (iii) a material increase in the price that any such party would charge for products or services sold to the Company or any Company Subsidiary, or (iv) the bankruptcy or liquidation of any such party.

Section 3.11    Title, Condition and Sufficiency of Assets. Each of the Company and the Company Subsidiaries has good, valid and marketable title to, or a valid and enforceable leasehold interest in or a valid license to use all tangible property and other assets used by the Company and the Company Subsidiaries, as applicable, including those (a) necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted and as conducted since January 1, 2015, (b) located on the Company’s or any Company Subsidiary’s premises, or (c) reflected in the Financial Statements or acquired after the Audited Balance Sheet Date (the “Tangible Assets”). The Tangible Assets are in good operating condition (normal wear and tear excepted), and are fit for their respective present uses and operation in the ordinary course of business. The Tangible Assets are all the material tangible properties and assets necessary for the current and proposed operation of the business of each of the Company and the Company Subsidiaries and sufficient for the Company and the Company Subsidiaries to conduct their respective businesses in substantially the same manner as conducted prior to the Agreement Date. All the Tangible Assets (including leasehold interests) are free and clear of Liens, other than the Permitted Liens.

Section 3.12    Real Property.

(a)    Neither the Company nor any Company Subsidiary owns any real property. Section 3.12(a) of the Disclosure Schedule contains a list by street address or location of all leases and subleases under which the Company or any Company Subsidiary is lessee or lessor, together with all amendments, modifications, supplements, waivers and side letters related thereto (collectively, the “Real Property Leases” and the real property to which such Real Property Leases relate, the “Leased Real Property”). Either the Company or a Company Subsidiary has a good, marketable and valid leasehold interest in each Leased Real Property, subject only to Permitted Liens. With respect to each Real Property Lease, except as set forth in Section 3.12(a) of the Disclosure Schedule: (i) each Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither the Company, any Company Subsidiary, nor, to the Knowledge of the Company, any other party to any Real Property Lease is in breach or default thereunder and, no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under any Real Property Lease; (iii) no party to any Real Property Lease has repudiated any provision thereof; (iv) there are no disputes, oral agreements or forbearance programs in effect as to each Real Property Lease; (v) none of the Real Property Leases have been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer; (vi) neither the Company nor any Company Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Real Property Lease; and (vii) each Real Property Lease covers the entire estate it purports to cover.

(b)    With respect to each piece of Leased Real Property: (i) neither the current use of such Leased Real Property nor the operation of the Company’s or any Company Subsidiary’s business thereon violates any instrument of record or Contract affecting such Leased Real Property; (ii) except for the Real Property Leases, there are no leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any Person the right of use or occupancy of any portion of such Leased Real Property except in favor of the Company or a Company Subsidiary; and (iii) there are no Persons in possession of such Leased Real Property except the Company or a Company Subsidiary.

(c)    None of the rights of the Company or any Company Subsidiary under any of the Real Property Leases will be subject to termination or modification as the result of the transactions contemplated by this Agreement or the Ancillary Agreements.

(d)    Neither the Company nor any Company Subsidiary has received any notice of violation of any Law with respect to any Leased Real Property, and no notice of violation of any Law has been issued by any Governmental Authority to the Company or any Company Subsidiary with respect to any Leased Real Property. Each of the Leased Real Properties is in material compliance with all applicable Laws.

(e)    Except as set forth in Section 3.12(e) of the Disclosure Schedule, the Company and the Company Subsidiaries have all certificates of occupancy and Permits of any Governmental Authority necessary for the current use and operation of the Leased Real Property. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such certificate or Permit.

(f)    No part of the Leased Real Property is subject to any building or use restrictions that would restrict or prevent the present use and operation of such Leased Real Property, and each piece of Leased Real Property is properly and duly zoned for its current use, and such current use is in all respects a conforming use. No Governmental Authority having jurisdiction over any Leased Real Property has issued or, to the Knowledge of the Company, threatened to issue any notice or Order that adversely affects the use or operation of any Leased Real Property, or requires, as of the date hereof or a specified date in the future, any repairs or alterations or additions or improvements thereto, or the payment or deduction of any money, fee, exaction or property.

(g)    There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated condemnation, eminent domain proceedings or assessment for public improvement that affect any Leased Real Property or any part thereof, and neither the Company nor any Company Subsidiary has received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use any Leased Real Property or any part thereof.

(h)    All buildings, structures and other improvements located on each piece of Leased Real Property are structurally sound, in good condition, working order and repair (ordinary wear and tear excepted). There exist no structural or other material defects or damages in or to any Leased Real Property.

(i)    Neither the Company nor any Company Subsidiary owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein, other than the Real Property Leases.

Section 3.13    Employee Benefits.

(a)    Section 3.13(a) of the Disclosure Schedule contains a list of each material plan, program, policy, agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, bonus, incentive, unit or unit-based awards, material fringe benefit, retirement, pension, profit-sharing, vacation or holiday pay, paid time off, death, disability, medical or retiree benefits or other employee benefits or remuneration of any kind, including each material employment, severance, retention, change in control, termination or consulting plan, program arrangement or agreement, in each case whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is sponsored, maintained, contributed to, or required to be contributed to, by the Company or any Company Subsidiary for the benefit of any current or former Company Employee or with respect to which the Company or any Company Subsidiary has any outstanding liabilities (collectively, the “Company Benefit Plans”).

(b)    With respect to each Company Benefit Plan, if applicable, each of the Company and the Company Subsidiaries has delivered or made available to Buyer (i) a complete and correct copy of such plan (including any amendments thereto) or, if not written, a summary of such plan, (ii) the most recent IRS determination letter, (iii) the current summary plan description and any summary of material modification, (iv) the two most recent annual reports, including all schedules and attachments (Form 5500 series or equivalent if required under applicable Law), (v) the most recent actuarial valuation report, and (vi) the current trust agreement, any written insurance contract, and other documents relating to the funding or payment of benefits under any Company Benefit Plan.

(c)    (i) Each Company Benefit Plan has been established, funded and administered in material compliance with its terms and applicable Laws, including ERISA and the Code, as applicable, (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to affect adversely the qualified status of any such Company Benefit Plan, (iii) neither the Company nor any Company Subsidiary is subject to any material liability pursuant to Section 502 of ERISA or any Tax imposed pursuant to Section 4975 or 4976 of the Code, (iv) there are no pending, or to the Knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto which would reasonably be expected to result in any liability to the Company or any Company Subsidiary, and (v) no audit or other Legal Proceeding by a Governmental Authority with respect to any Company Benefit Plan is pending, or to the Knowledge of the Company, threatened.

(d)    All material insurance premiums, contributions or other material amounts payable by the Company or any Company Subsidiary as of or prior to the Agreement Date with respect to each Company Benefit Plan in respect of current or prior plan years have been paid on a timely basis or if not yet paid has been accrued in accordance with GAAP.

(e)    Except as required under Section 4980B of the Code or Section 601 et seq. of ERISA, no Company Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment. Each of the Company and the Company Subsidiaries is in compliance in all material respects with the applicable requirements of Sections 4980B, 4980D, and 4980H of the Code, and Part 6 of Subtitle I of ERISA. There exists no basis upon which the Company or any Company Subsidiary could be subject to any material fine or penalty under Sections 4980D or 4980H of the Code.

(f)    Except as set forth in Section 3.13(f) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Company Employee to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Company Employee, (iii) otherwise give rise to any material liability under any Company Benefit Plan, or (iv) result in the failure of any payment under any Company Benefit Plan to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code.

(g)    No Company Benefit Plan is a defined benefit pension plan subject to Title IV of ERISA or the minimum funding requirements of Sections 412 or 430 or the Code or Section 302 of ERISA; and neither the Company nor any ERISA Affiliate has any outstanding liability under Title IV of ERISA. No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA; and, neither the Company nor any ERISA Affiliate has ever contributed to, participated in or agreed to contribute to or participate in a multiemployer plan. No Company Benefit Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(h)    Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Company Benefit Plan. There is no agreement, plan or other arrangement to which the Company or any Company Subsidiary is a party or by which it is otherwise bound to compensate any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.

(i)    To the Knowledge of the Company, each recipient of Profits Interest Units for the provisions of services properly and timely filed elections under Code Section 83(b) upon receipt of each of the Profits Interest Units of the Company and the common units of the Management Pool.

Section 3.14    Labor and Employment Matters.

(a)    Section 3.14(a) of the Disclosure Schedule sets forth a true and accurate list of all employees of the Company and the Company Subsidiaries as of the Agreement Date (the “Company Employees” and each a “Company Employee”) and their position. To the extent permitted by applicable Law, the Company has provided and made available to Buyer information, as of the Agreement Date, concerning work location, date of hire, exempt/non-exempt status, annual base compensation or hourly rate, 2018 commissions and bonuses paid as of the Agreement Date, leave status, and accrued, but unused vacation for each Company Employee. Except as set forth in Section 3.14(a) of the Disclosure Schedule, no such Company Employee is, as of the date hereof, absent on military, family, disability or other extended leave of absence. Except as set forth in Section 3.10(a) or Section 3.13(a) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is party to any written employment agreements with respect to any Company Employee.

(b)    Each of the Company and the Company Subsidiaries is, and since January 1, 2015 has been, in material compliance with all applicable Laws pertaining to employment and employment practices, terms and conditions of employment, equal employment opportunity, veterans’ rights, civil rights, employment standards, wages and hours, immigration, occupational health and safety, classification of workers as employees and independent contractors, workers’ compensation, human rights, nondiscrimination, retaliation, the payment of withholdings and/or social security and similar Taxes, family and medical leaves, and plant closings and mass layoffs (hereinafter collectively referred to as the “Employment Laws”); and, neither the Company nor any Company Subsidiary is liable for the payment of material Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Employment

Laws. Except as set forth in Section 3.14(b) of the Disclosure Schedule, there are no pending, and since January 1, 2015 there have not been any, material Legal Proceedings against the Company or any Company Subsidiary, or to the Company’s Knowledge, threatened to be brought or filed, in connection with the employment of any Company Employee or former employee of the Company or any Company Subsidiary.

(c)    Neither the Company nor any Company Subsidiary is party to, or bound by, any collective bargaining or other agreement or Contract with a labor organization representing any Company Employee and there are no pending, and since January 1, 2015 there have not been any or to the Company’s Knowledge, threatened strikes, labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Company or any Company Subsidiary in any material respect.

Section 3.15    Environmental Matters.

(a)    Except as set forth in Section 3.15(a) of the Disclosure Schedule, each of the Company and the Company Subsidiaries is in compliance in all material respects with, and has no liability arising under, all applicable Environmental Laws. Neither the Company nor any Company Subsidiary has received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements of the Company or any Company Subsidiary.

(b)    Except as set forth in Section 3.15(b) of the Disclosure Schedule, each of the Company and the Company Subsidiaries has obtained and is in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Company, and there are no pending judicial or regulatory proceedings by any Governmental Authority that could reasonably be expected to result in the termination, revocation, or adverse modification of any such Environmental Permits.

(c)    Except as set forth in Section 3.15(c) of the Disclosure Schedule, there has been no Release of Hazardous Materials in contravention of, or which could reasonably be expected to result in a liability to or any obligations of the Company or any Company Subsidiary arising under, Environmental Laws with respect to the business or assets of the Company or the Leased Real Property.

(d)    Except as set forth in Section 3.15(d) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has arranged for the treatment or disposal of Hazardous Materials at any third-party location or site, except as such would not reasonably be expected to result in a material liability of the Company or any Company Subsidiary pursuant to Environmental Laws.

(e)    Except set forth in Section 3.15(e) of the Disclosure Schedule, and except as may be set forth in the Real Property Leases, neither the Company nor any Company Subsidiary is a party to any Contract pursuant to which it is obligated to indemnify any other Person with respect to, or be responsible for any liability pursuant to, or violation of, any Environmental Law.

(f)    The Company has made available or provided to Buyer true and correct copies of all environmental assessment reports (such as Phase I or Phase II reports) and any other environmental studies in the possession of the Company, the Company Subsidiaries, the Sellers, the Additional Sellers or the Seller Representatives in connection with the business or assets of the Company or any Company Subsidiary or the Leased Real Property.

Section 3.16    Insurance. Each of the Company and the Company Subsidiaries and their respective business and properties are insured to the extent specified under the insurance policies listed on Section 3.16 of the Disclosure Schedule (excluding any Company Benefit Plans, the “Insurance Policies”). Section 3.16 of the Disclosure Schedule also sets forth (a) the insurer, (b) the amount of and nature of the coverage, (c) the risk insured against, (d) the deductible amount (if any), (e) the date through which coverage shall continue by virtue of premiums already paid, (f) a brief description of all claims of the Company or any Company Subsidiary that are currently pending under the Insurance Policies, (g) any written statement by the auditor of the Company or any consultant or risk management advisor provided to or in the possession of the Company with regard to the adequacy of its coverage or its reserves for actual or potential claims, and (h) a brief description of any self-insurance, co-insurance or retention arrangement by or affecting the Company or any Company Subsidiary, including any reserves established thereunder. Neither the Company nor any Company Subsidiary is in material default with respect to any provision in the Insurance Policies or has received any written or, to the Knowledge of the Company, oral, notice of cancellation or termination with respect to any of the Insurance Policies that have not been replaced on substantially similar terms prior to the date of such cancellation or termination. All premiums due and payable under the Insurance Policies have been paid. Neither the Company nor any Company Subsidiary has received a written, or to the Knowledge of the Company, oral, notice of any material increase of premium for any Insurance Policy, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on the Insurance Policies or binders, and there are no pending claims by the Company or any Company Subsidiary to which the insurers have denied coverage or otherwise reserved rights. Neither the Company nor any Company Subsidiary has been refused any insurance nor has any such coverage been materially limited by any insurance carrier to which the Company or any Company Subsidiary has applied for any such insurance or with which such insurance has been carried during the past three years.

Section 3.17    Taxes. Except as set forth in Section 3.17 of the Disclosure Schedule:

(a)    Each of the Company and the Company Subsidiaries has duly and timely filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by it. All such Tax Returns are true, complete and accurate in all material respects. Neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return (other than annual income Tax Returns for the taxable period ended December 31, 2017). All Taxes due and owing by the Company or any Company Subsidiary, whether or not shown on any Tax Return, have been timely paid.

(b)    There are no Liens for Taxes upon the assets of the Company or any Company Subsidiary other than Permitted Liens.

(c)    No deficiency for Taxes which has been proposed, asserted or assessed in writing by any Tax Authority against the Company or any Company Subsidiary remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any Company Subsidiary. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending or, to the Company’s Knowledge, threatened, with respect to any Taxes of the Company or any Company Subsidiary.

(d)    All Taxes which the Company or any Company Subsidiary is obligated to withhold from amounts owing to any Company Employee, creditor or third party have been properly withheld and all such withheld Taxes have been timely paid over and reported to the proper Tax Authority in accordance with applicable Law.

(e)    The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the Audited Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in the Financial Statements (rather than in any notes thereto). Since the Audited Balance Sheet Date, neither the Company nor any Company Subsidiary has incurred any liability for Taxes outside the ordinary course of business consistent with past practice.

(f)    Neither the Company nor any Company Subsidiary is, or has been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than Contracts entered into in the ordinary course of business and not relating primarily to Taxes).

(g)    Neither the Company nor any Company Subsidiary has liability for the Taxes of any other Person (other than the Company and the Company Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise, in each case other than Contracts entered into in the ordinary course of business and not relating primarily to Taxes.

(h)    Neither the Company nor any Company Subsidiary has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

(i)    At all times since its formation, each of the Company and the Company Subsidiaries has been classified as a partnership or disregarded as an entity separate from its owner for U.S. federal income Tax purposes.

(j)    None of the assets of the Company or any Company Subsidiary is (i) property required to be treated as being owned by another Person pursuant to the safe harbor lease provision of former Section 168(f)(8) of the Code, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, or (iv) subject to any similar provision of Law.

(k)    No Seller is a “foreign person” within the meaning of Section 1445 of the Code.

(l)    Neither the Company nor the Company Subsidiaries is the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or Contract with any Tax Authority.

(m)    Neither the Company nor any Company Subsidiary has received a nexus inquiry or notice of any claim by a Tax Authority in a jurisdiction where the Company or such Company Subsidiary, as applicable, does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or Tax Authority.

(n)    Neither the Company nor any Company Subsidiary has (or has ever had) a permanent establishment (within the meaning of any applicable Tax treaty) in a country other than the country in which the Company or the Company Subsidiary, as applicable, is organized.

(o)    Neither the Company nor any Company Subsidiary has received any private letter ruling from the IRS or any comparable ruling from any other Tax Authority.

(p)    Each of the Company and the Company Subsidiaries has remitted to the appropriate Governmental Authority all amounts it was required to remit pursuant to any unclaimed property, escheat or similar Law.

Section 3.18    Intellectual Property.

(a)    Section 3.18(a) of the Disclosure Schedule sets forth a list of the following Intellectual Property that, in each case, has been registered (or, as applicable, applied for) by the Company or any Company Subsidiary: all domestic and foreign (i) issued patents and pending patent applications, including any and all extensions, continuations, continuations-in-part, divisions, reissues, reexaminations, substitutes, renewals and any other pre-grant and post-grant forms of any of the foregoing, (ii) registrations and pending trademark registration applications, (iii) copyright registrations and pending copyright registration applications, and (iv) registrations and pending registration applications for Internet Identifiers, (collectively, the “Registered Intellectual Property”). For each item of Registered Intellectual Property, Section 3.18(a) of the Disclosure Schedule lists (A) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (B) the jurisdiction in which such item is issued, registered or pending, (C) the issuance, registration or application date and number of such item, and (D) the status of such item. No item of Registered Intellectual Property has been abandoned and all fees and filings with respect to any Registered Intellectual Property that are due before Closing have been timely submitted to the relevant Governmental Authorities and domain name registrars to maintain such Registered Intellectual Property in full force and effect and, except as listed on Section 3.18(a) of the Disclosure Schedule, no such fees and filings are due in the three-month period following Closing. Except as set forth in Section 3.18(a) of the Disclosure Schedule, either the Company or a Company Subsidiary is the sole and exclusive owner of the Registered Intellectual Property and is entitled to use any and all such Registered Intellectual Property in connection with the operation of its business free from any Liens (except for Permitted Liens). All actions required to record the Company or a Company Subsidiary as the registered owner throughout the entire chain of title of all of the Registered Intellectual Property with each applicable Governmental Authority, have been taken, including payment of all costs, fees, taxes and expenses associated with such recording activities. All of the Registered Intellectual Property is valid, subsisting and enforceable and none of the Registered Intellectual Property is being misappropriated, violated, or infringed by any third party, including by Blocker, any Seller or any of the Additional Sellers, to the Knowledge of the Company. No item of Registered Intellectual Property is subject to any outstanding order, judgment, injunction, decree, ruling or agreement adversely affecting the Company’s or any Company Subsidiary’s use thereof or rights thereto, or that would reasonably impair the scope, validity or enforceability thereof.

(b)    Except as set forth in Section 3.18(b) of the Disclosure Schedule, either the Company or a Company Subsidiary owns exclusively all Company Intellectual Property and Company Technology owned or purported to be owned by it (including the Registered Intellectual Property) and has sufficient rights to use, all other Company Intellectual Property and Company Technology, free and clear of all Liens (other than Permitted Liens) and, except with respect to non-exclusive licenses to commercially available software, free from any requirement of any past, present or future royalty payments, license fees, or other payments, or conditions or restrictions whatsoever. The Company Intellectual Property and Company Technology constitutes all of the Intellectual Property and Technology necessary and sufficient to enable the Company and the Company Subsidiaries to conduct the business of the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary has licensed, sublicensed, covenanted not to sue or assert under, abandoned, encumbered, permitted coexistence with, sold, assigned, transferred or otherwise disposed of ownership of (whether a whole or partial interest), or otherwise granted any right to exploit any Technology or Intellectual Property that is or was Company Intellectual Property or Company Technology to any Person, nor is under an obligation to do any of the foregoing, other than (i) confidentiality and non-disclosure agreements entered into in the ordinary course of business obligating the parties to such confidentiality and non-disclosure agreements to maintain the confidentiality of the Company’s or each of the Company’s Subsidiaries’ confidential information, and (ii) agreements with customers of the Company or a Company Subsidiary that are entered into in the ordinary course of business and which grant such customers the limited non-exclusive right to exploit the Company Intellectual Property or Company Technology for the sole purpose of such customer exercising its rights under an applicable agreement between such customer and the Company or a Company Subsidiary. No funding, facilities, or personnel of any military, Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property or Company Technology owned or purported to be owned by the Company or any Company Subsidiary.

(c)    Except as set forth in Section 3.18(c) of the Disclosure Schedule, (i) no Actions are pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that challenge the ownership (as applicable), rights, or use by the Company or any Company Subsidiary, or the enforceability, scope or validity, of any Company Intellectual Property rights or rights in Company Technology, or alleging that the Company or any Company Subsidiary was, is or will be violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property or Technology, or inviting the Company or any Company Subsidiary to take a license under any Intellectual Property, or pay any royalty, fee, charge or other amount with regard to any Intellectual Property, consider the applicability of any Intellectual Property right to any products or services of the Company or any Company Subsidiary or the conduct of the business of the Company or the business of any Company Subsidiary, or claims that any default exists under any Intellectual Property Agreement and (ii) (A) the Company Intellectual Property, Company Technology and the use thereof, and each of the Company’s and any Company Subsidiary’s conduct of its business (including each of the Company’s and the Company’s Subsidiaries’ products and services), have not and do not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, and (B) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any rights in any of the Company Intellectual Property or rights in any of the Company Technology. Neither the Company nor any Company Subsidiary has made any claim against any Person alleging any infringement, misappropriation, misuse, dilution or violation of any Company Intellectual Property or Company Technology. None of the Registered Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other Governmental Authority, or has been the subject of any Action or any other litigation whether or not resolved in favor of the Company or a Company Subsidiary as applicable.

(d)    Except as set forth in Section 3.18(d) of the Disclosure Schedule, all past, current and contemplated products and services of the Company or each of the Company Subsidiaries were (i) developed by employees of the Company or the applicable Company Subsidiary within the scope of their employment, (ii) developed by independent contractors who have expressly transferred the entire and unencumbered right, title and interest therein and thereto to the Company or the applicable Company Subsidiary pursuant to valid written assignments or by operation of law, or (iii) otherwise acquired by the Company or a Company Subsidiary from a third party pursuant to a valid written agreement in which the entire and unencumbered right, title and interest therein and thereto were expressly assigned to the Company or the applicable Company Subsidiary.

(e)    To the Knowledge of the Company, no employee of the Company or any Company Subsidiary is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or any Company Subsidiary or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality due to his or her activities as an employee of the Company or any Company Subsidiary. Each director, stockholder, consultant, agent or other representative of the Company or any Company Subsidiary, or any other Person that has contributed to the development or creation of any Company Intellectual Property or Company Technology owned or purported to be owned by the Company, other than employees and officers, has entered into a valid and enforceable written Contract assigning to the Company or a Company Subsidiary, as applicable, all of such individual’s right, title and interest in and to any such Company Intellectual Property or Company Technology. No director, stockholder, employee, consultant, agent or other representative of the Company or any Company Subsidiary, nor Blocker, any of the Sellers, or any of the Additional Sellers owns or, to the Knowledge of the Company, claims any personal rights in (nor has any of them made application for) any of the Company Intellectual Property or any of the Company Technology owned or purported to be owned by the Company.

(f)    The consummation of the transactions contemplated hereby will not result in the loss or impairment of any right of the Company or any Company Subsidiary to own, use, practice or otherwise exploit any Company Intellectual Property or Company Technology. Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant by the Company or any Company Subsidiary to any Person of any ownership interest, license or other right with respect to any Company Intellectual Property or Company Technology or any Intellectual Property or Technology owned by Buyer or any of its Affiliates pursuant to any Contract to which the Company or any Company Subsidiary is a party or by which any assets or properties of the Company or any Company Subsidiary is bound. Neither this Agreement nor any transaction contemplated by this Agreement will result in the Company or any Company Subsidiary being under an obligation to pay any royalty, charge or other fee to any other Person with respect to any Intellectual Property or Technology that was not otherwise payable by the Company or any Company Subsidiary prior to the Closing and that was disclosed to Buyer prior to the Agreement Date.

(g)    The Company IT Systems include all of the IT Systems used by the Company or any Company Subsidiary and are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company and the Company Subsidiaries as currently conducted and, to the Knowledge of the Company, as currently proposed to be conducted in the next twelve months, including the tracking of all customer orders. There are no additions, patches, service packs, updates, or other modifications to any of the Company IT Systems that are scheduled or expected to be implemented prior to the Closing and within the 12-month period after the Closing that would materially impair, disrupt, reduce the functionality of, or otherwise adversely modify the Company IT Systems or materially disrupt the business of the Company or any of the Company Subsidiaries. Except for the Internet and those IT Systems set forth on Section 3.18(g) of the Disclosure Schedule, all Company IT Systems are owned or licensed and controlled and operated by the Company or a Company Subsidiary. Except as set forth in Section 3.18(g) of the Disclosure Schedule, each of the Company and the Company Subsidiaries has taken reasonable measures designed to (i) preserve and maintain the performance, security and integrity of the Company IT Systems (and all Software, information or data stored thereon) in all material respects and (ii) maintain reasonable documentation regarding all Company IT Systems, their methods of operation and their support and maintenance. During the two year period prior to the Agreement Date, there has been no material failure with respect to any Company IT System and, to the Knowledge of the Company, there has been no unauthorized access to or use of any Company IT System (or any Software, information or data stored thereon).

(h)    Section 3.18(h) of the Disclosure Schedule sets forth a true and complete list of and accurately identifies all Company Software that is owned by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is using or possesses any Software owned or purported to be owned by any other Person without a valid Contract granting the Company or the Company Subsidiary the right to use or possess such Software in the manner used or possessed by the Company or the applicable Company Subsidiary. The Company and each Company Subsidiary has and complies with written policies to avoid the use or installation of any Software owned by any other Person without a valid Contract granting the Company or a Company Subsidiary, as applicable, the right to use or install such Software. Each such written policy has been presented to each director, officer, employee, contractor or other representative of the Company and each Company Subsidiary.

Section 3.19    Data Privacy. Except as set forth in Section 3.19 of the Disclosure Schedule, each of the active Internet websites and applications (including mobile and tablet applications), owned or operated by the Company or any Company Subsidiary that collects Personal Information maintains a publicly posted privacy statement or policy that describes such entity’s practices with respect to the collection, storage, use and disclosure of Personal Information. Each of the Company and the Company Subsidiaries has complied with all Laws and Orders, and each of its own published and internal (including both present and historic) privacy and data security policies, terms of use and guidelines related to information privacy and security, including with respect to the collection, use, disposal, disclosure, maintenance and transmission of Personal Information, including Information Privacy Laws. There has been no unauthorized access, loss, damage use, sharing, modification, or other misuse of any Personal Information by the Company or any Company Subsidiary or another Person storing and collecting such information on behalf of the Company or any Company Subsidiary. The execution, delivery and performance of this Agreement and the transactions contemplated herein complies, and will comply with, all Information Privacy Laws and the Company’s or Company Subsidiary’s applicable published privacy policies in each case in all respects. Immediately following the Closing Date, each of the Company and the Company Subsidiaries will continue to be permitted to collect, store, use and disclose Personal Information held by the Company or the Company Subsidiaries on terms identical to those in effect as of the date of this Agreement and to the same extent they would have been able to had the transactions contemplated by this Agreement not occurred.

Section 3.20    Accounts Receivable and Inventory.

(a)    The accounts receivable of the Company and the Company Subsidiaries reflected on the Audited Financial Statements and the accounts receivable arising after the Audited Balance Sheet Date have arisen from bona fide transactions entered into by the Company or the Company Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice. Such accounts receivable are collectible in the ordinary course of business consistent with past practice, except, in the case of accounts receivable shown on the Audited Balance Sheet, to the extent of the reserves set forth on the Audited Balance Sheet (which reserves are adequate and calculated consistent with past practice in the preparation of the Financial Statements).

(b)    The Inventory of each of the Company and the Company Subsidiaries consists of a quality usable and salable in the ordinary course of business consistent with past practice and is fit for the purpose for which it was manufactured or procured, except for obsolete, damaged, defective or slow-moving items that have, in a manner consistent with the historical accounting policies and procedures of the Company or a Company Subsidiary, as applicable, and GAAP, been written off or written down to fair market value or for which adequate reserves have been established.

Section 3.21    Indebtedness. Section 3.21 of the Disclosure Schedule sets forth, as of the Agreement Date, all of the outstanding Company Debt, and for each item of Company Debt,

identifies the debtor, the principal amount outstanding as of the date of this Agreement and the creditor. All letters of credit, fidelity bonds and surety bonds are in full force and effect and will continue in full force and effect immediately following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. No default or past due payments (or an event which with notice or lapse of time or both would become a default) exist with respect to the obligations of the Company or any Company Subsidiary under any such letters of credit, fidelity bonds or surety bonds and neither the Company nor any Company Subsidiary has received any notification of cancellation of any of such letters of credit, fidelity bonds or surety bonds.

Section 3.22    Brokers. Other than Jefferies LLC, there is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary that might legally be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.23    Warranty and Related Matters.

(a)    Except as set forth on Section 3.23(a) of the Disclosure Schedule, since January 1, 2015, (i) neither the Company nor any Company Subsidiary has incurred any loss as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions, or otherwise) with respect to any product designed, manufactured, sold, leased, licensed, or delivered, or any service provided by the Company or any Company Subsidiary, whether such loss is incurred by reason of any express or implied warranty (including any warranty of merchantability or fitness), any doctrine of common law (tort, contract, or other), any other Law, or otherwise, (ii) no Governmental Authority or trade association has alleged that any product designed, manufactured, sold, leased, licensed, or delivered or services performed by the Company or any Company Subsidiary is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Authority or trade association, (iii) no product designed, manufactured, sold, leased, licensed, or delivered by the Company or any Company Subsidiary has been recalled, and the neither the Company nor any Company Subsidiary has received any notice of recall (whether written or oral) of any such product from any Governmental Authority or trade association, and (iv) no event has occurred or circumstance exists that (with or without notice or lapse of time) could result in any such liability or recall.

(b)    Except as set forth on Section 3.23(b) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has given to any Person any product or service guaranty or warranty, right of return, or other indemnity relating to the products designed, manufactured, sold, leased, licensed, or delivered, or services performed, by the Company or any Company Subsidiary. The Company’s reserve and each Company Subsidiary’s reserve for warranty claims has been prepared in accordance with, and is consistent in all respects, with GAAP.

Section 3.24    Customers and Suppliers.

(a)    Section 3.24(a) of the Disclosure Schedule sets forth the top 20 customers of the Company and the Company Subsidiaries (including distributors) (each, a “Material Customer”), based on the dollar amount of consolidated revenues earned by the Company and the Company Subsidiaries for each of the two most recent fiscal years and for the current fiscal year, and the revenues generated from such customers.

(b)    Section 3.24(b) of the Disclosure Schedule sets forth the top 20 vendor, supplier, reseller, service provider and other similar business relation of the Company or any Company Subsidiary (each, a “Material Supplier”) by the amount of purchased goods or services over the course of the twelve months ended December 31, 2017, and the six months ended on June 30, 2018, and, for each Material Supplier for the six months ended on June 30, 2018, the amounts owing to each such Person, and whether such amounts are past due.

(c)    No Material Customer or Material Supplier has given the Company, any Company Subsidiary or any of its Affiliates, officers, directors, employees, agents or representatives notice that it intends to stop or materially alter its business relationship with the Company or any Company Subsidiary (whether as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise), or has during the past twelve months decreased materially, or threatened to decrease or limit materially, its supply of services or products to, or purchase of products or services from the Company or any Company Subsidiary. Except as set forth in Section 3.24(c) of the Disclosure Schedule, no the Company’s Knowledge, (i) no Material Customer or Material Supplier intends to cancel or otherwise substantially and adversely modify its relationship with the Company or to decrease or limit materially, its supply of services or products to, or purchase of products or services from, the Company, (ii) no Material Customer or Material Supplier has advised the Company or any Company Subsidiary of any material problem or dispute with such Material Customer or Material Supplier, (iii) the transactions contemplated by this Agreement and the Ancillary Agreements will not adversely affect the relationship of the Company or any Company Subsidiary with any Material Customer or Material Supplier, and (iv) no Material Supplier has provided the Company or any Company Subsidiary with notice (whether written or, to the Knowledge of the Company, oral) that (A) it will not sell raw materials, supplies, component parts, merchandise or any other goods or services required for the manufacture, assembly or production of any product of the Company or any Company Subsidiary on terms and conditions substantially similar to those used in its current sales, subject only to general and customary price increases or (B) it expects in the foreseeable future any material difficulty in obtaining, in the quantity and quality and at a price consistent with past practices, the raw materials, supplies, component parts, merchandise or any other goods or services required for the manufacture, assembly or production of any product of the Company or any Company Subsidiary.

Section 3.25    Related Party Transactions. Except as set forth on Section 3.25 of the Disclosure Schedule, no Related Party (a) is a party to any Contract with the Company or any Company Subsidiary; (b) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, any customer, competitor, supplier, licensor, licensee, distributor, sales agent, advertising agent, lessor, lessee, independent contractor or customer of the Company or any Company Subsidiary (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than five percent of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person); (c) has any interest in any property, asset or right used by the or necessary for the business of the Company or any Company Subsidiary; (d) has outstanding any Indebtedness owed to the Company or any Company Subsidiary; or (e) has received any funds from the

Company or any Company Subsidiary since the Audited Balance Sheet Date, or is the obligee or beneficiary of any liability of the Company or any Company Subsidiary, in each case, except for employment-related compensation or liabilities therefor received or payable in the ordinary course of business.

Section 3.26    Books and Records. The books of account and other financial records of the Company and the Company Subsidiaries have been kept accurately in all material respects in the ordinary course of business materially consistent with applicable Law, and the Company and the Company Subsidiaries make and keep books, records and accounts that, in reasonable detail, accurately and fairly reflecting in all material respects their transactions, acquisitions and dispositions of assets. Since July 30, 2015, the Company has at all times maintained materially complete and correct records of all meetings of, and corporate, limited liability company or other organizational actions taken by, the equity holders, stockholders, managers, members, boards of directors, committees and other governing bodies of, the Company and the Company Subsidiaries.

Section 3.27    Disclosure. No representation or warranty of the Company or any Seller in this Agreement Certificate contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. None of the Company, any Company Subsidiary, any Seller or any of their respective officers, directors, managers or executive employees are aware of any facts pertaining to the Company, any Company Subsidiary or their respective businesses which has had or would reasonably be expected to have a Material Adverse Effect and which have not been disclosed in this Agreement (including the Disclosure Schedule).

Section 3.28    Exclusive Representations and Warranties. Except as expressly set forth in Section 2 and this Section 3 (as qualified by the Disclosure Schedule), none of Sellers, Additional Sellers, the Company, any Company Subsidiary or any of their respective Representatives, has made or shall be deemed to have made any express or implied warranty of any kind whatsoever, and hereby disclaim all liability and responsibility, except in the case of Fraud, for any other representation, warranty or statement made or information communicated (orally or in writing) to Buyer and its Representatives (including by way of any information, documents or other materials regarding the Company or any Company Subsidiary furnished or made available to Buyer and its Representatives in any “data rooms,” “virtual data rooms,” management presentations, confidential information memorandums or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement including any information regarding the future revenue, profitability or success of the Company or any Company Subsidiary).

SECTION 4

REPRESENTATIONS AND WARRANTIES REGARDING BLOCKER

Blocker Seller represents and warrants to Buyer that the statements in this Section 4 are true, complete and correct, subject, in any case, to the exceptions provided in the Disclosure Schedule, both as of the date hereof and, except as expressly set forth below, as of the Closing Date:

Section 4.1    Organization and Power; Activities; No Liabilities. Blocker is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Blocker is not qualified to do business as a foreign company in any jurisdiction. Blocker has all requisite limited liability company power and authority necessary to enter into this Agreement and consummate the transactions contemplated hereby. Section 4.1 of the Disclosure Schedule lists each of the officers of Blocker as of the date of this Agreement. Blocker’s sole purpose is and since its date of formation has been to own the Blocker Owned Units. Other than owning the Blocker Owned Units, Blocker does not conduct any business activities in connection with the business of the Company or any of the Company Subsidiaries or otherwise. Other than as set forth on Section 4.1 of the Disclosure Schedule, Blocker has no material Liabilities or obligations of any kind or nature (including any Indebtedness).

Section 4.2    Capitalization. Section 4.2 of the Disclosure Schedule sets forth the authorized, issued and outstanding membership interests of Blocker, all of which membership interests are held by Blocker Seller. Except for rights of Buyer under this Agreement and the Ancillary Agreements or as set forth in Section 4.2 of the Disclosure Schedule, (i) no subscription, warrant, option, profits interest, convertible or exchangeable security, preemptive or antidilutive right, calls, subscription or other right (contingent or otherwise) to purchase or acquire any membership interests of Blocker is authorized or outstanding and (ii) Blocker does not have any obligation to issue any subscription, warrant, option, profits interest, convertible or exchangeable security, preemptive or antidilutive right, calls, subscription or other right or to issue or distribute to holders of any membership interests any evidences of indebtedness or assets of Blocker. Blocker does not have any obligation to purchase, redeem or otherwise acquire any of its membership interests or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Blocker. Except for rights of Buyer under this Agreement and the Ancillary Agreements or as set forth in Section 4.2 of the Disclosure Schedule, all issued and outstanding membership interests of Blocker (a) are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, Blocker Organizational Documents or any Contract to which Blocker is a party or by which it is bound, and (b) have been offered, sold and delivered by Blocker in compliance in all material respects with all applicable Law.

Section 4.3    Subsidiaries; Ownership. Except for the Blocker Owned Units, as of the Closing, Blocker does not, and will not, directly or indirectly (a) own, of record or beneficially, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any Person, or (b) control any other Person. At the Closing, Blocker will own all of the Blocker Owned Units free and clear of all Liens (other than Permitted Liens and restrictions that may, following the Closing, be applicable on any subsequent transfer by Buyer under applicable securities laws or under the Blocker Organizational Documents).

Section 4.4    Authorization; Enforceability; No Breach.

(a)    Blocker has all necessary limited liability company power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by Blocker at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Blocker of this Agreement and each instrument required hereby to be executed and delivered by Blocker at the Closing and the consummation by Blocker of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action; and no other limited liability company proceedings on the part of Blocker are necessary to authorize this Agreement or any instrument required hereby to be executed and delivered by Blocker at the Closing or to consummate the transactions so contemplated.

(b)    This Agreement has been, and each instrument required hereby to be executed and delivered by Blocker at the Closing will be, duly and validly executed and delivered by Blocker and, assuming the due authorization, execution and delivery by the other parties, constitutes or will constitute, as applicable, a legal, valid and binding obligation of Blocker, enforceable against Blocker in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

(c)    The execution and delivery of this Agreement and the other Ancillary Agreements by Blocker and each other instrument required hereby to be executed and delivered by Blocker at the Closing, the compliance by Blocker with the provisions of this Agreement the Ancillary Agreements and each instrument required hereby to be executed and delivered by Blocker at the Closing and the consummation of the transactions contemplated hereby or thereby, will not (i) materially conflict with or violate Blocker Organizational Documents, (ii) materially conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice to, or result in the loss of any material benefit to which Blocker is entitled under, any Contract, Permit, Lien or other interest to which Blocker is a party or by which Blocker is bound or to which its assets are subject, (iii) result in the creation or imposition of any Lien upon any assets of Blocker or any membership interest of Blocker, (iv) violate any Law applicable to Blocker or any of its properties or assets in any material respect or (v) result in the creation or imposition of any Liens on any of the Acquired Units.

Section 4.5    Taxes.

(a)    Blocker has duly and timely filed or caused to be filed (taking into account any valid extensions) all income and other material Tax Returns required to be filed by it. All such Tax Returns are true, complete and accurate in all material respects. Blocker is not currently the beneficiary of any extension of time within which to file any Tax Return (other than its annual income Tax Returns for the taxable period ended December 31, 2017). All Taxes due and owing by Blocker, whether or not shown on any Tax Return, have been timely paid. No claim has been made by a Tax Authority in a jurisdiction in which Blocker does not file Tax Returns that Blocker is subject to taxation by that jurisdiction.

(b)    There are no Liens on any of Blocker’s assets for Taxes other than Permitted Liens.

(c)    No deficiency for Taxes which has been proposed, asserted or assessed in writing by any Tax Authority against Blocker remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of Blocker. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending or, to the Blocker Seller’s Knowledge, threatened, with respect to any Taxes of Blocker.

(d)    All Taxes which Blocker is obligated to withhold from amounts owing to any employee, creditor or third party have been properly withheld and all such withheld Taxes have been timely paid over and reported to the proper Tax Authority in accordance with applicable Law.

(e)    Blocker is not, and has not been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than Contracts entered into in the ordinary course of business and not relating primarily to Taxes).

(f)    Blocker has no liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise, in each case other than Contracts entered into in the ordinary course of business and not relating primarily to Taxes.

(g)    Blocker has not been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

(h)    At all times since its formation, Blocker has been classified as a corporation for federal income Tax purposes.

(i)    Blocker has not received a nexus inquiry or notice of any claim by a Tax Authority in a jurisdiction where Blocker does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or Tax Authority.

(j)    Blocker does not have (and has never had) a permanent establishment (within the meaning of any applicable Tax treaty) in a country other than the country in which Blocker is organized.

(k)    Blocker has not received any private letter ruling from the IRS or any comparable ruling from any other Tax Authority.

SECTION 5

REPRESENTATIONS AND WARRANTIES REGARDING SELLERS AND ADDITIONAL SELLERS

Each Seller and Additional Seller, severally and not jointly, as to himself, herself or itself, as applicable, represents and warrants to Buyer that the statements in this Section 5 are true, complete and correct, subject, in any case, to the exceptions provided in the Disclosure Schedule, both as of the date hereof and, except as expressly set forth below, as of the Closing Date:

Section 5.1    Right to Sell Units; Binding Effect; Organization and Power. Such Seller or Additional Seller that is an entity has all requisite corporate, limited partnership or limited liability company power, as applicable, and such Seller or Additional Seller has full legal right to enter into this Agreement and each Ancillary Agreement to which such Seller or Additional Seller is to be a party, to perform all of such Seller’s or Additional Seller’s agreements and obligations hereunder or thereunder in accordance with its terms, and to sell to Buyer all of the Acquired Units owned by such Seller or Additional Seller. No further proceedings on the part of such Seller or Additional Seller are necessary to approve and authorize the execution and delivery of this Agreement or the Ancillary Agreements and the performance of such Seller’s or Additional Seller’s obligations hereunder and thereunder. This Agreement has been, and each Ancillary Agreement to which such Seller or Additional Seller will be a party will be, duly executed and delivered by such Seller or Additional Seller, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than such Seller or Additional Seller) and constitutes or will constitute, as applicable, the legal, valid and binding obligation of such Seller or Additional Seller, enforceable against such Seller or Additional Seller in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. If such Seller or Additional Seller is an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and such Seller’s or Additional Seller’s organizational documents are in full force and effect.

Section 5.2    Title to Units, Liens, etc. Such Seller or Additional Seller has record and beneficial ownership of the Acquired Units set forth opposite such Seller’s or Additional Seller’s name in Section 5.2 of the Disclosure Schedule, free and clear of any Lien (other than restrictions that may, following the Closing, be applicable on any subsequent transfer by Buyer under applicable securities laws, the Company Organizational Documents or the Blocker Organizational Documents), and the Acquired Units held by such Seller or Additional Seller constitute all of the membership interests in the Company or Blocker, as applicable, owned beneficially or held of record by such Seller or Additional Seller as of the date of this Agreement. Upon the consummation of the transactions contemplated hereby, Buyer will acquire record and beneficial ownership of all of the Acquired Units held by such Seller or Additional Seller, free and clear of any Lien (other than restrictions that may, following the Closing, be applicable on any subsequent transfer by Buyer under applicable securities laws, the Company Organizational Documents or the Blocker Organizational Documents) and there are no restrictions on or agreements with respect to the voting rights of the Acquired Units that would impair Buyer’s rights under this Agreement, including any proxies or voting trusts. Except as set forth in Section 5.2 of the Disclosure Schedule, such Seller or Additional Seller does not own any other securities of the Company or Blocker of any class or kind, including any debt securities of any class or kind, nor does such Seller or Additional Seller have any right or option to subscribe for, or to purchase, shares or other equity securities or debt securities of the Company or Blocker. Except as provided in this Agreement, any Ancillary Agreement, the Company Organizational Documents or the Blocker Organizational Documents, as applicable, such Seller or Additional Seller is not party to or bound by any agreement or instrument affecting or relating to such Seller’s or Additional Seller’s right to transfer or vote the Acquired Units owned by such Seller or Additional Seller.

Section 5.3    No Conflicts. The execution, performance and delivery of this Agreement and the other Ancillary Agreements to which such Seller or Additional Seller is a party by such Seller or Additional Seller and each other instrument required hereby to be executed, performed and delivered by Sellers or Additional Sellers at the Closing pursuant to this Agreement or the Ancillary Agreements, the compliance by such Seller or Additional Seller with the provisions of this Agreement, the Ancillary Agreements to which such Seller or Additional Seller is a party and each instrument required hereby to be executed, performed and delivered by such Seller or Additional Seller at the Closing and the consummation of the transactions contemplated hereby or thereby, will not (a) materially conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice to, or result in the loss of any material benefit to which such Seller or Additional Seller is entitled under any Contract, Permit, Lien or other interest to which such Seller or Additional Seller is a party or by which such Seller or Additional Seller is bound or to which its assets are subject, (b) violate any Seller Organizational Document or organizational document of such Additional Seller or any Law applicable to such Seller or Additional Seller or any of such Seller’s or Additional Seller’s properties or assets in any material respect, or (c) result in the creation or imposition of any Liens on any of the Acquired Units of such Seller or Additional Seller.

Section 5.4    Governmental Consents. Except for compliance with the HSR Act, no consent, approval, waiver, authorization or Order of, or registration, qualification or filing with, any Governmental Authority is required for the execution, performance and delivery of this Agreement or any Ancillary Agreement to which such Seller or Additional Seller is to be a party by such Seller or Additional Seller or for the consummation by such Seller or Additional Seller of the transactions contemplated hereby and thereby.

Section 5.5    Litigation, etc. No Action is pending or, to such Seller’s or Additional Seller’s Knowledge, threatened, against such Seller or Additional Seller with respect to such Seller’s or Additional Seller’s execution, performance and delivery of this Agreement or any Ancillary Agreement to which such Seller or Additional Seller is to be a party or the consummation by such Seller or Additional Seller of the transactions contemplated hereby or thereby or which would individually or in the aggregate reasonably be expected to be material to the business of the Company or the Company Subsidiaries. No Action is pending or, to such Seller’s or Additional Seller’s Knowledge, threatened against such Seller or Additional Seller before any arbitrator or court or other Governmental Authority which (a) if adversely determined, would be reasonably likely to result in payments, penalties or fines payable by the Company or Blocker, (b) challenges the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection herewith or therewith, or (c) would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on its ability to perform its obligations under this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby.

Section 5.6    No Material Assets. Such Seller or Additional Seller has no material assets relating to the operation of the business of the Company or any Company Subsidiary, other than the Acquired Units and copies of such books and records as may be reasonably necessary, after the Closing, for such Seller or Additional Seller to comply with applicable Laws (including applicable Tax Laws) and to exercise its rights and to perform its obligations under this Agreement or any Ancillary Agreement to which such Seller or Additional Seller is to be a party; provided, however, that nothing herein shall require the destruction of records maintained by such Seller or Additional Seller in the ordinary course.

Section 5.7    Holding Companies. Each of GEF WW Parent LLC, GEF WW Intermediate LLC and GEF WW Buyer LLC is a holding company and does not have any material Liabilities or obligations (other than Taxes incurred in the ordinary course and Liabilities arising under the Credit Documents, this Agreement, the Ancillary Agreements and immaterial Liabilities incidental to its status as a holding company). None of GEF WW Parent LLC, GEF WW Intermediate LLC or GEF WW Buyer LLC engages in any operations or business (other than the ownership of equity interests of GEF WW Intermediate LLC, GEF WW Buyer LLC and WWS Acquisition, LLC, respectively).

Section 5.8    Brokers. Other than Jefferies LLC, there is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of such Seller or Additional Seller that might legally be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

SECTION 6

REPRESENTATIONS AND WARRANTIES REGARDING BUYER AND PARENT

Each of Buyer and Parent jointly and severally represents and warrants to the Company Sellers and Additional Sellers as follows subject, in any case, to the exceptions provided in the Disclosure Schedule, both as of the date hereof and, except as expressly set forth below, as of the Closing Date:

Section 6.1    Organization and Standing. Such Party is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. All corporate actions taken by such Party in connection with this Agreement will be duly authorized on or prior to the Closing and no further proceedings on the part of such Party are necessary to approve and authorize the execution and delivery of this Agreement or the Ancillary Agreements and the performance of such Party’s obligations hereunder and thereunder.

Section 6.2    Power and Authority of Buyer.

(a) Such Party has the requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Party of this Agreement and each Ancillary Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of such Party. This Agreement has been duly executed and delivered by such Party and, assuming the due authorization, execution and delivery by each other Party hereto, this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)    Such Party’s execution and delivery of this Agreement, each Ancillary Agreement, and each instrument required hereby to be executed and delivered by such Party at the Closing, and the compliance with the provisions of this Agreement and each Ancillary Agreement by such Party and the consummation by such Party of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the organizational documents of such Party, each as amended to date and currently in effect, (ii) violate any Law applicable to such Party or any of its properties or assets or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien (not including Permitted Liens) upon any of the properties, rights or assets of such Party pursuant to, any Contract to which such Party is a party or by which it is bound or affected, except in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights or Liens that would not reasonably be expected to have a material adverse effect on such Party or materially impair the ability of such Party to consummate the transactions contemplated by this Agreement.

Section 6.3    Non-contravention; Consents and Governmental Authorizations.

(a)    Neither the execution, delivery and performance by such Party of this Agreement and each other Ancillary Agreement to which such Party is bound, nor the consummation of the transactions contemplated hereby and thereby, will, with or without the giving of notice or the lapse of time or both, (i) contravene, conflict with, or result in a violation of any Law or Order binding upon or applicable to such Party or by which any of such Party’s properties or assets are bound or affected, (ii) violate any provision of the organizational documents of such Party, each as amended to date and as currently in effect; or (iii) result in the creation of an Lien (other than Permitted Lien) on any of such Party’s properties or assets.

(b)    No Consents or Governmental Authorizations are required in connection with such Party’s execution and delivery of this Agreement or any Ancillary Agreement to which such Party is bound, the performance by such Party of its respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, other than Consents and Governmental Authorizations that have been obtained by such Party prior to the date hereof and which have been provided to the Seller Representative.

Section 6.4    Brokers and Finders. Other than SunTrust Robinson Humphrey, Inc., neither Buyer, Parent, nor any of their respective Affiliates have retained, utilized or been represented by, or have any liability or obligation to pay fees or commissions to, any broker, finder or agent in connection with the transactions contemplated by this Agreement and neither any Seller, Additional Seller nor Company Member would be liable for any such fees or commissions.

Section 6.5    Litigation, etc. As of the date of this Agreement, no Action is pending or, to such Party’s Knowledge, threatened against such Party before any arbitrator or court or other Governmental Authority which (i) challenges the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection herewith or therewith, or (ii) would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on such Party’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 6.6    Investment. Buyer is acquiring the Acquired Units for its own account as an investment without the present intent to sell, transfer or otherwise distribute Acquired Units to any other Person. Buyer and Parent have made, independently and without reliance on any of the Company, any Company Subsidiary, Blocker, any Seller or Additional Seller (except to the extent that such Party has relied on the representations and warranties set forth in this Agreement, the Ancillary Agreements and in any document, certificate or other instrument required to be delivered to Buyer under this Agreement), their own analysis of the Acquired Units and the Company. Buyer and Parent acknowledge that the Acquired Units are not registered pursuant to the Securities Act and that none of the Acquired Units may be transferred, except pursuant to an applicable exception under the Securities Act.

Section 6.7    Financing; Solvency.

(a)    Buyer and Parent affirm that it is not a condition to the Closing or to any of their other obligations under this Agreement (including their obligation to consummate the transactions hereunder) that Buyer and Parent or any of their respective Affiliates obtain or receive funds or financing for or related to any of the transactions contemplated hereby or otherwise. Buyer will have available at the Closing the funds necessary to (i) make the payments required hereunder in full in cash (including the repayment in full in cash of all Indebtedness under the Credit Documents), (ii) pay all fees, costs and expenses to be paid by Buyer at the Closing in connection with the transactions contemplated by this Agreement (and Buyer represents that any fees that are due under the Debt Commitment Letter are required to be paid no earlier than the Closing), and (iii) satisfy all other payment obligations at the Closing that may arise in connection with, or may be required in order to consummate, the transactions contemplated by this Agreement.

(b)    Buyer has provided the Seller Representative with a true and complete copy of the executed Debt Commitment Letter and any related fee letters (redacted as to economic terms and other commercially sensitive numbers and terms specified in any such fee letter (including any such terms and numbers relating to “flex” terms or similar concepts), none of which redacted provisions could affect the availability, conditionality, enforceability, termination or aggregate principal amount of the Debt Financing at the Closing). The Debt Commitment Letter has not

been amended or modified in any manner prior to the date of this Agreement. As of the date of this Agreement, (i) neither Buyer nor any of its Affiliates has entered into any Contract relating to the financing of the transactions contemplated by this Agreement that could reasonably be expected to adversely affect the availability of the Debt Financing on the Closing Date, other than as described in the Debt Commitment Letter and the related fee letter and the engagement letter in respect of the contemplated 144A high yield notes offering by Buyer or a Subsidiary thereof, (ii) the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect, and (iii) the Debt Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Buyer and to the Knowledge of Buyer, each other party thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered. Buyer has fully paid (or caused to be paid) any and all commitment and/or other fees and other amounts that are due and payable on or prior to the date of this Agreement in respect of the Debt Financing (including pursuant to the Debt Commitment Letter). As of the date of this Agreement, (A) assuming the accuracy of the representations and warranties set forth in Section 3 such that the condition set forth in Section 10.1(a) is satisfied, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Buyer or, to the Knowledge of Buyer, any other party thereto under the Debt Commitment Letter and (B) assuming the satisfaction of the conditions set forth in Section 8 and Section 9 of this Agreement, Buyer has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis its obligations under the Debt Commitment Letter. There are no conditions precedent related to the funding of the full amount of the Debt Financing, other than those expressly set forth in Section 5, or Exhibit C, of the Debt Commitment Letter. Assuming the satisfaction of the conditions set forth in Section 8 and Section 9 of this Agreement, as of the date of this Agreement, Buyer has no reason to believe that if Buyer’s contemplated 144A high yield notes offering does not occur or is unsuccessful (i) any of the conditions set forth in the Debt Commitment Letter will not be satisfied or (ii) the Debt Financing will not be available (or made available) to Buyer on the Closing Date. As of the date hereof, no Debt Financing Source has notified Buyer of such Debt Financing Source’s intention to terminate or withdraw any of the Debt Financing.

(c)    As of the Closing, after giving effect to all of the transactions contemplated by this Agreement, and assuming the conditions set forth in Section 9.1 have been satisfied (without regard to any materiality, Material Adverse Effect, knowledge or similar qualifiers), Buyer and Parent will be Solvent. For purposes of this Section 6.7, “Solvent” means that, with respect to any Person and as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (iii) such Person will have, as of such date, adequate capital with which to conduct its business and (iv) such Person will be able to pay its indebtedness as its indebtedness matures. For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (B) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 6.8    Due Diligence Investigation.

(a)    Buyer and Parent have had an opportunity to discuss the business, management, operations and finances of the Company Members with its officers, directors, employees, agents, Representatives and Affiliates, and have had an opportunity to inspect the facilities of the Company Members. Buyer and Parent have conducted to their satisfaction, their own independent investigation of the conditions, operations and business of the Company Members and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer and Parent have relied on the results of their own independent investigation. In making their decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Buyer and Parent have relied solely upon the representations and warranties of the Company set forth in Section 3 (and acknowledges that such representations and warranties are the only representations and warranties made by the Company as may be modified by the Disclosure Schedule as supplemented pursuant to Section 7.8) and the representations and warranties of Blocker Seller in Section 4 and the Sellers and Additional Sellers set forth in Section 5 and have not relied upon any other information provided by, for or on behalf of any of the Company Members, or their respective agents or Representatives, to Buyer or Parent in connection with the transactions contemplated by this Agreement.

(b)    In connection with Buyer and Parent’s investigation of the Company Members, Buyer and Parent have received certain projections, including projected statements of operating revenues and income from operations of the business, the Company Members and certain business plan information. Buyer and Parent acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer and Parent are familiar with such uncertainties and that Buyer and Parent are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them, including the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans. Accordingly, no representation or warranty is made with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans.

SECTION 7

COVENANTS

Section 7.1    Conduct of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company and Blocker covenant and agree that, unless Buyer shall otherwise agree in writing (which may include email or other electronic transmission), Blocker and the Company shall, and the Company shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course in all material respects and will continue to collect accounts receivable and pay accounts payable utilizing procedures consistent with past practices in the ordinary course of business, and shall not, and shall cause each of the Company Subsidiaries to not, take any action, except in all material respects in the ordinary course of business or consistent with terms of this Agreement. Other than as required by the terms of this Agreement, between the date of this Agreement and the Closing Date, without the prior consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Blocker and the Company shall not, and the Company shall cause each of the Company Subsidiaries to not:

(a)    amend or otherwise change the Company Organizational Documents or the Blocker Organizational Documents;

(b)    other than as set forth on Schedule 7.1(b), repurchase, redeem or otherwise acquire any outstanding shares of capital stock, membership interests or other equity interests of Blocker or any Company Member;

(c)    other than as set forth on Schedule 7.1(c), transfer, issue, pledge, encumber, assign, sell or dispose of, or grant options, warrants or other rights to purchase or otherwise acquire, any shares of capital stock, membership interests or securities convertible, exchangeable or exercisable therefor of Blocker, the Company Members or other equity interests of Blocker or any Company Member, other than Tax distributions in accordance with the Company Organizational Documents and Blocker Organizational Documents or continuing pledges of, and Equity Interests in, the Subsidiaries of the Company pursuant to the Credit Documents;

(d)    other than as set forth on Schedule 7.1(d), effect any recapitalization, reclassification, reorganization or like change in the capitalization of Blocker or any Company Member;

(e)    other than as set forth on Schedule 7.1(e), declare, set aside or pay any dividend or distribution in any property in respect of any interest of the Company or Blocker other than a distribution of cash to Sellers and Additional Sellers prior to the Closing Date (to the extent such distribution results in a reduction of Closing Cash);

(f)    other than as set forth on Schedule 7.1(f), terminate any material Contract (including any Material Contract), materially amend any material Contract (including any Material Contract), or cancel, modify or waive any material Indebtedness or claims held in respect of Blocker or any Company Member or waive any material rights of value, except in the ordinary course of business;

(g)    mortgage, pledge or subject to any Lien (other than a Permitted Lien) any portion of the material assets of Blocker or any Company Member;

(h)    sell, transfer, assign, license or otherwise dispose of Blocker’s or any Company Member’s assets valued at more than $250,000 in the aggregate except sales of inventory in the ordinary course of business or pursuant to the Credit Documents;

(i)    adopt or materially amend any Company Benefit Plan, except for the renewal of existing Company Benefit Plans in the ordinary course of business or pursuant to applicable Laws;

(j)    except pursuant to the terms of any such Company Benefit Plan in effect as of the date hereof, pursuant to applicable Law or as set forth on Schedule 7.1(j), (i) increase the compensation or benefits payable or to become payable to any director or officer of the Company or any Company Subsidiary; (ii) grant or increase any rights to change in control, severance or termination payments or benefits to, or enter into any employment or severance agreement with, any director or officer of the Company or any Company Subsidiary; or (iii) engage, hire, or promote any employee or independent contractor, who is expected to receive annual base compensation for 2018 in excess of $100,000, other than to fill open positions as of the date hereof or as otherwise contemplated by the hiring plan previously provided to Buyer;

(k)    plan, announce, implement or effect any reduction in force, lay off, early retirement program, or severance program, except (i) any termination of employment for cause or (ii) any termination by the Company or a Company Subsidiary of employment of any employee who receives annual base compensation of less than $100,000 in the ordinary course of business (such terminations in subsection (ii) not to exceed ten (10));

(l)     incur or assume any Indebtedness or guarantee any Indebtedness, other than Indebtedness under the Credit Documents as in effect on the date hereof (except for the provisions thereof that expressly survive termination) that will be discharged at Closing;

(m)    other than as set forth on Schedule 7.1(m), pay, loan or advance any amount to, or sell, transfer or lease any of any Company Member’s or Blocker’s assets to, or enter into any agreement or arrangement with, any Affiliate of any Company Member, Blocker or any director, officer, employee of the Company or any Company Subsidiary, or any of their respective Affiliates, except for loans or advances to employees and reimbursement of out-of-pocket expenses for board meetings and travel in connection with services provided to the Company or a Company Subsidiary in the ordinary course of business;

(n)    (i) make any change in any method of financial or Tax accounting, or financial or Tax accounting practice or policy (including any change in its annual accounting period) other than those required by GAAP or (ii) make, revoke or amend any material Tax election, enter into any closing agreement or settlement with a Tax Authority in respect of Taxes, concede any claim or assessment made in writing by a Tax Authority in respect of material Taxes, agree or consent to the extension of any statute of limitations with regard to the assessment or collection of Taxes, obtain any Tax ruling or file any amended material Tax Return;

(o)    acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person, or otherwise acquire any assets that are valued, individually or in the aggregate, in excess of $500,000;

(p)    make or incur any capital expenditures that, individually or in the aggregate, are in excess of $350,000, except capital expenditures contemplated by the capital expenditure plan previously provided to Buyer;

(q)    purchase, license, sublicense, covenant not to sue or assert under, abandon, disclose, encumber, permit coexistence with, sell, grant, assign, or otherwise dispose or transfer or enter any Contract for the purchase, license, sublicense, covenant not to sue or assert under, abandonment, disclosure, encumbrance, permit coexistence with, sale, assignment or other disposition or transfer, of any Company Intellectual Property or Company Technology, other than (i) form agreements with employees and independent contractors each entered into in the ordinary course of business and each assigning all such individual’s right, title and interest in and to any Company Intellectual Property or Company Technology to the Company or a Company Subsidiary, (ii) confidentiality and non-disclosure agreements entered into in the ordinary course of business obligating the parties to such confidentiality and non-disclosure agreements to maintain the confidentiality of the Company’s or each of the Company’s Subsidiaries’ confidential information, (iii) agreements with customers of the Company or a Company Subsidiary that are entered into in the ordinary course of business and which grant such customers the limited non-exclusive right to exploit the Company Intellectual Property or Company Technology for the sole purpose of such customer exercising its rights under an applicable agreement between such customer and the Company or a Company Subsidiary, (iv) pursuant to the Credit Documents, and (v) in connection with the testing of products in the ordinary course of business; or

(r)    authorize any of the foregoing, or commit or agree to take actions, whether in writing or otherwise, to do any of the foregoing.

Section 7.2    Confidentiality; Access.

(a)    The parties acknowledge that WWS Acquisition, LLC and Buyer have previously executed a letter agreement effective as of May 23, 2018 (the “Confidentiality Agreement”), the entirety of which will continue, except as expressly provided by this Agreement, in full force and effect in accordance its respective terms, notwithstanding the execution and delivery of this Agreement, until the Closing, at which time the Confidentiality Agreement shall terminate and be of no further force or effect. The parties acknowledge and agree that the existence of this Agreement, the Ancillary Agreements and the Disclosure Schedule and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, and the negotiation hereof and thereof and the transactions contemplated hereby and thereby, shall constitute “Evaluation Material” under the Confidentiality Agreement.

(b)    Subject to the terms of the Confidentiality Agreement and other confidentiality obligations and similar restrictions that may be applicable to information in the possession of the Company that has been furnished by third parties from time to time, during the period following the date hereof and prior to the Closing, upon reasonable notice and during normal business hours, the Company shall, and shall cause the officers and employees of the Company to, (i) afford the officers, employees and authorized agents and Representatives of Buyer reasonable access to the offices, properties, senior executives, and books and records of the Company Members and (ii) furnish to the officers, employees and authorized agents and Representatives of Buyer such additional financial and operating data and other information regarding the assets, properties and business to the extent related to the Company Members as Buyer may from time to time reasonably request in order to assist Buyer in fulfilling its obligations under this Agreement or facilitate the transactions contemplated by this Agreement; provided that (A) any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the Company; (B) Buyer or any of its Representatives shall not contact or have any discussions with any of the officers, employees, landlords/sub-landlords, tenants/subtenants, customers or vendors of the Company or any Company Subsidiary without the prior written consent of the Company; (C) Buyer shall be responsible for any damage to any real property owned or leased by the Company or any Company Subsidiary or any other assets or property of the Company or any Company Subsidiary caused by Buyer or any of its Representatives; (D) the Company shall not be required to disclose any information related to the sale of the Company or any activities in connection therewith, including the solicitation of proposals from third parties in connection with the sale of the Company or its Representatives’ evaluation thereof, including projections, financial or other information related thereto; and (E) the Company shall not be required to confer, afford such access or furnish such copies or other information (x) to the extent that doing so would result in the breach of any confidentiality or similar agreement to which the Company or any Company Subsidiary is a party as of the date of this Agreement, (y) that is competitively sensitive, or (z) the disclosure of which would reasonably be expected to result in the loss or impairment of attorney-client privilege; provided that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a breach of such agreement or a loss of attorney-client privilege.

(c)    For a period of seven years following the Closing, Buyer shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Company and each Company Subsidiary in the possession of Buyer, or its Affiliates, provided that in accordance with the Company’s current practices, such copies may be maintained in electronic or digital form. The Seller Representative, upon reasonable notice and for any reasonable business purpose to which the Seller Representative or any Seller or Additional Seller is a party, and at the Seller Representative’s own cost and expense, shall have access during normal business hours to examine, inspect and copy such books and records during such seven-year period.

Section 7.3    Efforts; Consents; Regulatory and Other Authorizations. Each party to this Agreement shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, any Governmental Authority and other third parties (including the consents and filings described in this Section 7) that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, including those consents set forth in the Disclosure Schedule; (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement; and (iv) fulfill all conditions to such Party’s obligations under this Agreement, in each case such that all of the actions described in clauses (i) through (iv) of this Section 7.3 may be taken and the Closing may be consummated no later than the End Date. Each party to this Agreement shall cooperate fully with the other parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices and making such filings. In furtherance and not in limitation of the foregoing, each of Buyer and the Sellers have made (and, in the case of the Sellers, caused the Company to make)

required filings pursuant to applicable Antitrust Laws, including the filing of a Notification and Report Form pursuant to the HSR Act, with respect to the transactions contemplated by this Agreement as promptly as practicable. Each of Buyer, the Sellers and the Company shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable Antitrust Laws and shall take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting period under the HSR Act and to obtain approvals, consents and other confirmations required pursuant to any other Antitrust Laws as soon as practicable. If any objections are asserted with respect to the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Law, or if any action is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement as violative of the HSR Act or any other Antitrust Law, Buyer, the Sellers and the Company shall use reasonable best efforts to promptly resolve such objections.

Section 7.4    Public Disclosure. The initial press release and investor presentation announcing the transactions contemplated by this Agreement shall be substantially in the forms agreed to by Buyer and Seller Representative prior to the date of this Agreement. Buyer will consult with Seller Representative in respect of the content of Buyer’s public disclosure in relation to the transactions contemplated by this Agreement to the extent such disclosure differs in any material respect from the content of such initial press release and investor presentation. Notwithstanding the foregoing or anything herein to the contrary, nothing herein shall prevent a Seller, Additional Seller or any of their respective Affiliates which is a private equity or other investment fund from making customary disclosures (which are made subject to customary confidentiality obligations), including the key economic terms of the transactions contemplated by this Agreement and the return realized as a result thereof, to its current or prospective investors in connection with its normal fundraising and reporting activities.

Section 7.5    Cooperation; Further Actions. Following the Closing, the Parties shall use all reasonable efforts to take or cause to be taken all actions, execute and deliver such additional instruments, documents, conveyances or assurances and to do or cause to be done all other things, necessary, proper or advisable, or otherwise reasonably requested by another Party, in order for such party to fulfill and perform his, her or its obligations in respect of this Agreement and the Ancillary Agreements to which such Person is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby and carry out the intent and purposes of this Agreement (which include the transfer to Buyer of the entire ownership of the Company and Blocker and intended related benefits of the business of the Company).

Section 7.6    Indemnification of Directors and Officers.

(a)    During the period ending six years after the Closing Date, Buyer shall ensure that the Company fulfills its obligations to the present and former members of the Company’s Board and present and former officers of the Company (the “Indemnified D&Os”) pursuant to the terms of the Company Member Organizational Documents, as the case may be, as in effect on the date hereof.

(b)    Prior to the Closing, the Company shall obtain prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”) which policies provide such Indemnified D&Os with coverage for an aggregate period of not less than six years following the Closing Date with coverage in amount and scope at least as favorable as the Company’s existing coverage, with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement and the Ancillary Agreements. The premiums for such prepaid policy shall be paid in full by the Company at or prior to the Closing and such prepaid policies shall be non-cancelable. Buyer shall, and shall cause the Company to, maintain such policy in full force and effect, and continue to honor the obligations thereunder, during the period for which it has been prepaid.

(c)    In the event Buyer or the Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing or surviving entity or transferee of such assets, as the case may be, shall assume all of the obligations set forth in this Section 7.6.

(d)    The terms and provisions of this Section 7.6 are intended to be in addition to the rights otherwise available to the Indemnified D&Os by applicable Law, the Company Member Organizational Documents or other contract, as applicable, and shall operate for the benefit of, and shall be enforceable by, the Indemnified D&Os and their respective heirs and representatives, each of whom is an intended third party beneficiary of this Section 7.6.

Section 7.7    Employee Benefit Matters.

(a)    For purposes of determining eligibility to participate in, vesting and entitlement to benefits (including severance and vacation accrual) where length of service is relevant under any benefit plan or arrangement of Buyer, Company Member employees as of the Closing (“Continuing Employees”) and, if applicable, the eligible dependents and beneficiaries of such Continuing Employees, shall receive service credit for service with the Company Members (and any predecessors thereto) to the same extent such service credit was granted under the Company Benefit Plans, subject to offsets for previously accrued benefits and no duplication of benefits. Buyer shall use commercially reasonably efforts to (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare benefits plans of Buyer (other than Company Benefit Plans) that such employees may be eligible to participate in after the Closing, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing under any Company Benefit Plan that provides welfare benefits to the Continuing Employees immediately prior to the Closing and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid by the Continuing Employee and/or his or her dependents prior to the Closing in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plans (other than a Company Benefit Plan) that such employees are eligible to participate in after the Closing.

(b)    (i) For a period of twelve (12) months following the Closing, Buyer shall provide, or cause to be provided, Continuing Employees with salary or wage level and incentive compensation opportunities that are no less favorable in the aggregate to such salary or wage level and incentive compensation opportunities (other than equity and equity incentive arrangements) provided to the Continuing Employees by the Company immediately prior to the Closing, and (ii) for a period commencing on the Closing Date and ending on December 31, 2018, Buyer shall provide, or cause to be provided, Continuing Employees with employee benefits that are no less favorable in the aggregate to the employee benefits provided to the Continuing Employees by the Company under any Company Benefit Plans immediately prior to the Closing.

(c)    Nothing contained in this Section 7.7 or any other provision of this Agreement, express or implied, is intended to confer upon any Company Employee or Continuing Employee any right to continued employment for any period or continued receipt of any specific benefit or compensation, or shall constitute an establishment of or amendment to or any other modification of any Company Benefit Plan. Further, this Section 7.7 shall be binding upon and shall inure solely to the benefit of the Parties, and nothing in this Section 7.7, express or implied, is intended to confer upon any other Person (including any Company Employee or Continuing Employee) any rights or remedies of any nature (including third-party beneficiary rights under this Agreement) whatsoever under or by reason of this Section 7.7.

(d)    Notwithstanding anything herein to the contrary (but without limiting Section 7.7(b)), Buyer shall cause the Company and its Subsidiaries to continue to maintain the 2018 cash incentive bonus programs in effect immediately prior to the Closing for the Continuing Employees who are set forth on Schedule 7.7(d) (the “2018 Bonus Program”) through the final payment of all amounts due thereunder in 2019 (estimates of which are set forth on Schedule 7.7(d)). Buyer shall cause the Company and its Subsidiaries to administer the 2018 Bonus Program in accordance with the terms set forth on Schedule 7.7(d) and the Operating Model previously provided to Buyer.

Section 7.8    Supplemental Disclosure; Notice of Developments.

(a)    Sellers, Additional Sellers and the Company shall have the right from time to time prior to the Closing to supplement or amend the Disclosure Schedule with respect to any matter hereinafter arising which, if existing as of the date of this Agreement, would have been required to be set forth in the Disclosure Schedule in order to make each of the representations and warranties in Section 3, Section 4 and Section 5 true and correct as of the Closing; provided that such supplemental or amended disclosure shall, for purposes of this Agreement, be deemed to have been disclosed as of the Closing.

(b)    From the date of this Agreement until Closing, the Sellers, the Additional Sellers or the Company shall promptly notify Buyer in writing (whether by providing a supplement or amendment to the applicable Disclosure Schedule or otherwise) of any development occurring after the date hereof causing a breach of any of the representations and warranties in Section 3, Section 4 or Section 5 above that could result in the condition set forth in Section 11.1 not being satisfied at Closing. If (i) Buyer has the right to terminate this Agreement pursuant to Section 9.1 below by reason of such development and (ii) Buyer does not exercise that right and proceeds to complete the Closing, then written notice pursuant to this Section 7.8(b) shall be deemed to have amended the Disclosure Schedule to have qualified the representations and warranties contained in Section 3, Section 4 and Section 5 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development. Other than for Fraud, Buyer shall be precluded from asserting any claims against the Sellers, Additional Sellers or the Company whether before or after the Closing, by reason of any such development.

Section 7.9    Provision Respecting Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Latham & Watkins LLP is serving as counsel to certain Sellers, and may serve as counsel to each and any Seller, and each of their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement prior to Closing and the consummation of the transactions contemplated hereby, and that, following Closing and consummation of the transactions contemplated hereby, Latham & Watkins LLP (or any successor) may serve as counsel to the Seller Group (which will no longer include the Company Members) or any director, member, partner, officer, employee or Affiliate of the Seller Group (which will no longer include the Company Members), in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. In addition, all communications involving attorney-client confidences between any Sellers (including the Seller Representative) and their Affiliates which pertain directly to the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Sellers and their Affiliates (and not the Company). Without limiting the generality of the foregoing, upon and after the Closing, (a) the applicable Sellers and their Affiliates (and not the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Company shall not be a holder thereof, (b) to the extent that files of Latham & Watkins LLP in respect of such engagement constitute property of the client, only the applicable Sellers and their Affiliates (and not the Company) shall hold such property rights, and (c) Latham & Watkins LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company by reason of any attorney-client relationship between Latham & Watkins LLP and the Company.

Section 7.10    Buyer’s Financing Obligation.

(a) Buyer shall take, or use its reasonable best efforts to cause to be taken, all actions and do, or use its reasonable best efforts to cause to be done, as promptly as reasonably practicable, all things necessary or advisable to obtain the Debt Financing on or prior to the Closing Date on the terms and conditions set forth in the Debt Commitment Letter, including: (i) maintaining in effect and enforcing the Debt Commitment Letter and complying with its obligations thereunder; provided that the Debt Commitment Letter may be amended, supplemented, modified and replaced as permitted pursuant to this Section 7.10, (ii) satisfying on a timely basis (or obtaining a waiver of) all conditions to obtaining the Debt Financing set forth in the Debt Commitment Letter that are within Buyer’s control, (iii) negotiating, executing and delivering Debt Financing Documents that reflect the terms contained in the Debt Commitment Letter (including any “market flex” provisions related thereto), and (iv) consummating the Debt Financing and drawing a sufficient amount of the Debt Financing to enable Buyer to consummate the transactions contemplated by this Agreement on the Closing Date, in the event that the conditions set forth in Section 8 and Section 9, and the conditions set forth in the Debt Commitment Letter or the Debt Financing Documents, as applicable, have been satisfied or upon funding would be satisfied, in each case, however, subject to clause (b) below. Upon Seller Representative’s request, Buyer shall consult with and keep the Seller Representative informed in reasonable detail of the status of its efforts to arrange the Debt Financing. Buyer shall give the Seller Representative prompt written notice (A) of any breach, default or repudiation (or any threatened or anticipated breach, default or repudiation) by any party to the Debt Commitment Letter of which Buyer becomes aware that would reasonably be expected to result in Buyer not receiving the Debt Financing on the Closing Date, (B) if and when Buyer becomes aware that any portion of the Debt Financing will not be available if such portion is necessary to consummate transactions contemplated by this Agreement and (C) of any termination of the Debt Commitment Letter. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (including any “flex” provisions related thereto), and such portion is reasonably required to consummate the transactions contemplated by this Agreement, Buyer shall, without limiting its obligations set forth in the immediately following sentence, use reasonable best efforts to arrange to obtain alternative debt financing, including from alternative sources, in an amount sufficient to consummate the transactions contemplated by this Agreement (“Alternative Financing”), promptly following the occurrence of such event. The provisions of this Section 7.10 shall be applicable to the Alternative Financing, and, for the purposes of this Section 7.10, all references to the Debt Financing shall be deemed to include such Alternative Financing, all references to the Debt Commitment Letter shall include the applicable documents for the Alternative Financing and all references to the Debt Financing Sources shall include the persons providing or arranging the Alternative Financing.

(b)    Notwithstanding any other provision in this Agreement, Buyer shall have the right to substitute the proceeds of debt offerings or other incurrences of debt (including unsecured notes) of it or any of its wholly owned Subsidiaries for all or any portion of the Debt Financing and reduce commitments under the Debt Commitment Letter in respect thereof; provided that if such proceeds are subject to escrow, the release conditions therefrom are no more burdensome than the condition precedents set forth in Exhibit C to the Debt Commitment Letter.

(c)    Buyer shall not amend, modify, replace, or waive any provision or remedy under the Debt Commitment Letter without the prior written consent of the Company, but may (i) amend the Debt Commitment Letter (or enter into one or more joinder agreements) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement and (ii) otherwise amend, modify, replace, or waive any provision or remedy under, any Debt Commitment Letter if such amendment, modification, replacement or waiver would not (A) reduce the aggregate amount of proceeds from the Debt Financing available to fund the amounts required to be paid by Buyer under this Agreement below the amount required to consummate the Acquisition Transaction contemplated by this Agreement, (B) impose new or additional, or otherwise expand any, conditions precedent to the receipt of the Debt Financing in a manner that could reasonably be expected to delay or prevent the Closing or (C) otherwise reasonably be expected to prevent, impair or materially delay the ability of Buyer to consummate the Acquisition Transaction contemplated under this Agreement.

Section 7.11    Sellers’ Financing Cooperation. Each of the Sellers agrees to, and to cause their Subsidiaries (including the Company and the Company Subsidiaries) to, use its respective reasonable best efforts to provide such assistance (and to use its respective reasonable best efforts to cause its and their respective personnel and advisors to provide such assistance) with respect to the Debt Financing as is reasonably requested by Buyer, including using reasonable best efforts with respect to:

(i)    participation in, and assistance with, the marketing efforts related to the Debt Financing;

(ii)    delivery to Buyer and its Debt Financing Sources as promptly as practicable (and no later than the third Business Day prior to the Closing Date) the Debt Financing Deliverables;

(iii)    furnishing Buyer and its Debt Financing Sources, as promptly as practicable, the Required Information;

(iv)    causing their independent auditors to cooperate with the Debt Financing consistent with their customary practice, including by participating in a reasonable number of drafting sessions, providing customary “comfort letters” (including customary “negative assurances”) in form and substance customary for high yield debt securities offerings and customary assistance with the due diligence activities of Buyer and the Debt Financing Sources (including by participating in a reasonable number of accounting due diligence sessions), and providing customary consents to the inclusion of audit reports in any relevant marketing materials, registration statements and related government filings;

(v)    providing all customary information regarding the Company Members required to complete any syndication related to the Debt Financing;

(vi)    (A) assisting Buyer and the Debt Financing Sources in the preparation of (I) the syndication documents and materials, including bank information memoranda, (II) materials for rating agency presentations and (B) participating (including by making members of senior management, representatives and advisors of the Company with appropriate seniority and expertise available to participate) in a reasonable number of lender marketing calls and meetings and a reasonable number of due diligence sessions, presentations, and “road shows” with prospective lenders, investors and rating agencies in connection with the Debt Financing at times and places reasonably requested by the Debt Financing Sources and reasonably acceptable to the Buyer cooperating with the Debt Financing Sources’ and their respective agents’ due diligence with respect to the Company Members;

(vii)    executing and delivering customary authorization and representation letters (provided that such authorization and representation letters contain the exculpation provisions contemplated by the Debt Commitment Letter and contain no representations and warranties other than as set forth in the Debt Commitment Letter)and definitive financing documents to the extent reasonably requested by Buyer, including certificates, and other documents, to the extent reasonably requested by Buyer;

(viii)    cooperating with the Debt Financing Sources in their efforts to benefit from the existing lending and investment banking relationships of the Company and its Affiliates;

(ix)    obtaining customary payoff letters and Lien releases in respect of the Credit Documents; and

(x)    providing customary projected financial information relating only to the Company as reasonably requested by Buyer to permit Buyer to prepare customary projected financial information relating to Buyer (to be prepared on pro forma basis assuming the consummation of the transactions contemplated by this Agreement) which are customarily required by the Debt Financing Sources for the syndication of credit facilities similar to those described in the Debt Commitment Letter;

(xi)    provided that, notwithstanding anything to the contrary, (i) none of the Sellers, the Company, their Affiliates or any of their respective personnel, advisors or other representatives shall be required prior to the effectiveness of the acquisition contemplated hereby (A) to pay (or agree to pay) any commitment or other fee, provide any indemnities, incur any liability or enter into any agreement with respect to the Debt Financing or (B) to take any action that (1) would cause (or reasonably be likely to cause) any condition set forth in Sections 8, 9 or 10 to not be satisfied or otherwise cause any breach of this Agreement, (2) would reasonably be expected to conflict with or violate such Person’s organizational documents or any Law, or result in the material contravention of, a material violation or breach of, or default under, any material Contract (other than any Contract entered into for a purpose of avoiding such Person’s obligations hereunder) or (C) unreasonably interfere with the operation of its or the Company’s business. The governing bodies of the Company Members shall not be required prior to closing to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained. None of the directors, officers, managers, general partners or employees of any Company Member shall be required to execute any documents relating to the Debt Financing that are effective prior to the Closing, and none of the none of the directors, officers, managers, general partners or employees of any Company Member that will not continue in such capacity with such Company Member following the Closing shall be required to execute any documents relating to the Debt Financing, in each case including any credit or other agreements, pledge or security documents, or other certificates, letters, legal opinions, certificates or other documents in connection with the Debt Financing (other than any customary authorization and representation letters described in clause (vii) above or the customary payoff letters and Lien releases described in clause (ix) above). Buyer shall promptly, upon request by or on behalf of the Seller Representative or the Company, reimburse the Sellers, the Company Members, their Affiliates or any of their respective personnel, advisors or other representatives for all reasonable and documented costs and expenses (including outside counsel and auditor fees) incurred by them providing the cooperation contemplated by this Section 7.11 and shall indemnify and hold harmless the Sellers, the Company, its Affiliates and their respective officers, directors, managers, employees, accountants, consultants, legal counsel, agents or other representatives from and against any and all Damages suffered or incurred by any of them of any type to the extent resulting from the cooperation contemplated by this Section 7.11, the arrangement of any Debt Financing and any information used in connection therewith, except to the extent that any of the foregoing arises from the Fraud, bad faith or willful misconduct of, or material breach of this Agreement by, the Sellers or the Company Members, as applicable. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that the conditions set forth in Sections 8 and 9 of this Agreement as it applies to the obligations of the Sellers, Additional Sellers, their respective Subsidiaries (including the Company and the Company Subsidiaries) and their respective personnel and advisors under this Section 7.11, shall be deemed satisfied unless a condition precedent to the Debt Financing set forth in the Debt Commitment Letter (as in effect on the date of this Agreement) has not been satisfied as a direct result of the Company’s willful and material breach of its obligations under this Section 7.11, as determined by a court of competent jurisdiction in a final and nonappealable decision. Each Seller hereby consents to the use of all of its Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Sellers or their respective Subsidiaries or the reputation or goodwill of the Seller or their respective Subsidiaries. Notwithstanding any other provision set forth herein or in any other agreement between the Sellers and Buyer (or their respective Affiliates), the Sellers agree that Buyer and its Affiliates may share customary projections with respect to the Company and the Company Subsidiaries with the Debt Financing Sources identified in the Debt Commitment Letter, and that Buyer, its Affiliates and such Debt Financing Sources may share such information with potential Debt Financing Sources in connection with any marketing efforts in connection with the Debt Financing, provided that the recipients of such information agree to customary confidentiality arrangements.

Section 7.12    Use of Name. Subject to Section 7.4, each of the Sellers, the Additional Sellers and Blocker shall be permitted to use the Western Windows Systems name (or similar name) and logo solely in marketing or promotional materials or on its website.

Section 7.13    Non-Solicitation; Post-Closing Confidentiality.

(a)    Without the prior written consent of Buyer, (i) for a period of three years after the Closing Date, (A) none of Blocker Seller, PWP Fund I, the Carry Partnership or (B) their respective Affiliates that are (i) engaged in the middle-market private equity business line of Perella Weinberg Partners or (ii) managed by the current portfolio managers of PWP Fund I or their successors (collectively, the “PWP Growth Equity Strategy Parties”) shall, and, neither Management Aggregator nor Management Pool (together with the PWP Growth Equity Strategy Parties and Management Aggregator, the “Restricted Parties”) shall, directly or indirectly, solicit, offer to employ, contract with or hire any Person who was an employee or an exclusive independent contractor of the Company or any of the Company Subsidiaries as of the Closing nor shall any of the Restricted Parties induce or attempt to induce any such Person to terminate his or her employment or independent contractor relationship with the Company or any of the

Company Subsidiaries by resignation, retirement or otherwise; provided, however, that each of the Restricted Parties may make general solicitations seeking to hire individuals in the industries in which the Company and the Company Subsidiaries operate, as long as such solicitation is not directed specifically to any such Person; provided, further, that, for the avoidance of doubt, notwithstanding anything herein to the contrary, this Section 7.13(a) shall not apply to any Affiliates of the Sellers who are not PWP Growth Equity Strategy Parties; provided, further, that references to PWP Growth Equity Strategy Parties herein shall not include the portfolio companies of any such Persons, so long as none of the PWP Growth Equity Strategy Parties instructs or overtly encourages any Affiliate or portfolio company to take any action that would violate any provision of this Agreement that would be applicable to such Affiliate or portfolio company were it to be deemed to be an Affiliate hereunder; and provided, further, that a PWP Growth Equity Strategy Party shall not indirectly circumvent its obligations under this Section 7.13(a) by knowingly acting in concert with an Additional Seller in an attempt to do so.

(b)    From and after the date hereof, none of the Sellers, the Additional Sellers, nor any of their Affiliates and their respective officers, directors and employees (other than such Affiliates of PWP Growth Equity Strategy Parties and their respective officers, directors and employees) that do not have access to Confidential Information (as defined below), shall, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than authorized officers, directors and employees of Buyer and its Affiliates, or use or otherwise exploit for its own benefit or for the benefit of anyone other than Buyer and its Affiliates, any Confidential Information (as defined below). The Sellers, the Additional Sellers, and their respective Affiliates and their respective officers, directors and employees shall not have any obligation to keep confidential any Confidential Information that (1) has been published in a form generally available to the public or is publicly available or available to participants in the relevant industry prior to the date such Seller or Additional Seller proposes to disclose or use such Confidential Information, provided that such publishing or public availability of the Confidential Information shall not have resulted from the Sellers or Additional Sellers directly or indirectly breaching such Sellers’ or Additional Sellers’ obligations under this Section 7.13(b), (2) is required by Law or any Order or any valid request by any Governmental Authority of competent jurisdiction (in which event such Seller or Additional Seller shall, to the extent permitted under such Law, Order or request, inform the Company in advance as soon as reasonably practicable of any such required disclosure, make available to the Company and its counsel the documents and other information reasonably requested and shall cooperate with the Company, at the Company’s sole cost and expense, in responding to such Law, Order or request or if directed by the Company in obtaining a protective Order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent permitted under such Law, Order or request while still complying with such requirements), provided that such communications and disclosures are consistent with applicable Law, (3) is or was obtained by such Person on a nonconfidential basis from a source other than the Buyer, its Affiliates (including the Company), another Seller or Additional Seller or its or their Representatives that, to such Person’s knowledge, was not contractually obligated to the Buyer or its Affiliates (including the Company) not to disclose such Confidential Information, or (4) is or was independently developed by such Person without using or relying on any such Confidential Information. Further, any Seller or Additional Seller shall be permitted to disclose Confidential Information (A) to the extent necessary to comply with, or enforce its rights under, the terms of this Agreement or any other Ancillary Agreement, (B) to the extent requested in writing by

Buyer or its Affiliates (including the Company and its Subsidiaries following the Closing), (C) in connection with the defense or prosecution of any Actions (including, any Actions arising from or relating to this Agreement or the Ancillary Agreements or the transactions contemplated by the foregoing), provided, however, that to the extent such Seller or Additional Seller is not materially prejudiced with respect to any Action that does not arise from or relate to this Agreement or the Ancillary Agreements or the transactions contemplated by the foregoing, such Seller or Additional Seller shall use commercially reasonable efforts, at the reasonable request and expense of Buyer, to maintain in secrecy and file under seal pleadings, documents, testimony, and records relating to any such Action and make such pleadings, documents, testimony or records available for inspection by Buyer and its Affiliates, and the Sellers, the Additional Sellers, and their respective Affiliates, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as they may limit by written agreement among the parties, (D) subject to the other provisions of this Section 7.13(b), to any Governmental Authority of competent jurisdiction in the course of any routine examination, investigation, sweep or inquiry not specifically targeting the Company, the Confidential Information, this Agreement or the Ancillary Agreements or the transactions contemplated by the foregoing, (E) with respect to a Seller, Additional Seller or any of their respective Affiliates which is a private equity or other investment fund, to its current or prospective partners, investors or financing sources in connection with ordinary course fundraising, reporting or marketing activities (provided, that the recipients of Confidential Information pursuant to this clause (E) are advised of the confidential nature of such information and bound by customary confidentiality obligations with respect to such Confidential Information), (F) to its Representatives who have a need to know any Confidential Information in connection with any of the foregoing, (G) as necessary in connection with any reporting or disclosure obligations of such Seller or Additional Seller or its Affiliates to, or any request from, the U.S. Small Business Administration or the Securities and Exchange Commission, and (H) in the case of an Affiliate of a Seller or an Additional Seller or an officer, director or employee of such Person who is employee, officer, director or other representative of the Company or a Subsidiary thereof, as required to fulfill such Person’s duties and responsibilities in such capacity in accordance with any applicable employment, consulting or other agreement or policy of the Company or such Subsidiary or any applicable lawful directive of such Person’s supervisor or the governing body of the Company or such Subsidiary related to the performance of such Person’s duties and responsibilities in such capacity. For purposes of this Section 7.13, “Confidential Information” means any information with respect to the business of the Company and the Company Subsidiaries, including methods of operation, customers, customer lists, products, prices, fees, costs, Intellectual Property, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.

(c)    In the event of the breach or threatened breach of any provision of this Section 7.13, the Parties agree that the remedy at Law for such breach may be inadequate and that, in addition to and not to the exclusion of any other rights and remedies at Law or in equity, the Buyer, Parent or the Company shall be entitled to seek temporary and/or permanent injunctive relief restraining any Person from any activities that might result in or continue a breach of this Section 7.13 and to a decree for specific performance of the provisions hereof. The Parties agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that any relevant feature of this Section 7.13 is unreasonable, arbitrary or against public policy, then such relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party. The Parties acknowledge that Buyer would not have entered into this Agreement without the restrictions contained in this Section 7.13 and the consideration to be delivered at the Closing is sufficient consideration for the enforcement of this Section 7.13 by either Buyer, Parent or the Company.

Section 7.14    No Shop. The Sellers, Blocker and the Additional Sellers shall not, and none of them shall permit the Company, any of the Company Subsidiaries or any of their respective Affiliates or their respective directors, officers, employees, representatives or agents to, directly or indirectly through another Person, (a) discuss, knowingly encourage, facilitate, negotiate, undertake, initiate, solicit, authorize, propose or enter into any transaction involving a merger, consolidation, business combination, purchase or disposition of all or a substantial portion of the assets of the Company or any of the Company Subsidiaries or any capital stock or other ownership interests of the Company or any of the Company Subsidiaries, other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), or (b) furnish or caused to be furnished, to any Person, any information relating to the business, properties or assets of the Company or any of the Company Subsidiaries in connection with an Acquisition Transaction. Each of the Sellers, Blocker and the Additional Sellers shall, and shall cause their respective Affiliates, directors, officers, employees, representatives or agents to immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted prior to the date of this Agreement with respect to any Acquisition Transaction. If the Sellers, Blocker, the Additional Sellers or any of their respective Affiliates receive any offer, proposal or expression of interest regarding an Acquisition Transaction, the Seller Representative shall promptly notify Buyer in writing of such fact.

Section 7.15    Affiliate Arrangements. On or prior to the Closing Date, the Sellers will cause the Credit Documents to be settled or terminated and canceled without any further Liability to, or obligation of, the Company or any of the Company Subsidiaries, from and after the Closing except for the provisions thereof that expressly survive termination.

Section 7.16    Release. Effective as of the Closing, each Seller, for itself and each of its Affiliates (other than the Company or any Company Subsidiary or an Affiliate of a PWP Growth Equity Strategy Party) and each of their respective successors and assigns (each a “Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Releasor has, may have, or might have or may assert now or in the future, against the Company any Company Subsidiary and their respective successors, assigns, officers, directors, managers and employees arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing; provided, however, that nothing contained in this Section 7.16 shall release, discharge, waive, relinquish or otherwise affect the rights or obligations of (a) any Person under this Agreement or any Ancillary Agreement or relating to the transactions contemplated hereby or thereby, (b) any rights of any Releasor under any Company Benefit Plan or any existing employment agreement in effect on the Closing Date, (c) any rights of any Releasor to salary, wages or benefits earned prior to the Closing Date, and (d) any right to indemnification in favor of, or limitation of liability of, a current or former director, member, officer, employee or manager of the Company or any Subsidiary of the Company pursuant to the governing or organizational documents of the Company or any Subsidiary of the Company or pursuant to any liability insurance policies (or the equivalent thereof) of the Company or any Subsidiary of the Company, in each case, in effect as of the Closing Date.

Section 7.17    Acknowledgements by Buyer. BUYER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY, THE SELLERS AND THE ADDITIONAL SELLERS IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE SELLERS AND THE ADDITIONAL SELLERS TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY) ARE SPECIFICALLY WAIVED BY BUYER AND DISCLAIMED BY THE COMPANY, THE SELLERS AND THE ADDITIONAL SELLERS.

Section 7.18    Acknowledgements by Sellers. EACH SELLER AND ADDITIONAL SELLER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF BUYER TO THE SELLERS AND THE ADDITIONAL SELLERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. EACH SELLER AND ADDITIONAL SELLER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED ARE SPECIFICALLY WAIVED BY EACH SELLER AND ADDITIONAL SELLER AND DISCLAIMED BY BUYER.

SECTION 8

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY

The respective obligations of each party to this Agreement to effect the transactions contemplated by this Agreement shall be subject to the satisfaction as of the Closing of the conditions that (i) no temporary restraining order, preliminary or permanent injunction or other Order or judgment preventing the consummation of the transaction contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and (ii) any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

SECTION 9

ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to satisfaction as of the Closing of each of the following conditions:

Section 9.1    Representations, Warranties and Covenants.

(a)    Each of the Fundamental Representations shall be true, complete and correct in all material respects as of the Closing as though such Fundamental Representations had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date), the representation and warranty in Section 3.7(b) shall be true, complete and correct in all respects as of the Closing as though such representations had been made at the Closing and each of the other representations and warranties of the Company, the Sellers and the Additional Sellers in this Agreement shall be true, complete and correct in all respects at the Closing as though such representation or warranty had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date); provided, however, that the conditions set forth in this Section 9.1(a), with respect to all representations and warranties stated therein (other than Fundamental Representations and the representation and warranty in Section 3.7(b)) shall be deemed satisfied unless the effect of all such failures of such representations and warranties to be true, complete and correct, taken together, has had a Material Adverse Effect; and

(b)    The Company Members, Blocker, the Seller Representative and each of the Sellers and Additional Sellers shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Closing.

Section 9.2 Government and Other Third Party Approvals. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Authority shall have been obtained or made, in a manner reasonably satisfactory in form and substance to Buyer, and, in each case, no such consent, approval, order or authorization shall have been revoked.

SECTION 10

ADDITIONAL CONDITIONS PRECEDENT TO

OBLIGATIONS OF SELLERS, ADDITIONAL SELLERS AND THE COMPANY

The obligations of Sellers, Additional Sellers, Blocker and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction as of the Closing of the following conditions:

Section 10.1    Representations, Warranties and Covenants.

(a)    Each of the representations and warranties of Buyer in this Agreement shall be true, complete and correct in all material respects, in each case, at the Closing as though such representation or warranty had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date), except where any failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not materially delay or prevent the consummation of the transactions contemplated hereby in accordance with the terms hereof; and

(b)    Buyer shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Closing.

Section 10.2    Government Approvals. All consents, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority shall have been obtained or made, in a manner reasonably satisfactory in form and substance to the Company, and no such consent, approval, Order or authorization shall have been revoked.

SECTION 11

CLOSING DELIVERIES

Section 11.1    Closing Deliveries of Sellers. At or prior to the Closing, Sellers shall deliver, or caused to be delivered, to Buyer the following:

(a)    a certificate executed by the chief executive officer of the Company on behalf of the Company to the effect that, as of the Closing, each of the conditions set forth in Section 9.1(a) (as it applies to the Company), Section 9.1(b) (as it applies to the Company), and Section 9.2 (as it applies to the Company) has been satisfied;

(b)    a certificate executed by the Seller Representative (on behalf of each Seller and Additional Seller) to the effect that, as of the Closing, each of the conditions set forth in Section 9.1(a) (as it applies to such Seller or Additional Seller) and Section 9.1(b) (as it applies to such Seller) has been satisfied;

(c)    the Escrow Agreement, duly executed and delivered by the Seller Representative and the Escrow Agent;

(d)    each other Ancillary Agreement, duly executed and delivered by each Seller and the Seller Representative (in each case, if party thereto), in the form agreed by the parties and attached as an Exhibit hereto (if applicable);

(e)    a certificate of the secretary or other officer of the Company in customary form, dated as of the Closing Date, as to (i) no amendments to the Company Organizational Documents and (ii) the actions taken by the Board of Managers of the Company to authorize this Agreement and each Ancillary Agreement to which the Company may be party or subject, and the other transactions contemplated thereby, copies of which actions shall be attached to such certificate;

(f)    resignations, dated the Closing Date, of each member of the Board of Managers of each of the Company Members and, to the extent requested by Buyer, each officer of a Company Member, effective at or prior to the Closing;

(g)    the Initial Closing Statement and any supporting documentation required to be delivered to Buyer pursuant to Section 2.2(b);

(h)    a properly completed and duly executed IRS Form W-9 from each Seller and Additional Seller and a statement dated as of the Closing Date that meets the requirements of Treasury Regulations Section 1.1445-2(b)(2) and Section 1446(f) of the Code from each Person that is treated as an owner of Acquired Units for federal income Tax purposes;

(i)    an assignment of the Acquired Units executed and delivered by each Seller and Additional Seller, in customary form; and

(j)    payoff letters, in customary form, in respect of the Company Debt being repaid at the Closing.

Section 11.2    Closing Deliveries of Buyer. At or prior to the Closing, Buyer shall deliver, or cause to be delivered, the following:

(a)    to Sellers, Additional Sellers and the Company, a certificate executed on behalf of Buyer to the effect that, as of the Closing, the conditions set forth in Section 10.1 above have been satisfied;

(b)    to each of the Sellers and Additional Sellers, the portion of the Adjusted Purchase Price payable to them in accordance with Section 2.3(b)(ii) (less any amounts payable to any Seller subject to compensatory withholding which shall be delivered to the Company);

(c)    to the Seller Representative, the Advance Amount in accordance with Section 2.3(b)(iii);

(d)    the Escrow Agreement, duly executed and delivered by Buyer and payment of the Escrow Amount in accordance with Section 2.3(b)(iv); and

(e)    each other Ancillary Agreement to which Buyer is a party, duly executed and delivered by Buyer.

SECTION 12

TERMINATION

Section 12.1    Termination Prior to the Closing. This Agreement may be terminated at any time prior to the Closing as set forth below:

(a)    by mutual written consent of Buyer and the Seller Representative;

(b)    by either the Seller Representative or Buyer if the Closing shall not have been consummated by October 21, 2018 (the “End Date”); provided that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of, the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)    by either the Seller Representative or Buyer, if a Governmental Authority shall have issued any Law or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, which Law is final and nonappealable, as applicable;

(d)    by the Seller Representative, upon a breach of any representation, warranty or covenant set forth in this Agreement by Buyer, such that the conditions set forth in Section 10.1 or Section 10.2 would not be satisfied as of the time of such breach; provided that if such breach by Buyer is curable prior to the End Date through the exercise of reasonable efforts, then the Seller Representative may not terminate this Agreement under this Section 12.1(d) prior to 20 Business Days following the receipt of written notice from the Seller Representative to Buyer of such breach (it being understood that the Seller Representative may not terminate this Agreement pursuant to this Section 12.1(d) if (i) such breach by Buyer is cured such that such conditions would then be satisfied or (ii) the Company or any Seller or Additional Seller is in breach of this Agreement such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied); or

(e)    by Buyer, upon a breach of any representation, warranty or covenant set forth in this Agreement by the Company or any Seller or Additional Seller , such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such breach is curable by the Company or any Seller, as applicable, prior to the End Date through the exercise of reasonable efforts, then Buyer may not terminate this Agreement under this Section 12.1(e) prior to twenty Business Days following the receipt of written notice from Buyer to the Seller Representative of such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 12.1(e) if (i) such breach by the Seller Representative and any Seller, as applicable, is cured such that such conditions would then be satisfied or (ii) Buyer is in breach of this Agreement such that the conditions set forth in Section 10.1 or Section 10.2 would not be satisfied).

Section 12.2    Notice of Termination; Effect of Termination. If the Seller Representative or Buyer wishes to terminate this Agreement pursuant to Section 12.1, then such party shall deliver to the other party a written notice stating that such party is terminating this Agreement and setting forth a description in reasonable detail of the basis on which such party is terminating this Agreement. Subject to the relevant periods and the receiving party’s right to cure pursuant to Section 12.1, any termination of this Agreement under Section 12.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 12.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 7.2(a), Section 7.3, Section 7.4, this Section 12.2, and Section 16, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful and intentional breach of this Agreement by such party or failure by such party to fulfill any condition set forth in this Agreement prior to such termination.

SECTION 13

INDEMNIFICATION

Section 13.1    Representations, Warranties and Covenants. All representations, warranties and covenants of the Company, the Sellers, the Additional Sellers and Buyer made in this Agreement (i) shall be deemed to have been relied upon by the Party or parties to whom they are made, and shall survive the Closing regardless of any investigation on the part of such Party or its representatives and (ii) shall bind the parties’ successors and assigns (including any successor to the Company by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties and covenants shall inure to the benefit of the Parties (subject to Section 13.2 below) and their respective successors and assigns and to their transferees of Acquired Units, whether so expressed or not.

Section 13.2    Survival Period. The Buyer Fundamental Representations and the Fundamental Representations contained in this Agreement shall survive the Closing and continue in full force and effect until the 24-month anniversary of the Closing Date, except in each case that any written claim for breach thereof made in good faith with reasonable specificity (to the extent known at such time) prior to such expiration date and delivered to the Party against whom indemnification is sought shall survive until finally resolved thereafter and, as to any such claim, such applicable expiration will not affect the rights to indemnification of the Party making such claim. The Seller Indemnifying Parties’ obligation to indemnify the Buyer Indemnified Parties pursuant to Section 13.3(c) and (d) shall survive the Closing until 60 days following the expiration of the applicable statute of limitations. The covenants contained in this Agreement shall survive the Closing until they are otherwise fully performed or terminated by their respective terms or, if no term is applicable, until the expiration of the statute of limitation in respect of any such claim for the breach of such covenant; provided, however, that any of the Company’s, Sellers’, Additional Sellers’ or Blocker’s covenants to be performed at or prior to the Closing shall terminate at the Closing. For purposes of this Agreement, the representations and warranties of the Company, the Sellers, the Additional Sellers or Blocker Seller other than the Fundamental Representations shall not survive the Closing. The Parties further acknowledge and agree that the time periods set forth in this Section 13.2 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

Section 13.3    Indemnification Provisions for Buyer’s Benefit; Limitations. Provided that Buyer makes a written claim for indemnification, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim within the applicable survival period set forth in Section 13.2, subject to the limitations set forth in this Section 13, each Seller and Additional Seller severally and not jointly based on their Pro Rata Share (provided, that each PWP Seller will be jointly and severally liable for any indemnification obligation of any other PWP Seller), on his, her or its own behalf and on behalf of his, her or its successors, executors, administrators, estate, heirs and assigns (collectively, for the purposes of this Section 13.3, the “Seller Indemnifying Parties”, and each individually, a “Seller Indemnifying Party”) shall indemnify Buyer and Buyer’s directors, managers, officers, employees, Affiliates, direct and indirect partners, equityholders, agents, attorneys, representatives, successors and assigns

(collectively, the “Buyer Indemnified Parties”) from and against the entirety of any Damages of Buyer Indemnified Parties arising out of, or by reason of:

(a)    any breach by the Company or the Sellers or the Additional Sellers of the Fundamental Representations;

(b)    any breach of any post-Closing covenant made by any of the Sellers or Additional Sellers under this Agreement;

(c)    any Company Debt or Seller Transaction Expenses not included in the calculation of the Adjusted Purchase Price (which shall not permit the recalculation of any individual component of Company Debt or Seller Transaction Expenses already finally determined pursuant to Section 2.2); or

(d)    any Indemnified Taxes, except to the extent such Taxes were included as a liability in Closing Working Capital, as Company Debt, or as a Seller Transaction Expense, in each case as finally determined pursuant to Section 2.2(d).

Notwithstanding the foregoing, for purposes of this Section 13, (i) other than in respect of claims set forth in Sections 13.3 (a), (b), (c) and (d) and, in all other cases, except in the case of Fraud, no indemnification shall be due or payable by the Seller Indemnifying Parties, and no claim will be made against them, with respect to Damages incurred in connection with a breach of representations and warranties, and recovery under the RWI Policy shall be the sole and exclusive remedy available to the Buyer Indemnified Parties and the provisions set forth in this clause (i) will apply even if the RWI Policy is never issued by an insurer, the RWI Policy is revoked, cancelled or modified in any manner after issuance, or the Buyer Indemnified Parties make a claim under the RWI Policy and such claim is denied by the R&W Insurer, (ii) the Sellers and the Additional Sellers shall have no indemnification liability (a) in respect of claims set forth in Sections 13.3(a) and (b) for any Damages until the aggregate amount of such Damages exceeds $250,000 (the “Deductible”), at which time the Sellers and the Additional Sellers shall indemnify the Buyer Indemnified Parties to the extent such Damages exceed the Deductible and exceed any recovery under the RWI Policy and (b) for any Damages in excess of each such Seller’s and Additional Seller’s Pro Rata Share of the Adjusted Purchase Price actually received by such Seller, (iii) a Seller Indemnifying Party’s several liability for Damages shall be determined based upon each Seller’s and Additional Seller’s respective Pro Rata Share of the Adjusted Purchase Price actually received by the applicable Seller or Additional Seller, and in no event shall Buyer Indemnified Parties recover from any single Seller Indemnifying Party for any Damages more than such received amount, (iv) with respect to breaches of post-Closing covenants by a Seller or an Additional Seller, only such breaching Seller or Additional Seller shall be liable and (v) with respect to any Fundamental Representations of a Seller or Additional Seller, each Seller shall only be responsible for any breach of such Seller’s Fundamental Representations (and not any breach of a Fundamental Representation by any other Seller or Additional Seller) and each Additional Seller shall only be responsible for any breach of such Additional Seller’s Fundamental Representations (and not any breach of a Fundamental Representation by any other Seller or Additional Seller); provided, that with respect to the Company’s breach of any Fundamental Representations set forth in Section 3, each Seller and Additional Seller shall be liable for any such breach of such Fundamental Representations severally and not jointly in accordance with such Seller’s or Additional Seller’s Pro Rata Share (provided, that each PWP Seller will be jointly and severally liable for any indemnification obligation of any other PWP Seller). Notwithstanding anything to the contrary herein, each Seller’s and Additional Seller’s indemnification obligations hereunder for any Taxes of the Sellers or the Additional Sellers shall be limited to the Taxes of such Seller and Additional Seller (and not of any other Seller or Additional Seller). None of the indemnification limitations set forth in this Section 13.3 shall limit Buyer’s rights, remedies or recovery under the RWI Policy.

Section 13.4    Indemnification Provisions for the Sellers’ Benefit; Limitations.

(a)    Subject to the provisions of this Section 13, from and after Closing, Buyer agrees to indemnify and hold the Sellers, the Additional Sellers and their respective employees, directors, managers, officers, direct and indirect partners or equityholders, representatives, affiliates, successors and assigns (the “Seller Indemnified Parties”) harmless from and against, any Damages sustained or suffered by the Seller Indemnified Parties to the extent caused by or arising from (i) a breach of any representation or warranty made by Buyer or a failure to perform any covenant to be performed after the Closing made by Buyer herein or (ii) any Taxes that would otherwise have been incurred and that arise from or are in connection with (A) any transaction outside of the ordinary course of business on the Closing Date after the Closing, (B) the Debt Financing or (C) the Alternative Financing.

(b)    Notwithstanding anything provided in this Agreement to the contrary, no indemnification shall be payable by Buyer pursuant to Section 13.4(a)(i) with respect to any claim asserted by a Seller Indemnified Party after the expiration of the survival period, if any, prescribed for such representation, warranty or covenant in Section 13.2 (except that any written claim made in good faith with reasonable specificity (to the extent known at such time) prior to such expiration date and delivered to Buyer shall survive thereafter until finally resolved and, as to any such claim, such applicable expiration will not affect the rights to indemnification of the Seller Indemnified Parties). In no event shall the aggregate liability of Buyer for indemnification payable under this Section 13 exceed an amount equal to the Adjusted Purchase Price (as finally determined in accordance with Section 2).

Section 13.5    Tax Treatment of Indemnity Payments. Sellers, Additional Sellers and Buyer agree to treat any indemnity payment made pursuant to this Section 13 as an adjustment to the Adjusted Purchase Price for all Tax purposes and shall be treated as such by Buyer and the Sellers and the Additional Sellers on their Tax Returns to the greatest extent permitted by applicable Laws.

Section 13.6    Matters Involving Third Parties.

(a)    If any third party notifies any party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that gives rise to a claim for indemnification against another Party (the “Indemnifying Party”) under this Section 13, then the Indemnified Party shall promptly (and in any event within ten Business Days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing (which, if Buyer is the Indemnified Party, shall be deemed to be the Seller Representative for purposes of notices and resolving the dispute, but not for purposes of liability) (a “Notice”); provided, however, that failure to give such Notice shall not limit the right of an Indemnified Party to recover hereunder from any Indemnifying Party except to the extent that such Indemnifying Party suffers any material prejudice or material harm with respect to such claim as a result of such failure except and to the extent that the Indemnifying Party can demonstrate actual loss or actual prejudice (and in any event, solely to the extent of such loss or prejudice) as a result of such failure. This Section 13.6 shall not apply with respect to any Tax Contests, which shall be governed solely by Section 14.3.

(b)    Without limiting any rights of the R&W Insurer under the RWI Policy, as between the Indemnified Party and the Indemnifying Party, in the case of any Third-Party Claims for which indemnification is sought, the Indemnifying Party shall be entitled at its cost and expense to (i) conduct and control any proceedings or negotiations with such third party, (ii) perform and control or direct the performance of any required activities, (iii) take all other steps to settle or defend any such claim (provided that the Indemnifying Party shall not settle any such claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the settlement includes a complete release of the Indemnified Party with respect to the claim and no additional obligation, restriction or Damages shall be imposed on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder), and (iv) employ counsel to contest any such claim or liability; provided that the Indemnifying Party shall not have the right to assume control of such defense, if the claim for which the Indemnifying Party seeks to assume control: (A) seeks non-monetary, equitable or injunctive relief (except where such relief is merely incidental to a primary claim or claims for monetary damages), (B) involves criminal allegations, proceedings, indictments or investigations, (C) involves an actual conflict of interest with respect to the Indemnified Party (it being understood that the existence of a dispute as to whether the Indemnified Party is entitled to indemnification under this Agreement shall not constitute grounds for conflict), or (D) involves a claim for which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend. The Indemnifying Party shall, within 30 days after delivery of the Notice to Indemnifying Party (or sooner, if the nature of the Third-Party Claim so requires) (the “Dispute Period”), notify the Indemnified Party of its intention as to the conduct and control of the defense of such claim, provided that the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel. Until the Indemnified Party has received notice of the Indemnifying Party’s election whether to defend any claim, the Indemnified Party shall take reasonable steps to defend (but may not settle) such claim. Once the Indemnifying Party has made such election, the Indemnified Party shall have the right to participate in (but not control) any such defense and to employ separate counsel of its choosing at such Indemnified Party’s expense. If the Indemnifying Party shall decline to assume the defense of any such claim, or the Indemnifying Party shall fail to notify the Indemnified Party within the Dispute Period of the Indemnifying Party’s election to defend such claim, the Indemnified Party shall defend against such claim (provided that the Indemnified Party shall not settle such claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed)) and the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer as a result of such Third-Party Claim to the extent subject to indemnification under this Section 13.

Section 13.7    Direct Claims. Any indemnification claim by an Indemnified Party which does not result from a Third-Party Claim shall be asserted by the Indemnified Party by giving the Indemnifying Party and the Seller Representative prompt written notice thereof. Such written notice shall summarize the basis for the indemnification claim based on the information reasonably available at that time to the Indemnified Party. The failure to give written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, unless, and then solely to the extent that, the rights of the parties from whom indemnity is sought are materially prejudiced as a result of such failure; provided, however, that no such notice shall have any effect or be valid if it is given following the end of any applicable survival period provided for in Section 13.2. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such claim. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement and shall promptly pay any amounts owed in accordance with the terms of this Agreement.

Section 13.8    Further Limitations and Qualifications.

(a)    Right to Recover. The Indemnified Parties shall have an obligation to promptly seek to recover or make a claim for insurance proceeds (including under the RWI Policy) as a result of any matter giving rise to an indemnification claim of the Indemnified Parties against the Indemnifying Party, to the extent coverage may be available therefor. In addition, the Indemnifying Party shall, to the extent of any indemnification payment made by it and to the extent consistent with any related indemnification agreement, insurance policy or applicable Law (except with respect to the RWI Policy), be subrogated to all rights of the Indemnified Party against any third party in respect of the claim to which the indemnification payment relates. If the Indemnified Party actually receives any insurance proceeds (including under the RWI Policy) as a result of the matter giving rise to any indemnification claim of the Indemnified Party prior to the date upon which the Indemnifying Party is given notice of the claim, the Indemnifying Party’s indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds (net of any expenses actually incurred solely in collection thereof) actually received by the Indemnified Party (including under the RWI Policy). If the Indemnified Party actually receives any insurance proceeds (including under the RWI Policy) with respect to any Damages after the Indemnifying Party has provided indemnification for such Damages to the Indemnified Party, then the Indemnified Party shall promptly turn over any such insurance proceeds (net of any expenses actually incurred solely in collection thereof) to the Indemnifying Party with respect to such Damages. The Buyer Indemnified Parties shall not be entitled to recover Damages from the Seller Indemnifying Parties if such Damages would have been covered under the RWI Policy if not for a failure by a Buyer Indemnified Party to properly make a claim thereunder (or to otherwise comply with the terms thereof).

(b)    Exclusive Remedies. Subject to (and without limiting the effects of) the terms of Section 16.6, from and after Closing, except with respect to matters covered by Section 2.2 and Tax Contests, which shall be governed solely by Section 14.3 the remedies provided in this Section 13 shall constitute the sole and exclusive remedies available to any Party hereto with respect to any claim relating to this Agreement, any Ancillary Agreements or certificate delivered in connection therewith or the transactions contemplated hereby and the facts and circumstances relating and pertaining hereto (whether any such claim shall be made in contract, breach of warranty, tort or otherwise), other than for Fraud.

(c)    Duration of Claim. The indemnification obligations of the Indemnifying Party pursuant to this Agreement with respect to a specific claim for which indemnification is provided under this Agreement shall extend beyond the time period for indemnification set forth herein with respect to such specific claim until it has been fully discharged or resolved or settled so long as a written notice prepared in good faith with reasonable specificity (to the extent known at such time); shall have been given to the Indemnifying Party on or prior to the end of such time period.

(d)    Calculating Damages. For purposes of both determining (i) the amount of Damages arising from a breach of or inaccuracy in any representation, warranty, covenant or obligation of the Company Members, or the Sellers or the Additional Sellers in this Agreement and (ii) whether any such representation, warranty, covenant or obligation has been breached or is inaccurate, any limitations or qualifications as to dollar amount or materiality (or similar concept) set forth in such representation, warranty, covenant or obligation shall be disregarded.

(e)    Tax Benefits. Without limiting the effect of any other limitation contained in this Section 13, for purposes of computing the amount of any Damages incurred by any Indemnified Party under this Section 13, there shall be deducted an amount equal to (i) the reduction in cash Taxes payable attributable to the incurrence of such Damages for the taxable period in which the Damages are incurred or the immediately succeeding taxable period, as determined on a “with and without” basis, multiplied by (ii) a fraction, the numerator of which is the amount of the Adjusted Purchase Price (as finally determined pursuant to Section 2.2) paid by Parent for the Blocker Equity pursuant to Section 2.1(a), and the denominator of which is the Adjusted Purchase Price (as finally determined pursuant to Section 2.2).

SECTION 14

TAXES

Section 14.1    Tax Returns.

(a)    Buyer shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return for a Pre-Closing Tax Period other than the Seller Prepared Tax Returns (each, a “Buyer Prepared Tax Return”). All Buyer Prepared Tax Returns shall be prepared in a manner consistent with the past practice of the Company Members (and Blocker to the extent applicable), except as otherwise provided in this Agreement or required by applicable Law. Buyer shall deliver at least 30 days prior to the due date for the filing of such Buyer Prepared Tax Returns to Seller Representative a draft of such Buyer Prepared Tax Returns for Seller Representative’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. To the extent any Seller Indemnifying Party is required to indemnify any Buyer Indemnified Party pursuant to Section 13.3(d) for Indemnified Taxes and such Indemnified Taxes are shown as due and owing by Blocker or any Company Member on any Buyer Prepared Tax Returns, Buyer shall provide such Seller Indemnifying Party with reasonable advance notice of the amount of such Indemnified Taxes and such Seller Indemnifying Party shall use commercially reasonable efforts to pay to Parent its applicable share of such Indemnified Taxes as determined pursuant to Article XIII no later than two days prior to the due date for payment of such Indemnified Taxes.

(b)    Seller Representative shall prepare and timely file, or shall cause to be prepared and timely filed, income Tax Returns for the Company Members and Blocker for any taxable period ending on or before the Closing Date (each, a “Seller Prepared Tax Return”). The Seller Prepared Tax Returns shall be prepared in a manner consistent with the past practice of the Company Members and Blocker, except as otherwise provided in this Agreement or required by applicable Law; provided that with respect to any Seller Prepared Tax Return for a taxable period ending on and including the Closing Date, in the event that the Company has not made a valid election under Section 754 of the Code, Seller Representative shall cause such a Section 754 election to be timely made on such Seller Prepared Tax Return of the Company for such taxable period. Seller Representative shall deliver at least 30 days prior to the due date for the filing of such Seller Prepared Tax Returns to Buyer a draft of such Seller Prepared Tax Returns for Buyer’s review and comment, and Seller Representative shall consider in good faith any reasonable comment made by Buyer with respect to such Seller Prepared Tax Returns, except that with respect to any Seller Prepared Tax Return that is an income Tax Return for a taxable period ending after December 31, 2017, such Seller Prepared Tax Return shall be subject to Buyer’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Seller Representative is recognized as the “Partnership Representative” as that term is defined in Section 6223(a) of the Code, for the Seller Prepared Tax Returns, and, notwithstanding anything to the contrary in Section 14.3, in such capacity shall have exclusive authority to represent the Company before the IRS with respect to any Tax Matter arising from the Seller Prepared Tax Returns, and shall control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries with respect to the Seller Prepared Tax Returns, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided, however, that for Tax Matters relating to taxable periods beginning after December 31, 2017, Buyer shall be entitled to the rights it has under Section 14.3.

(c)    The portion of any Tax for a Straddle Period that is allocable to a Pre-Closing Tax Period will be: (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes, determined as though the taxable year of Blocker and each Company Member terminated at the close of business on the Closing Date.

Section 14.2    Cooperation. Buyer and Sellers (including the Additional Sellers) agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or such Seller (including the Additional Sellers), the making of any election relating to Taxes, the preparation for any Audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax; provided that nothing in this Agreement shall be construed to require Buyer to provide a copy of any Tax Return of Buyer or its Affiliates (other than the Company Members or Blocker) to any other Person (other than as required under Section 14.1(a)).

Section 14.3    Tax Contests.

(a)    Buyer, Blocker, the Company Members, and their Affiliates, on the one hand, and Sellers, the Additional Sellers, the Seller Representative and their Affiliates (other than Affiliates of the PWP Growth Equity Strategy Parties), on the other hand, shall promptly notify each other upon receipt by such party of written notice of any Audit or similar event with respect to Taxes of Blocker or any Company Member (a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually prejudiced as a result thereof.

(b)    With respect to any Tax Matter relating to a Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period) or for which Buyer could reasonably be entitled to indemnification under Section 13 hereof, the Seller Representative may control all proceedings and may make all decisions taken in connection with such Tax Matter (including selection of counsel) at Sellers’ and Additional Sellers’ expense; provided, however, the Seller Representative shall (A) reasonably consult with Buyer regarding such Tax Matter, (B) provide Buyer with information and documents related to such Tax Matter as may be required under Section 14.2; (C) permit Buyer or its representative, at its own expense, to participate on a reasonable basis in such Tax Matter, including the opportunity to attend meetings and review and comment on written materials prepared or furnished in connection with such Tax Matter, with reasonable comments to be incorporated in such written materials as furnished to the applicable Tax Authority, and (D) not settle or compromise such Tax Matter without the consent of Buyer (such consent not to be unreasonably, withheld, conditioned or delayed). Seller Representative shall promptly notify Buyer if it decides not to control any Tax Matter which it is permitted to control under this Section 14.3(b), and Buyer shall thereupon be permitted (but not obligated) to control such Tax Matter, at its own expense. In the event of any conflict or overlap between the provisions of this Section 14.3 and Section 13.6, the provisions of this Section 14.3 shall control.

Section 14.4    Tax Refunds. Sellers and the Additional Sellers shall be entitled to the amount of any refund or credit of Taxes of Blocker or any Company Member (including any interest thereon payable by a Tax Authority) for a Pre-Closing Tax Period (to the extent such Taxes were paid by Sellers, the Additional Sellers, Blocker, or a Company Member prior to the Closing or by Sellers or Additional Sellers after the Closing, or were specifically taken into account as a liability in Closing Working Capital, as Company Debt, or as a Seller Transaction Expense, in each case, as finally determined pursuant to Section 2.2(d)) which refund is received or credit is recognized by Buyer or its Affiliates (including Blocker or a Company Member) after the Closing, net of any reasonable costs or expenses in obtaining such refund or credit (including Taxes imposed as a result of such refund or credit), except to the extent such refund or credit was included as an asset in Closing Working Capital or in Closing Cash, as finally determined pursuant to Section 2.2(d). Buyer shall pay, or cause to be paid, to such Seller Representative any amount to which such Sellers or Additional Sellers are entitled pursuant to the prior sentence within two (2) Business Days of the receipt of the applicable refund or recognition of the applicable credit by Buyer or its Affiliates. To the extent reasonably requested by the Seller Representative, Buyer will cooperate with the Seller Representative in obtaining such refund or credit, including through the filing of amended Tax Returns and refund claims for periods ending before or on the Closing Date.

Section 14.5    Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby will be borne equally by the Sellers Representative on behalf of the Sellers and the Additional Sellers, on the one hand, and Buyer, and on the other hand. Each Tax Return with respect to a Transfer Tax shall be prepared by the Party that customarily has primary responsibility for filing such Tax Return pursuant to applicable Law. Buyer, Sellers and the Additional Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.

Section 14.6    Tax Treatment. Buyer, Sellers and the Additional Sellers agree that it is intended for federal (and applicable state and local) income tax purposes: (a) that Sellers (other than Blocker Seller) and the Additional Sellers be treated as selling, and Buyer as purchasing, partnership interests in the Company in a taxable transaction, (b) that Blocker will become a member of the federal income tax consolidated group of Parent as of the end of the Closing Date and the taxable year of Blocker will close as of the end of the Closing Date and (c) that following the Closing, the Company shall terminate as a partnership and shall be classified as an entity disregarded as separate from Buyer after the Closing Date as a result of the Post-Closing Restructuring. The parties hereto shall not take any position on their Tax Returns inconsistent with the foregoing provisions this Section 14.6.

Section 14.7    Certain Tax Matters.

(a)    Buyer and its Affiliates shall not (i) amend any Tax Return of, or make or change any Tax election with respect to, or initiate any voluntary disclosure or similar process with respect to Blocker or any Company Member for a Pre-Closing Tax Period, (ii) effect any transaction outside of the ordinary course of business on the Closing Date after the Closing other than the Post-Closing Restructuring, or (iii) take any action that could reasonably be expected to increase any Tax liability of the Sellers, the Additional Sellers or any Affiliates of Sellers or the Additional Sellers, including for this purpose, Blocker or any Company Member, in respect of any Pre-Closing Tax Period, in each case without the Seller Representative’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed.

(b)    Notwithstanding anything to the contrary herein, the Sellers, the Additional Sellers and Buyer agree that, to the extent permitted by Law, (i) any item of loss or deduction of the Company Members or Blocker for income Tax purposes resulting from or attributable to the payment of any Seller Transaction expenses shall be reported as allocable to the taxable period (or portion thereof) of the Company Members or Blocker, as applicable, ending on the Closing Date and (ii) Buyer and Seller Representative agree that an election pursuant to Revenue Procedure 2011-29 shall be made with respect to the Company Members and Blocker to treat 70% of any success-based fees that were paid by or on behalf of the Company Members or the Blocker on or prior to the Closing Date as amounts that did not facilitate the transactions contemplated by this Agreement and therefore treat 70% of such fees as deductible in the taxable period (or portion thereof) of the Company Members or Blocker, as applicable, ending on the Closing Date.

(c)    On the Closing Date and following the Closing, Parent shall cause Blocker to merge with and into Buyer, with Buyer as the surviving entity (such merger, the “Post-Closing Restructuring”).

SECTION 15

THE SELLER REPRESENTATIVE

Section 15.1    Appointment of the Seller Representative.

(a)    Each Seller and Additional Seller irrevocably appoints and authorizes PWP Fund I as the “Seller Representative” and in such capacity as its agent and attorney-in-fact to take such action as agent and attorney-in-fact on its or his behalf and to exercise such powers under this Agreement and any Ancillary Agreements which require any form of Seller or Additional Seller approval or consent, together with all such powers as are reasonably incidental thereto. The Seller Representative may perform its duties as such through sub-agents and attorneys-in-fact and shall have no liability for any acts or omissions of any such sub-agent or attorney if selected by it with reasonable care. Buyer shall be entitled to deal exclusively with the Seller Representative on behalf of any and all Sellers and Additional Sellers with respect to all matters relating to this Agreement and the Ancillary Agreements, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever), and will have no Liability whatsoever to the Sellers and Additional Sellers, and each of Parent and Buyer shall be entitled to rely exclusively on any and all documents executed or purported to be executed on behalf of any Seller or Additional Seller by the Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller or Additional Seller by the Seller Representative, as fully binding upon such Seller or Additional Seller and will be indemnified by Sellers and Additional Sellers from and against all Liabilities arising out of, actions, decisions and determinations of the Seller Representative.

(b)    Without limiting the generality of the foregoing Section 15.1(a), the Seller Representative, acting alone without the consent of any other Seller or Additional Seller, is hereby authorized to (i) take any and all actions under Section 2, (ii) supervise, defend, coordinate and negotiate claims for indemnification under Section 13 (including settlements thereof), (iii) effect payments to Sellers and Additional Sellers hereunder, (iv) receive or give notices hereunder, (v) receive or make payment hereunder, (vi) execute waivers or amendments hereof, (vii) execute and deliver documents, releases and/or receipts hereunder, and/or (viii) terminate this Agreement pursuant to the terms of Section 12.1.

(c)    The Parties confirm their understanding that the Seller Representative is an affiliate of a Seller, and that it shall have the same rights and powers under this Agreement as any other Seller and may exercise or refrain from exercising the same as though it were not the Seller Representative.

(d)    The Seller Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to any Seller or Additional Seller for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(e)    The Seller Representative shall not be liable for (i) any action or omission consented to or requested by a majority in interest of the other Sellers and Additional Sellers (based on respective Pro Rata Shares), or (ii) any action or omission otherwise taken by it hereunder except (in the case of this clause (ii) only) in the case of willful misconduct by the Seller Representative. The Seller Representative shall not be deemed to be a trustee or other fiduciary on behalf of any Seller, Additional Seller or any other Person, nor shall the Seller Representative have any liability in the nature of a trustee or other fiduciary. The Seller Representative does not make any representation or warranty as to, nor shall it be responsible for or have any duty to ascertain, inquire into or verify (A) any statement, warranty or representation made in or in connection with this Agreement or the Ancillary Agreements, (B) the performance or observance of any of the covenants or agreements of Sellers or Additional Sellers under this Agreement or any of the other Ancillary Agreements, or (C) the genuineness of this Agreement, the Ancillary Agreements or any other instrument or writing furnished in connection herewith or therewith. The Seller Representative shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, facsimile or similar writing) believed by it to be genuine and to be signed or sent by the proper party or parties.

(f)    Each Seller and Additional Seller shall, ratably in accordance with his or its Pro Rata Share pay or reimburse the Seller Representative, upon presentation of an invoice, for all costs and expenses of the Seller Representative (including fees and expenses of counsel to the Seller Representative) in connection with (i) the enforcement of this Agreement and any of the Ancillary Agreements and/or the protection or preservation of the rights of each Seller, Additional Seller and/or the Seller Representative against Buyer, or any of their respective assets and (ii) any amendment, modification or waiver of any of the terms of this Agreement or any Ancillary Agreements (whether or not any such amendment, modification or waiver is signed or becomes effective). Such amounts shall first be paid out of an advance amount equal to $500,000 (the “Advance Amount”), which will be delivered by Buyer to the Seller Representative at the Closing as a deduction from the Purchase Price which the Seller Representative shall maintain in a separate account for application under this Section 15.1.

(g)    Each Seller and Additional Seller shall, ratably in accordance with such Seller’s or Additional Seller’s respective Pro Rata Share, indemnify, defend and hold harmless the Seller Representative and the Seller Representative’s Affiliates and their respective partners, directors, officers, managers, members, agents, attorneys, employees and shareholders of each of the foregoing against any claim that such indemnitees may suffer or incur in connection with its capacity as the Seller Representative, or any action taken or omitted by such indemnitees hereunder or under the Ancillary Agreements (except such resulting from such indemnitees’ willful misconduct).

(h)    Each Seller and Additional Seller acknowledges that it has, independently and without reliance upon the Seller Representative, Buyer, Parent or any other Seller or Additional Seller, and based on such documents and information as it has deemed appropriate, made its own legal analysis and decision to enter into this Agreement. Each Seller and Additional Seller also acknowledges that it or he will, independently and without reliance upon the Seller Representative, Buyer, Parent or any other Seller or Additional Seller, and based on such documents and information as it or he shall deem appropriate at the time, continue to make its or his own decisions in taking or not taking any action under this Agreement. Each Seller and Additional Seller acknowledges and agrees that the Distribution Methodology and Allocation is accurate and correct with respect to such Seller and Additional Seller.

(i)    The Seller Representative may resign at any time by giving notice thereof to Sellers and Additional Sellers. Upon any such resignation, Sellers and Additional Sellers shall, upon the prior written consent of Buyer, appoint a successor Seller Representative. If no successor Seller Representative shall have been appointed by Sellers or Additional Seller , and shall have accepted such appointment, within 30 days after the retiring Seller Representative gives notice of resignation, then the retiring Seller Representative, may, on behalf of Sellers and Additional Sellers, upon the prior written consent of Buyer, appoint a successor Seller Representative, which shall be any Seller or Additional Seller. Upon the acceptance of its appointment as the Seller Representative hereunder by a successor Seller Representative, such successor Seller Representative shall thereupon succeed to and become vested with all the rights and duties of the retiring Seller Representative, and the retiring Seller Representative shall be discharged from its duties and obligations hereunder. After the retiring Seller Representative’s resignation hereunder as the Seller Representative, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Seller Representative.

(j)    The Seller Representative shall not be required by the Sellers or Additional Sellers to institute or be permitted to defend any action involving any matters referred to herein or which affects it or its duties or liabilities hereunder, unless or until requested to do so by any party to this Agreement and then only upon receiving full indemnity, in character satisfactory to the Seller Representative, against any and all claims, liabilities and expenses, including reasonable attorneys’ fees in relation thereto.

(k)    This Section 15.1 sets forth all of the duties of the Seller Representative to the Sellers and Additional Sellers with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement or any of the Ancillary Agreements against the Seller Representative. The obligations of the Seller Representative hereunder and under the Ancillary Agreements are only those expressly set forth herein and therein.

(l)    The Seller Representative shall disburse any remaining Advance Amount to Sellers and Additional Sellers in accordance with the Distribution Methodology at such time that it determines in its sole discretion that it is no longer necessary to hold such funds.

(m)    Notwithstanding anything to the contrary in this Agreement, only the Seller Representative (on behalf of any Seller Indemnified Party), and not any Seller Indemnified Party individually, will have the right to assert a claim for indemnification pursuant to any Seller Indemnified Party’s rights hereunder (including Section 13.4).

SECTION 16

MISCELLANEOUS

Section 16.1    Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or by email (receipt confirmed) to:

if to Parent, Buyer, or the Company following the Closing:

PGT Innovations
1070 Technology Drive
North Venice, FL 34275
Attention: Brad West
Telephone:	941-408-4127

with a copy (which shall not constitute notice) to:

Jones Day
250 Vesey Street
New York, NY 10281
Attention:	Robert A. Profusek
Nicholas E. Rodriguez
Telephone:	212-326-3939
Email:	raprofusek@jonesday.com, nerodriguez@jonesday.com

if to the Company prior to the Closing:

GEF WW Parent LLC
c/o Perella Weinberg Partners Capital Management LP
767 Fifth Avenue
New York, NY 10153
Attention: General Counsel
Email: legal@pwpartners.com

if to the Seller Representative:

PWP Growth Equity Fund I LP
c/o Perella Weinberg Partners Capital Management LP
767 Fifth Avenue
New York, NY 10153
Attention:	General Counsel
Email:	legal@pwpartners.com

if to any Seller or Additional Seller:

Such address listed on the Company’s books and records

and if to the Company (prior to the Closing), any Seller, Additional Seller or the Seller Representative with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
200 Clarendon Street, 27th Floor
Boston, MA 02116
Attention:	Johan V. Brigham and Kristen S. Grannis
Telephone:	(617) 948-6000
Email:	johan.brigham@lw.com, kristen.grannis@lw.com

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent one day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by email (receipt confirmed), as the case may be, and addressed as aforesaid. Any notice to be given to any Seller or Additional Seller hereunder shall be given to the Seller Representative or, if for any reason there ceases to be a Seller Representative, to each Seller or Additional Seller.

Section 16.2    Successors and Assigns. All covenants and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign, transfer or delegate any of their respective rights or obligations under this Agreement, by operation of law or otherwise, without the consent in writing of the Company (or the Seller Representative from and after the Closing) and Buyer; provided that Buyer may assign (a) its rights and obligations under this Agreement (or any of the provisions thereof) to an Affiliate of Buyer, so long as Parent remains responsible for all of its obligations pursuant to this Agreement notwithstanding such assignment and (b) its rights but not its obligations under this Agreement to any Debt Financing Source; provided, further, that the PWP Sellers may assign their Units and associated rights and obligations under this Agreement to any other PWP Seller without the consent of any other party hereto. Any purported assignment or delegation of rights or obligations in violation of this Section 16.2 shall be void and of no force or effect.

Section 16.3    Tax Advice. Each party hereto acknowledges and agrees that it has not received and is not relying upon Tax advice from any other party hereto, and that it has and will continue to consult its own advisors with respect to Taxes.

Section 16.4    Parent Guarantee. Parent agrees to take all action necessary to cause Buyer to perform all of its covenants and obligations under this Agreement on a timely basis and unconditionally and irrevocably guarantees the full and complete performance by Buyer of such covenants and obligations, including payment of the Adjusted Purchase Price subject to and in accordance with the term of this Agreement.

Section 16.5    Severability. In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of the parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Laws, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party). If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such court has the power to fashion and enforce another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the intentions of the parties hereto under this Agreement and, in the event that such court does not exercise such power, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Agreement.

Section 16.6    Third Parties. Except as specifically set forth or referred to herein (including pursuant to Section 7.6 and Section 7.9), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns; provided that the Debt Financing Sources shall be express third party beneficiaries of and shall be entitled to rely upon Section 16.5, this Section 16.6, Section 16.8, Section 16.9, Section 16.12 and Section 16.13(b).

Section 16.7    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such breach. It is accordingly agreed that: (a) Buyer shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by Sellers or the Company and to enforce specifically all of the terms and provisions hereof, and (b) Sellers (on behalf of themselves, Blocker, Additional Sellers and the Company Members) shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches by Buyer. Subject to the limitations set forth in this Section 16.7, Sellers (on behalf of themselves and the Company), on the one hand, and Buyer, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the provisions of this Agreement identified above in this Section 16.7 by such party.

Section 16.8    Governing Law; Submission to Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby or in connection with to any matter which is the subject of this Agreement (including any claims involving the Debt Financing Sources or otherwise arising out of or relating to the Debt Financing Sources, the Debt Commitment Letter and/or any fee letters or engagement letters relating thereto), including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of law provisions thereof). The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any courts of the State of New York located in the City of New York or the United States District Court for the Southern District of New York over any action arising out of or in connection with this Agreement or any of the transactions contemplated hereby or related to any matter which is the subject of this Agreement (including any claims involving the

Debt Financing Sources or otherwise arising out of or relating to the Debt Financing Sources, the Debt Commitment Letter, and/or any fee letters or engagement letters relating thereto) and each party hereto hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of such action brought in such court or any claim that such action brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any applicable Law. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action by delivery of a copy thereof in accordance with the provisions of Section 16.1 and consents to the exercise of jurisdiction of the courts of the State of New York located in the City of New York or the United States District Court for the Southern District of New York over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement (including any claims involving the Debt Financing Sources or otherwise arising out of or relating to the Debt Financing Sources, the Debt Commitment Letter and/or any fee letters or engagement letters relating thereto).

Section 16.9    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM RELATING TO THE DEBT FINANCING) OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 16.10    Fees and Expenses. Except as otherwise provided in this Agreement, (a) all fees, costs and expenses of Buyer incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Buyer whether or not the Closing is consummated and (b) all fees, costs and expenses of the Company, the Seller Representative, Sellers and Additional Sellers incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Company whether or not the Closing is consummated (but subject to the inclusion of any such amounts in the Seller Transaction Expenses). Notwithstanding the foregoing, Buyer shall be responsible for (i) HSR filing fees and (ii) any premium and other costs of securing the RWI Policy. Sellers shall be responsible for all prepaid premiums and costs to secure the directors’ and officers’ liability insurance policy or policies pursuant to Section 7.6. All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby and any fees of the Escrow Agent, in each case shall be borne equally by the Sellers and Additional Sellers, on the one hand, and Buyer, and on the other hand. Any fees of the Accounting Arbitrator shall be borne by the Parties as provided in Section 2.2(e).

Section 16.11    Entire Agreement, Not Binding Until Executed. This Agreement, including the Disclosure Schedule, Schedules and Exhibits and the other agreements referred to herein (including the Ancillary Agreements), is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Disclosure Schedule, Schedules, Exhibits or such other agreements and this Agreement, including such Disclosure Schedule, Schedules, Exhibits and such other agreements, supersedes any prior understandings, negotiations, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof. Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed and delivered by all of the parties hereto.

Section 16.12    Amendments; No Waiver. Any provision of this Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and the Seller Representative, or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that the Seller Representative shall have the authority to sign any such waiver on behalf of any Seller or Additional Seller. No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Notwithstanding the foregoing, none of Section 16.5, Section 16.6, Section 16.8, Section 16.9, this Section 16.12 and Section 16.13(b) (and any provision of this Agreement to the extent an amendment, modification, waiver, supplement or termination of such provision would modify the substance of any of such Sections) may be amended in any manner that is adverse to the Debt Financing Sources without the written consent of the Debt Financing Sources.

Section 16.13    No Recourse Against Third Parties.

(a) Notwithstanding any other provision of this Agreement, except to the extent otherwise agreed in writing, no claim (whether at law or in equity, whether in contract, tort, statute or otherwise) may be asserted by the Company Members, Blocker, the Sellers, Additional Sellers, Buyer, any Affiliate of any of the foregoing (including, with respect to Buyer, from and after the Closing, any Company Member) or any Person claiming by, through or for the benefit of any of them, against any Person who is not a party to this Agreement, including any equityholders, partners, members, controlling persons, directors, officers, employees, incorporators, managers, agents, Representatives or Affiliates of Buyer or any Company Member, Blocker, Seller, Additional Seller or the heirs, executors, administrators, successors or assigns of any of the foregoing (or any Affiliate of the foregoing) that is not a party to this Agreement (each a “Non-Party Affiliate”) with respect to matters arising out of, related to, based upon, or in connection with the business of the Company Members, the Company Members, this Agreement, the Ancillary Agreements or their subject matter or the transactions contemplated hereby or thereby or with respect to any actual or alleged inaccuracies, misstatements or omissions with respect to information furnished by or on behalf of the Company Members or any Non-Party Affiliate concerning the business of the Company Members, the Company Members, this Agreement or its subject matter, the Ancillary Agreements or the transactions contemplated hereby or thereby.

(b)    No Debt Financing Source shall have any liability, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, for any obligations or Liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby (including any dispute arising out of, or relating in any way to, the Debt Commitment Letter or the performance thereof) and neither the Company Members, Blocker, the Sellers, Buyer, any Affiliate of any of the foregoing or any Non-Party Affiliate shall be entitled to seek specific performance of any rights of Buyer or any Affiliate thereof to cause the Debt Financing to be funded; provided that, notwithstanding the foregoing, nothing in this Section 16.13(b) shall in any way limit or modify the rights and obligations of Buyer this Agreement or under the Debt Commitment Letter or any Debt Financing Source’s obligations to Buyer under the Debt Commitment Letter.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

BUYER

COYOTE ACQUISITION CO.

By:	/s/ Brad West
Name:	Brad West
Title:	Vice President, Secretary and Treasurer

PARENT

PGT INNOVATIONS, INC.

By:	/s/ Jeffrey T. Jackson
Name:	Jeffrey Jackson
Title:	Chief Executive Officer and President

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

BLOCKER SELLER

PWP GROWTH EQUITY FUND I (B) LP

By:	/s/ Aaron Hood
Name:	Aaron Hood
Title:	Authorized Person

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

THE COMPANY

GEF WW PARENT LLC

By:	/s/ Scott Gates
Name:	Scott Gates
Title:	CEO

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

SELLER AND THE SELLER REPRESENTATIVE

PWP GROWTH EQUITY FUND I LP

By: PWP Growth Equity Fund I GP, LLC, its General Partner

By:	/s/ Aaron Hood
Name:	Aaron Hood
Title:	Authorized Person

SELLERS

PWP GROWTH EQUITY FUND I (B) LP

By: PWP Growth Equity Fund I GP, LLC, its General Partner

By:	/s/ Aaron Hood
Name:	Aaron Hood
Title:	Authorized Person

WWS CP LP

By: PWP Growth Equity Fund I GP, LLC, its General Partner

By:	/s/ Aaron Hood
Name:	Aaron Hood
Title:	Authorized Person

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

SELLER

GEF WW PARENT MANAGEMENT POOL LLC

By: GEF WW Parent Management Pool Holdings LLC, its Managing Member

By: PWP Growth Equity Fund I GP, LLC, its Managing Member

By:	/s/ Aaron Hood
Name:	Aaron Hood
Title:	Authorized Person

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

SELLER

WW MANAGEMENT AGGREGATOR LLC

By:	/s/ Scott Gates
Name:	Scott Gates
Title:	Managing Member

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

BLOCKER

WWS BLOCKER LLC

By:	/s/ Aaron Hood
Name:	Aaron Hood
Title:	Authorized Person

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

ADDITIONAL SELLER

CAPITALA FINANCE CORP.

By:	/s/ Joseph Alala III
Name:	Joseph B. Alala, III
Title:	President and CEO

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.

ADDITIONAL SELLER

THEODORE C. NARK AND LOURDES A. BOTTGER AS CO-TRUSTEES OF THE NARK LIVING TRUST, ESTABLISHED JUNE 10, 2003

By:	/s/ Ted Nark
Name:	Ted Nark
Title:

[Signature Page to Purchase Agreement]